As filed with the Securities and Exchange Commission on August 1, 2008

Registration Statement File No. 333-152420

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1 to Form S-1 on
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________

RAPTOR PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Delaware	2834	98-0379351
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

9 Commercial Blvd., Suite 200
Novato, CA  94949
(415) 382-8111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________
Kim R. Tsuchimoto
9 Commercial Blvd., Suite 200
Novato, CA  94949
(415) 382-8111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________________

Copies to:
Siobhan McBreen Burke, Esq.
Paul, Hastings, Janofsky & Walker, LLP
515 South Flower Street, 25th Floor
Los Angeles, CA  90071
_______________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share	20,000,000 Shares	$0.49	$9,800,000	$385.14
Shares of Common Stock, par value $0.001 per share, underlying the Warrants included as part of the Units	10,000,000 Shares	$0.49	$4,900,000	$192.57
Shares of Common Stock, par value $0.001 per share, underlying the Warrants issued to placement agents	2,100,000 Shares	$0.49	$1,290,000	$50.70
Total			$15,990,000	$628.41(1)

(1)                 This registration statement covers shares of our common stock and shares of our common stock underlying the following securities issued by us: (i) 20,000,000 shares of common stock and 10,000,000 shares of common stock issuable upon exercise of Warrants, such securities issued together as Units, each such Unit consisting of one share of common stock and one Warrant to purchase ½ share of common stock, in connection with our common stock financing which closed in May and June 2008; and (ii) 2,100,000 shares of common stock issuable upon exercise of Warrants issued to placement agents in connection with selling efforts in our common stock financing described in clause (i).  In addition, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement carries forward the registration of 9,133,333 shares of common stock and 9,133,333 shares of common stock issuable upon exercise of Warrants included in and previously registered on a registration statement on Form SB-2, filed with the Securities and Exchange Commission on June 21, 2006 (Registration Statement File No. 333-135207) as to which a registration fee in the amount of $1,319.31 has already been paid.  However, 2,641,666 shares of common stock previously registered have been sold and are not covered by this registration statement.  Pursuant to and in accordance with Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)                 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $0.49, and low, or $0.49, sales prices of our common stock on July 15, 2008, as quoted on the Financial Industry Regulatory Authority (“FINRA”) Over the Counter Bulletin Board (“OTCBB”).  It is not known how many shares of Common Stock will be sold under this registration statement or at what price or prices such shares will be sold.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT RELATES TO SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM SB-2 NO. 333-135207 AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH REGISTRATION STATEMENT.  THIS POST EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.  REGISTRATION STATEMENT ON FORM SB-2 NO. 333-135207 INITIALLY COVERED 18,266,666 SHARES OF COMMON STOCK, OF WHICH 2,641,666 SHARES ARE NO LONGER REQUIRED TO BE REGISTERED AND 15,625,000 SHARES ARE BEING REGISTERED HEREUNDER.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Form S-1 (File No.  333-152420) (the “Form S-1”) on Form S-1/A is being filed by the registrant for the purpose of (i) generally updating the disclosure contained in the Form S-1 and (ii) filing an opinion and consent of Paul, Hastings, Janofsky & Walker LLP, counsel for the registrant.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, Dated August 1, 2008

PROSPECTUS

47,725,000 SHARES OF COMMON STOCK

This prospectus is registering an aggregate of 47,725,000 shares of common stock, par value $0.001, of Raptor Pharmaceuticals Corp., a Delaware corporation, including shares issuable upon the exercise of warrants to purchase our common stock, and relates to the resale of such shares by the selling stockholders identified in this prospectus.

The selling stockholders or their permitted transferees or other successors in interest may, but are not required to, sell their holdings of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for the shares or in negotiated transactions.  See “Plan of Distribution” on page 78 for a description of how the selling stockholders may dispose of the shares covered by this prospectus.  We do not know when or in what amount the selling stockholders may offer the shares for sale.

We will not receive any of the proceeds from sales of common stock made by the selling stockholders pursuant to this prospectus.  We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is quoted in the FINRA OTCBB under the symbol “RPTP”.  On July 31, 2008, the last reported sales price for our common stock was $0.51 per share .

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2008.

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	5
Cautionary Note Regarding Forward-Looking Statements	18
Use Of Proceeds	20
Determination Of Offering Price	20
Market Price Information For Common Stock	20
Capitalization	28
Dilution	28
Selected Historical Consolidated Financial And Operating Information	28
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	30
Business	43
Proprietary Rights	50
Regulatory Exclusivities	50
Competition	51
Management	57
Security Ownership Of Certain Beneficial Owners And Management	63
Executive Compensation	64
Selling Stockholders	74
Plan Of Distribution	78
Description Of Securities	80
Legal Matters	83
Experts	83
Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	83
Where You Can Find More Information	84
Index To Consolidated Financial Statements	F-1

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities.  You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 5 of this prospectus and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities.  Please see the section titled, “Where You Can Find More Information,” beginning on page 84 of this prospectus.  Unless the context indicates otherwise, references to “Raptor,” “the Company,” “we,” “us,” or “our,” refers to Raptor Pharmaceuticals Corp. and our wholly-owned subsidiaries, Raptor Pharmaceutical Inc. and Bennu Pharmaceuticals Inc.

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents incorporated by reference into the registration statement of which this prospectus forms a part.  We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this document or incorporated by reference herein is accurate only on the date of this document.  Our business, financial condition, results of operations and prospects may have changed since such date.  Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Some of the industry data contained in this prospectus is derived from data from various third-party sources.  We have not independently verified any of this information and cannot assure you of its accuracy or completeness.  While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 5 of this prospectus.

Our Business

Raptor Pharmaceuticals Corp. (“Raptor” or the "Company”) is a development-stage, biopharmaceutical company.  We focus on the clinical development and regulatory approval of novel pharmaceutical agents to treat unmet medical diseases.  We are developing drug therapies to treat: genetic diseases such as Nephropathic Cystinosis (“Cystinosis”), Huntington’s Disease (“HD”), Batten Disease; metabolic diseases including Non-Alcoholic Steatohepatitis (“NASH”) and Aldehyde Dehydrogenase, or ALDH2, Deficiency (“Ethanol Intolerance”); and liver diseases including primary liver cancer (“HCC”) and hepatitis.

Our clinical division advances internally developed and in-licensed clinical-stage product candidates toward marketing approval and commercialization.  Our preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins to target cancer, neurodegenerative disorders and infectious diseases.

Since October 2007, we acquired the rights to two Phase II clinical-stage drug candidates, ConviviaTM and DR Cysteamine.

Overview of Our Drug Product Candidates; Current and Planned Development

Our business is focused on the development of new drugs based on our acquired, developed and licensed technologies. We own, or have exclusive licensed rights to, drug product candidates in various active stages of development to treat the following disease indications:

Drug Product Candidate	Disease Indication	Current Stage of Development
Delayed release, enteric-coated cysteamine bitartrate (“DR Cysteamine”)	Nephropathic Cystinosis (“Cystinosis”)	Phase II (ongoing, open IND) Orphan Product Designation
DR Cysteamine	Non-Alcoholic Steatohepatitis (“NASH”)	Phase IIa (pending, open IND)
DR Cysteamine	Huntington’s Disease (“HD”)	Phase II (planned for 2009) Orphan Product Designation
DR Cysteamine	Batten Disease	Phase II (planned for 2009)
ConviviaTM	Aldehyde Dehydrogenase (“ALDH2”) Deficiency (“Ethanol Intolerance”)	Phase IIa (ongoing, IND exemption granted by FDA)
HepTideTM	Hepatocellular Carcinoma (“HCC”)	Preclinical (ongoing)
HepTideTM	Hepatitis C	Preclinical (ongoing)
WntTideTM	Breast Cancer	Preclinical (ongoing)
NeuroTransTM	Neurodegenerative Diseases	Preclinical (ongoing)

There can be no assurance that the U.S. Food and Drug Administration (“FDA”) will approve the sale of any of these product candidates, if, and when, we submitted marketing applications to them. Due to the long-term process entailed in drug development, we do not currently anticipate that we will derive any revenues from sales of our product candidates within the next 18 months. We do not have any bank credit lines and have financed the majority of our prior operations through the sale of securities. The estimated cost of completing the development of our current and proposed product candidates and of obtaining all required regulatory approvals to market our current and proposed product candidates is substantially greater than the amount of funds we currently have available. Although we have raised $10 million of gross proceeds through our sale of equity in May and June 2008, we believe that our current cash balances will be sufficient to fund our planned level of operations only into the second calendar quarter of 2009. We may seek to obtain additional funds through additional financing sources, including possible sales of our securities, and strategic alliances with other pharmaceutical or biomedical companies, but there can be no assurance that we will be able to obtain any additional funding from any potential financing sources, or create any such alliances, or that the terms under which we would obtain any funding will be sufficient to fund our operations. If we are unsuccessful or only partly successful in our efforts to secure additional funding, some or all of our current and proposed product candidates could be delayed and we could be forced to reduce the scope of our research and development projects or otherwise limit or terminate our operations altogether.

Company History

▪             Corporate Structure

We were incorporated in the State of Nevada on April 1, 2002 under the name of Highland Clan Creations Corp. On June 9, 2006, we merged with our wholly-owned subsidiary, Raptor Pharmaceuticals Corp. incorporated on May 5, 2006 in Delaware. As a result, we were reincorporated from the State of Nevada to the State of Delaware and changed our name to Raptor Pharmaceuticals Corp.

On May 25, 2006, we acquired 100% of the outstanding capital stock of Raptor Pharmaceutical Inc. (incorporated in Delaware on September 8, 2005), a development-stage research and development company and on June 9, 2006, we disposed of our former wholly-owned subsidiary, Bodysentials Health & Beauty Inc., which sold nutritional milkshakes and drinks on the Internet. On August 1, 2007, we formed Bennu Pharmaceuticals Inc. as our wholly-owned subsidiary for the purpose of developing clinical-stage drug product candidates through to commercialization.

▪              Financing History

Initial Investors

On May 25, 2006, in exchange for all of the outstanding common stock of Raptor Pharmaceutical Inc., we issued 8,000,000 shares of common stock to the Raptor Pharmaceutical Inc. stockholders including 3,000,000 shares of our common stock to each of Christopher M. Starr, Ph.D., and Todd C. Zankel, Ph.D., our Chief Executive Officer and Chief Scientific Officer, respectively, 1,000,000 shares of our common stock to Erich Sager, a member of our Board of Directors and 1,000,000 shares of common stock to an unrelated third party.  These initial stockholders of Raptor Pharmaceutical Inc. purchased common stock of Raptor Pharmaceutical Inc. when it was a privately held company for the following amounts of proceeds:  Dr. Starr $5,000; Dr. Zankel $5,000; Mr. Sager $100,000 and the unrelated third party $200,000.

$5 Million Financing and Reverse Merger

Pursuant to an agreement dated March 8, 2006, with Highland Clan Creations Corp. (“HCCC”), on May 25, 2006, we closed a $5 million financing concurrent with a reverse merger. As part of that agreement, HCCC loaned us $0.2 million to be repaid with accrued interest upon the earlier of six months or the closing of the financing. Also, the agreement stated that pending the closing of at least a $3.5 million financing, HCCC would be obligated to issue 800,000 units as fees to a placement agent and $30,000 in commissions to an investment broker. In the financing HCCC sold 8,333,333 units at $0.60 per unit. Each unit consisted of one share of our common stock and one common stock purchase warrant exercisable for one share of our common stock at $0.60 per share. The warrants were exercisable for 18 months and expired on November 25, 2007.  Gross proceeds from the financing were $5 million and net proceeds after the repayment of the $0.2 million loan plus interest and the deduction of commissions and legal fees totaled approximately $4.6 million. Prior to the warrants expiring, we received $3,895,000 in gross proceeds from the exercise of warrants in exchange for 6,491,667 shares of our common stock.

12.5 million shares of our common stock that were held by the original stockholders of HCCC prior to the reverse merger are reflected in our common stock outstanding. Prior to the reverse merger, certain previous stockholders of HCCC agreed to retire 26,805,000 shares of our common stock.

In connection with this financing, we granted registration rights to the investors in this financing, pursuant to which we agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the common stock and all shares of common stock issuable upon the exercise of the warrants sold in this financing.   The registration statement was filed on a Form SB-2 in June 2006 and became effective as of July 10, 2006.

Issuance of Common Stock Pursuant to Stock Option Exercises

Since inception, we received $8,700 from the exercise of stock options resulting in the issuance of 14,500 shares of our common stock.

Resale Offering

Common stock offered by selling stockholders:	47.725 million shares
Use of proceeds:
The selling stockholders will receive all net proceeds from any resale of our common stock covered by this prospectus. We will not receive any proceeds from any such resale.

Any proceeds we receive from the exercise of warrants to purchase the shares included in the shares that are being offered by the selling stockholders hereunder will be used to continue the development of our product candidates and to expand the development of our drug pipeline and for general working capital. See “Use of Proceeds” on page 20.

Risk Factors	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the shares.
OTCBB Symbol:	RPTP

2008 Private Placement

During May and June 2008, we closed a private placement of 20,000,000 units of our securities, each unit comprised of one share of our common stock and one warrant to purchase one half of one share of our common stock, at a unit purchase price of $0.50 per unit.  The warrants, exercisable for two years from closing, entitle the investors to purchase up to an aggregate of 10,000,000 shares of our common stock at an exercise price of $0.75 per share during the first year and $0.90 per share during the second year.

In connection with this private placement, we issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing.  Placement agents were issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing as well as a cash fee based upon the proceeds of the sale of the units of the private placement.  We issued to placement agents warrants to purchase in the aggregate 2,100,000 shares of our common stock at an exercise price of $0.55 per share for a five year term and we paid to placement agents cash fees totaling $700,000.  Of the placement agents compensated, Limetree Capital was issued warrants to purchase 1,882,650 shares of our common stock and was paid cash commissions of $627,550.  One of our Board members serves on the board of directors of Limetree Capital.

In connection with this financing, we granted registration rights to the investors in this financing, pursuant to which we agreed to file a registration statement with the SEC covering the resale of the common stock and all shares of common stock issuable upon the exercise of the warrants no later than 60 days following the initial closing of such financing.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the specific risks detailed in this “Risk Factors” section before making a decision to invest in our common stock, together with all of the other information contained in this prospectus. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

If we fail to obtain the capital necessary to fund our operations, our financial results, financial condition and our ability to continue as a going concern will be adversely affected and we will have to delay or terminate some or all of our product development programs.

Our condensed consolidated financial statements as of May 31, 2008 have been prepared assuming that we will continue as a going concern. As of May 31, 2008, we had an accumulated deficit of approximately $10.1 million. We expect to continue to incur losses for the foreseeable future and will have to raise substantial cash to fund our planned operations.

We believe that our cash and cash equivalents balances as of May 31, 2008 of approximately $2.5 million, plus the $7.6 million in proceeds received in June 2008 from the sale of our securities, will be sufficient to meet our obligations into the second calendar quarter of 2009. We anticipate that we will need to raise funds in the future for the continued development of our drug development programs.  We will need to sell equity or debt securities to raise additional funds. The sale of additional securities may result in additional dilution to our stockholders. Additional financing may not be available in amounts or on terms satisfactory to us or at all. We may be unable to raise additional financing when needed due to a variety of factors, including our financial condition, the status of our research and development programs, and the general condition of the financial markets. If we fail to raise additional financing as we need such funds, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

If we obtain additional financing, we expect to continue to spend substantial amounts of capital on our operations for the foreseeable future. The amount of additional capital we will need depends on many factors, including:

•	the progress, timing and scope of our preclinical studies and clinical trials;
•	the time and cost necessary to obtain regulatory approvals;
•	the time and cost necessary to develop commercial manufacturing processes, including quality systems, and to build or acquire manufacturing capabilities;
•	the time and cost necessary to respond to technological and market developments; and
•
any changes made or new developments in our existing collaborative, licensing and other corporate relationships or any new collaborative, licensing and other commercial relationships that we may establish.

Moreover, our fixed expenses such as rent, collaboration and license payments and other contractual commitments are substantial and will likely increase in the future. These fixed expenses are likely to increase because we expect to enter into:

•	additional licenses and collaborative agreements;
•	Contracts for manufacturing, clinical and preclinical research, consulting, maintenance and administrative services; and

•	Financing facilities.

We are an early development stage biotechnology research and development company and may never be able to successfully develop marketable products. If we are unable to achieve at least one of our major clinical objectives in the next 12 months, our ability to continue as a going concern will be adversely impacted.

We are an early development stage company and have not generated any revenues to date and have a limited operating history. Many of our drug product candidates are in the concept stage and have not undergone significant testing in preclinical studies or any testing in clinical trials. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our drug product candidates will ever be approved for sale or generate commercial revenues. We have a limited relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of drug product candidates either in preclinical testing or in clinical trials, failure to establish business relationships, and competitive disadvantages against larger and more established companies.  There can be no assurances that our research and development activities will be successful. We will need to achieve at least one of our major clinical objectives, as outlined under “Plan of Operation” below, in the next 12 months or our ability to continue as a going concern will be adversely impacted.

Even if we are able to develop our drug product candidates, we may not be able to receive regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which would adversely affect our financial results and financial condition and we would have to delay or terminate some or all of our research product development programs.

All of our drug product candidates are theoretical and will require extensive additional research and development, including preclinical testing and clinical trials, as well as regulatory approvals, before we can market them.

We cannot predict if or when any of the drug product candidates we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our drug product candidates. These include:

•	the possibility that preclinical testing or clinical trials may show that our drug product candidates are ineffective and/or cause harmful side effects;
•	our drug product candidates may prove to be too expensive to manufacture or administer to patients;
•	our drug product candidates may fail to receive necessary regulatory approvals from the FDA or foreign regulatory authorities in a timely manner, or at all;
•	our drug product candidates, if approved, may not be produced in commercial quantities or at reasonable costs;
•	our drug product candidates, if approved, may not achieve commercial acceptance;
•	regulatory or governmental authorities may apply restrictions to our drug product candidates, which could adversely affect their commercial success; and
•	the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our drug product candidates.

If we fail to develop our drug product candidates, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research product development programs and may be forced to cease operations.

If we are limited in our ability to utilize acquired or licensed technologies, we may be unable to develop, out-license, market and sell our product candidates, which could cause delayed new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

We have acquired and licensed certain proprietary technologies, discussed in the following risk factors, and plan to further license and acquire various patents and proprietary technologies owned by third parties. These agreements are critical to our product development programs. These agreements may be terminated, and all rights to the technologies and product candidates will be lost, if we fail to perform our obligations under these agreements and licenses in accordance with their terms including, but not limited to, our ability to make all payments due under such agreements. Our inability to continue to maintain these technologies could materially adversely affect our business, prospects, financial condition, and operating results. In addition, our business strategy depends on the successful development of these licensed and acquired technologies into commercial products, and, therefore, any limitations on our ability to utilize these technologies may impair our ability to develop, out-license, market and sell our product candidates, delay new product introductions, and/or adversely affect our reputation, any of which could have a material adverse effect on our business, prospects, financial condition, and operating results.

If the purchase or licensing agreements we entered into are terminated, we will lose the right to use or exploit our owned and licensed technologies, in which case we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected and we may have to cease our operations.

We entered into an asset purchase agreement with BioMarin for the purchase of intellectual property related to the RAP technology, an asset purchase agreement with Convivia for the purchase of intellectual property related to the ALDH2 deficiency program, a licensing agreement with Washington University for Mesd, and a licensing agreement with UCSD for DR Cysteamine. BioMarin, Washington University and UCSD may terminate their respective agreements with us upon the occurrence of certain events, including if we enter into certain bankruptcy proceedings or if we materially breach our payment obligations and fail to remedy the breach within the permitted cure periods. Although we are not currently involved in any bankruptcy proceedings or in breach of these agreements, there is a risk that we may be in the future, giving BioMarin, Washington University, UCSD the right to terminate their respective agreements with us. Except for the Convivia agreement, we have the right to terminate these agreements at any time by giving prior written notice. If the BioMarin, Washington University  or  UCSD agreements  are  terminated  by  either  party, we  would  be  forced  to assign back to BioMarin, in the case of the BioMarin agreement, all of our rights, title and interest in and to the intellectual property related to the RAP technology, would lose our rights to the Mesd technology, in the case of the Washington University agreement and would lose our rights to DR Cysteamine, in the case of UCSD. Under such circumstances, we would have no further right to use or exploit the patents, copyrights or trademarks in those respective technologies. If this happens, we will have to delay or terminate some or all of our research and development programs, our financial condition and operating results will be adversely affected, and we may have to cease our operations.

If we fail to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop our drug product candidates.

Our competitors compete with us to attract established biotechnology and pharmaceutical companies or organizations for acquisitions, joint ventures, licensing arrangements or other collaborations. Collaborations include licensing proprietary technology from, and other relationships with, academic research institutions. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Other companies have already begun many drug development programs, which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug product candidates. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products.

If we do not achieve our projected development goals in the time frames we announce and expect, the credibility of our management and our technology may be adversely affected and, as a result, our financial condition may suffer.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stockholders may lose confidence in our ability to meet these milestones and, as a result, the price of our common stock may decline.

Our product development programs will require substantial additional future funding which could impact our operational and financial condition.

It will take several years before we are able to develop marketable drug product candidates, if at all. Our product development programs will require substantial additional capital to successfully complete them, arising from costs to:

•	conduct research, preclinical testing and human studies;
•	establish pilot scale and commercial scale manufacturing processes and facilities; and
•	establish and develop quality control, regulatory, marketing, sales, finance and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

•	the pace of scientific progress in our research and development programs and the magnitude of these programs;
•	the scope and results of preclinical testing and human clinical trials;
•	our ability to obtain, and the time and costs involved in obtaining regulatory approvals;
•	our ability to prosecute, maintain, and enforce, and the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
•	competing technological and market developments;
•	our ability to establish additional collaborations;
•	changes in our existing collaborations;
•	the cost of manufacturing scale-up; and
•	the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

Additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further development or commercialization of our drug product programs, to sell some or all of our technology or assets, to merge with another entity or cease operations.

If we fail to demonstrate efficacy in our preclinical studies and clinical trials our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our development and commercialization efforts will be greatly dependent upon our ability to demonstrate drug product candidate efficacy in preclinical studies, as well as in clinical trials. Preclinical studies involve testing drug product candidates in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain preclinical data reveals potential safety issues or the results are inconsistent with an expectation of the drug product candidate’s efficacy in humans, the regulatory agencies may require additional more rigorous testing, before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our drug product candidates or technologies if, in the judgment of our management and advisors, the preclinical test results do not support further development.

Moreover, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our drug product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug product candidate and may delay development of other drug product candidates. Any delay in, or termination of, our preclinical testing or clinical trials will delay the filing of our investigational new drug application (“IND”) and new drug application (“NDA”) with the FDA and, ultimately, our ability to commercialize our drug product candidates and generate product revenues. In addition, some of our clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. Following successful preclinical testing, drug product candidates will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies. From first clinical trial through product approval can take eight years, on average in the U.S.

If any of our future clinical development drug product candidates become the subject of problems, including those related to, among others:

•	efficacy or safety concerns with the drug product candidates, even if not justified;
•	unexpected side-effects;
•	regulatory proceedings subjecting the drug product candidates to potential recall;
•	publicity affecting doctor prescription or patient use of the drug product candidates;
•	pressure from competitive products; or
•	introduction of more effective treatments;

our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs.

Each clinical phase is designed to test attributes of drug product candidates and problems that might result in the termination of the entire clinical plan can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

If we do not obtain the support of new, and maintain the support of existing, key scientific collaborators, it may be difficult to establish products using our technologies as a standard of care for various indications, which may limit our revenue growth and profitability and could have a material adverse effect on our business, prospects, financial condition and operating results.

We will need to establish relationships with additional leading scientists and research institutions. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. Although we have established a Medical and Scientific Advisory Board and research collaborations, there is no assurance that our Advisory Board members and our research collaborators will continue to work with us or that we will be able to attract additional research partners. If we are not able to maintain existing or establish new scientific relationships to assist in our research and development, we may not be able to successfully develop our drug product candidates.

If we fail to obtain or maintain orphan drug exclusivity for some of our drug product candidates, our competitors may sell products to treat the same conditions and our revenues will be reduced.

As part of our business strategy, we intend to develop some drugs that may be eligible for FDA and European Union (“EU”) orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the U.S. The company that first obtains FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. Orphan drug exclusive marketing rights may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a 10-year period of market exclusivity.

Because the extent and scope of patent protection for some of our drug products is particularly limited, orphan drug designation is especially important for our products that are eligible for orphan drug designation. For eligible drugs, we plan to rely on the exclusivity period under Orphan Drug Act designation to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products that do not have patent protection, our competitors may then sell the same drug to treat the same condition and our revenues will be reduced.

Even though we have obtained orphan drug designation for DR Cysteamine for the treatment of nephropathic cystinosis and Huntington’s Disease, and even if we obtain orphan drug designation for our future drug product candidates, due to the uncertainties associated with developing pharmaceutical products, we may not be the first to obtain marketing approval for any orphan indication. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

The fast-track designation for our drug product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these product development programs.

Although we have received Orphan Drug Designations from the FDA as described above, our drug product candidates may not receive an FDA fast-track designation or priority review.  Under fast-track designation, the FDA may initiate review of sections of a fast-track drug’s NDA before the application is complete. However, the FDA’s time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, the fast-track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.   Under the FDA policies, a drug candidate is eligible for priority review, or review within a six-month time frame from the time a complete NDA is accepted for filing, if the drug candidate provides a significant improvement compared to marketed drugs in the treatment, diagnosis or prevention of a disease. A fast-track designated drug candidate would ordinarily meet the FDA’s criteria for priority review. The fast-track designation for our drug product candidates, if obtained, may not actually lead to a faster review process and a delay in the review process or in the approval of our products will delay revenue from the sale of the products and will increase the capital necessary to fund these product development programs.

Because the target patient populations for some of our products are small, we must achieve significant market share and obtain high per-patient prices for our products to achieve profitability.

Our clinical development of DR Cysteamine targets diseases with small patient populations, including nephropathic cystinosis, Huntington’s Disease and Batten Disease. If we are successful in developing DR Cysteamine and receive regulatory approval to market DR Cysteamine for a disease with a small patient population, the per-patient prices at which we could sell DR Cysteamine for these indications must be relatively high in order to recover our development costs and achieve profitability. We believe that we will need to market DR Cysteamine for these indications worldwide to achieve significant market penetration of each product.

We may not be able to market or generate sales of our products to the extent anticipated.

Assuming that we are successful in developing our drug product candidates and receive regulatory clearances to market our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

•
Certain of our competitors in the field have already received regulatory approvals for and have begun marketing similar products in the U.S., the EU, Japan and other territories, which may result in greater physician awareness of their products as compared to ours.

•
Information from our competitors or the academic community indicating that current products or new products are more effective than our future products could, if and when it is generated, impede our market penetration or decrease our future market share.

•	Physicians may be reluctant to switch from existing treatment methods, including traditional therapy agents, to our future products.
•	The price for our future products, as well as pricing decisions by our competitors, may have an effect on our revenues.
•
Our future revenues may diminish if third-party payers, including private healthcare coverage insurers and healthcare maintenance organizations, do not provide adequate coverage or reimbursement for our future products.

There are many difficult challenges associated with developing proteins that can be used to transport therapeutics across the blood-brain barrier.

Our RAP technology has a potential clinical use as a drug transporter through the blood-brain barrier. However, we do not know that our technology will work or work safely. Many groups and companies have attempted to solve the critical medical challenge of developing an efficient method of transporting therapeutic proteins from the blood stream into the brain. Unfortunately, these efforts to date have met with little success due in part to a lack of adequate understanding of the biology of the blood-brain barrier and to the enormous scientific complexity of the transport process itself.

In the research and development of our RAP technology, we will certainly face many of the same issues that have caused these earlier attempts to fail. It is possible that:

•	we will not be able to produce enough RAP drug product candidates for testing;
•	the pharmacokinetics, or where the drug distributes in the body, of our RAP drug product candidates will preclude sufficient binding to the targeted receptors on the blood-brain barrier;
•	the targeted receptors are not transported across the blood-brain barrier;
•	other features of the blood-brain barrier, apart from the cells, block access molecules to brain tissue after transport across the cells;
•	the targeted receptors are expressed on the blood-brain barrier at densities insufficient to allow adequate transport of our RAP drug product candidates into the brain;

•	targeting of the selected receptors induces harmful side-effects which prevent their use as drugs, or
•	that our RAP drug product candidates themselves cause unacceptable side-effects.

Any of these conditions may preclude the use of RAP or RAP fusion compounds for treating the brain. Based on results from ongoing preclinical studies, the Company may decide to increase, decrease or terminate development activities with the NeuroTrans program.

If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.

We face significant competition from industry participants that are pursuing similar technologies that we are pursuing and are developing pharmaceutical products that are competitive with our drug product candidates. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our compounds, drug product candidates or processes becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as university laboratories, contract manufacturing organizations and contract or clinical research organizations, may result in delays in completing, or a failure to complete, preclinical testing or clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage university laboratories, other biotechnology companies or contract or clinical manufacturing organizations to manufacture drug material for us to be used in preclinical and clinical testing and contract or clinical research organizations to conduct and manage preclinical studies and clinical trials. If we engage these organizations to help us with our preclinical and clinical programs, many important aspects of this process have been and will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform preclinical testing and/or clinical   trials   in  a  satisfactory   manner,  we  may  face   delays   in   completing  our  clinical   trials,  as  well  as commercialization of any of our drug product candidates. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our drug product candidates.

The use of any of our drug product candidates in clinical trials may expose us to liability claims.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our drug product candidates. While we currently do not have any drug product candidates in clinical trials which we are directly sponsoring, we are in the process of planning the testing of our drug product candidate in humans later this year, and when we are in clinical stage testing, our drug product candidates could potentially harm people or allegedly harm people and we may be subject to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already critically ill when they enter a trial. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we currently carry a $3 million clinical product liability insurance policy, it may not be sufficient to cover future claims.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the drug product candidates we are developing. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

The patent positions of biopharmaceutical products are complex and uncertain.

We own or license patent applications related to certain of our drug product candidates. However, these patent applications do not ensure the protection of our intellectual property for a number of reasons, including the following:

•	We do not know whether our patent applications will result in issued patents. For example, we may not have developed a method for treating a disease before others developed similar methods.
•
Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patents, if issued. Competitors may also contest our patents, if issued, by showing the patent examiner that the invention was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose that patent. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

•
Enforcing patents is expensive and may absorb significant time of our management. Management would spend less time and resources on developing drug product candidates, which could increase our operating expenses and delay product programs.

•	Receipt of a patent may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.
•
In addition, competitors also seek patent protection for their technology. Due to the number of patents in our field of technology, we cannot be certain that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our drug product candidate infringes on its patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on its technology, we would face a number of issues, including the  following:

-  Defending a lawsuit takes significant time and can be very expensive.

-  If the court decides that our drug product candidate infringes on the competitor’s patent, we may have to pay substantial damages for past infringement.

- The court may prohibit us from selling or licensing the drug product candidate unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents.

-  Redesigning our drug product candidates so it does not infringe may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing  a  claim  that  someone  else  illegally  obtained  and  is  using  our  trade  secrets,  like patent litigation, is  expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unwilling to grant us any exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling drug product candidates requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or drug product candidates developed in collaboration with other parties.

Our future success depends, in part, on the continued service of our management team.

Our success is dependent in part upon the availability of our senior executive officers, including our Chief Executive Officer, Dr. Christopher M. Starr, our Chief Scientific Officer, Dr. Todd C. Zankel, our Chief Financial Officer, Kim R. Tsuchimoto and Ted Daley, the President of our clinical development subsidiary. The loss or unavailability to us of any of these individuals or key research and development personnel, and particularly if lost to competitors, could have a material adverse effect on our business, prospects, financial condition, and operating results. We have no key-man insurance on any of our employees.

Our success depends on our ability to manage our growth.

If we are able to raise additional financing, we expect to continue to grow our Company, which could strain our managerial, operational, financial and other resources. With the addition of our clinical-stage program and with our plans to in-license and acquire additional clinical-stage product candidates, we will be required to retain experienced personnel in the regulatory, clinical and medical areas over the next several years.   Also, as our preclinical pipeline diversifies through the acquisition or in-licensing of new molecules, we will need to hire additional scientists to supplement our existing scientific expertise over the next several years.

Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to take advantage of future market opportunities or manage successfully our relationships with third parties if we are unable to adequately manage our anticipated growth and the integration of new personnel.

Our executive offices and laboratory facility is located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facility and equipment, or that of our third-party manufacturers or single-source suppliers, which could materially impair our ability to continue our product development programs.

Our executive offices and laboratory facility are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We and the third-party manufacturers with whom we contract and our single-source suppliers of raw materials are also vulnerable to damage from other types of disasters, including fires, floods, power loss and similar events. If any disaster were to occur, our ability to continue our product development programs, could be seriously, or potentially completely impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards. New legislation or regulations such as Section 404 of the Sarbanes-Oxley Act of 2002 follow the trend of imposing stricter corporate governance and financial reporting standards have led to an increase in the costs of compliance for companies similar to ours, including increases in consulting, auditing and legal fees. The new rules could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain  the  same  or  similar  coverage.  The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. Failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in law.

RISKS RELATED TO OUR COMMON STOCK

We are obligated to issue additional common stock based on our contractual obligations, if we meet certain triggering events, if at all.  When we issue such additional common stock, this will result in dilution to common stockholders at the time such additional common stock is issued.

Future milestone payments, as more fully set forth under "Contractual Obligations with Thomas E. Daley (as assignee of the dissolved Convivia, Inc." and "Contractual Obligations with Former Encode Securityholders" below, relating to our acquisition of the Convivia assets and merger with Encode will result in dilution. We may be required to make additional contingent payments of up to 3.3 million shares of our common stock, in the aggregate, under the terms of our acquisition of Convivia assets and merger with Encode, based on milestones related to certain future marketing and development approvals obtained with respect to Convivia and Encode product candidates. This would result in further dilution to our existing stockholders. In connection with other collaborations that we may enter into in the future, we may issue additional shares of common stock or other equity securities, and the value of the securities issued may be substantial and create additional dilution to our existing and future common stockholders.

In May and June 2008, pursuant to a securities purchase agreement for a private placement of units, we issued 20 million shares of our common stock and two-year warrants to purchase 10 million shares of our common stock as well as five-year warrants to purchase 2.1 million shares of our common stock to placement agents in such private placement.  Pursuant to such securities purchase agreement, we agreed to prepare and file a registration statement covering the common stock and common stock underlying warrants sold in such private placement as well as common stock underlying warrants issued to placement agents, in an amount subject to our sole discretion.  The issuance of additional equity securities by us results in a significant dilution to our stockholders.

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. Shares of our common stock are eligible for quotation on the Financial Industry Regulatory Authority (“FINRA”) Over-the-Counter Bulletin Board (“OTC Bulletin Board”) but there has been very limited trading of our common stock. We cannot provide our investors with any assurance that a public market will materialize.

Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operating results, our ability or perceived ability to reach corporate milestones, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of development stage companies. As we are a development stage company such fluctuations may negatively affect the market price of our common stock.

Because we do not intend to pay any cash dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any cash dividends on our common stock since our inception, and we do not anticipate paying any such cash dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and institutional accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the SEC, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our stock price may be volatile, and an investment in our stock could suffer a decline in value.

If we establish a trading market for our common stock, the market price of that stock is likely to fluctuate due to factors including:

•	results of our preclinical studies and clinical trials;
•	commencement and progress of our drug product candidates through the regulatory process;
•	announcements of technological innovations or new products by us or our competitors;
•	government regulatory action affecting our drug product candidates or our competitors’ drug products in both the U.S. and foreign countries;
•	developments or disputes concerning patent or proprietary rights;
•	general market conditions and fluctuations for the emerging growth biotechnology and pharmaceutical market sectors;
•	economic conditions and broad market fluctuations in the U.S. or abroad; and
•	actual or anticipated fluctuations in our operating results.

Anti-takeover provisions under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law as currently in effect may make a change in control of our Company more difficult, even if a change in control would be beneficial to the stockholders. Also, the Company plans to implement a stockholder rights agreement (or poison pill) within the next sixty day.  Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock which is currently authorized but not issued or outstanding and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Our charter contains a prohibition on actions by written consent of our stockholders. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our Company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, these statements can be identified by the use of terminology such as “believes,” “expects,” “anticipates,” “plans,” “may,” “might,” “will,” “could,” “should,” “would,” “projects,” “anticipates,” “predicts,” “intends,” “continues,” “estimates,” “potential,” “opportunity” or the negative of these terms or other comparable terminology.  All statements, other than statements of historical facts, included in this prospectus, including our financial condition, future results of operation, projected revenues and expenses, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing intellectual properties, technologies, products, plans, and objectives of management, markets for our securities, and other matters, are about us and our industry that involve substantial risks and uncertainties and constitute forward-looking statements for the purpose of the safe harbor provided by Section 27A of the Securities Act  and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements, wherever they occur, are necessarily estimates reflecting the best judgment of our senior management on the date on which they were made, or if no date is stated, as of the date of this prospectus. You should not place undue reliance on these statements, which only reflect information available as of the date that they were made. Our business’ actual operations, performance, development and results might differ materially from any forward-looking statement due to various known and unknown risks, uncertainties, assumptions and contingencies, including those described in the section titled “Risk Factors,” and including, but not limited to, the following:

•	our need for, and our ability to obtain, additional funds;
•	uncertainties relating to clinical trials and regulatory reviews;
•	our dependence on a limited number of therapeutic compounds;
•	the early stage of the products we are developing;
•	the acceptance of any future products by physicians and patients;
•	competition and dependence on collaborative partners;
•	loss of key management or scientific personnel;
•	our ability to obtain adequate intellectual property protection and to enforce these rights;
•	our ability to avoid infringement of the intellectual property rights of others; and
•	the other factors and risks described under the section captioned “Risk Factors” as well as other factors not identified therein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, the factors discussed in this prospectus could cause actual results or outcomes to differ materially and/or adversely from those expressed in any forward-looking statements made by us or on our behalf, and therefore we cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on any such forward-looking statements. We cannot give you any assurance that the forward-looking statements included in this prospectus will prove to be accurate and the forward-looking events discussed in this prospectus may not occur. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

You are advised to read carefully the section titled “Risk Factors” beginning on page 5 of this prospectus.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

All subsequent forward-looking statements attributable to Raptor or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Unless required by U.S. federal securities laws and the rules and regulations of the SEC, we do not undertake any obligation and disclaim any intention to update or release publicly any revisions to these forward-looking statements after the filing of this prospectus to reflect later events or circumstances or to reflect the occurrence of unanticipated events or any other reason.

USE OF PROCEEDS

All of our common stock covered by this prospectus is being sold by or for the account of the selling stockholders. We will receive no proceeds from the sale of our common stock by the selling stockholders. However, this prospectus covers the offer of shares of common stock issuable in the future upon the exercise of the warrants to purchase up to an aggregate of 12,100,000 shares of common stock at the following exercise prices: two-year warrants to purchase up to 10,000,000 shares of our common stock are exercisable at $.75 per share during the first year of issuance and $0.90 per share during the second year, subject to adjustment; five-year warrants to purchase up to 2,100,000 shares of our common stock are exercisable at $0.55 per share, but contain a “cashless exercise” feature  that allows the holders, under certain circumstances, to exercise the warrants without making a cash payment to us. If all of these warrants are exercised in full for cash during the second year of the warrant term, we would receive aggregate gross proceeds of approximately $10.2 million or $9.0 million excluding the warrants with the “cashless exercise” feature.  There can be no assurance any of these warrants will be exercised by the selling stockholders at all or that those warrants containing a “cashless exercise” feature will be exercised for cash rather than pursuant to the “cashless exercise” feature. We expect to use proceeds, if any, from exercise of these warrants for general corporate purposes, including, without limitation, development of our product candidates and expansion of our drug pipeline, capital expenditures, possible acquisitions, investments, increasing employee, officer and director compensation so that it is more competitive, and for any other corporate purposes that we may specify in any prospectus supplement. We cannot assure that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell our common stock covered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET PRICE INFORMATION FOR COMMON STOCK

Market Information

Our common stock is quoted on the FINRA OTCBB under the symbol “RPTP”. Prior to June 8, 2006, our common stock had not traded in the public market. The following table sets forth the quarterly high and low trading prices for our common stock for the period from June 8, 2006 through our quarter ended May 31, 2008, as reported by the OTCBB, which reflects inter-dealer quotations, without retail mark-up, mark-down or commission and may not represent actual transactions.

Period	High	Low
2006 Fiscal Period:
June 8, 2006 – August 31, 2006	$0.85	$0.50

2007 Fiscal Quarters:
September 1, 2006 – November 30, 2006	$0.61	$0.46
December 1, 2006 – February 28, 2007	$0.75	$0.54
March 1, 2007 – May 31, 2007	$1.29	$0.58
June 1, 2007 – August 31, 2007	$0.76	$0.41

2008 Fiscal Quarters:
September 1, 2007 – November 30, 2007	$0.66	$0.47
December 1, 2007 – February 29, 2008	$0.62	$0.38
March 1, 2008 – May 31, 2008	$0.67	$0.47

On July 31, 2008, the last reported sale price on the OTCBB for our common stock was $0.51 per share. We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future.  There is no public trading market for our warrants.

Holders of Record

As of July 10, 2008, there were 54 holders of record of 60,330,047 outstanding shares of our common stock, excluding shares held in book-entry form through The Depository Trust Company, and we estimate that the number of beneficial owners of shares of our common stock was approximately 1,000 as of such date. Additionally, on such date, options, held by 22 persons, to acquire 3,755,727 shares and warrants, held by 18 persons, to acquire 13,258,276 shares of our common stock were outstanding.

Dividends

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future cash dividends will be subject to the discretion of our Board of Directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our Board of Directors may deem relevant. Additionally, our ability to pay future cash dividends may be restricted by the terms of any future financing.

Purchase of Equity Securities and Affiliated Purchasers

We have not repurchased any shares of our common stock since inception.

Sales of Unregistered Securities

Stock Options Granted Pursuant to Stock Option Plan

Since September 8, 2005 (inception), we entered into stock option agreements under our 2006 Equity Incentive Plan, as amended, to issue the following stock options to purchase a total of 3,770,227 shares of our common stock:

Grant Date / Type of Stock Option(1)	Type of Optionee	Number of Stock Options	Exercise Price
May 26, 2006 / NQ	Board Members	1,500,000	$0.60
May 26, 2006 / ISO	Employees	400,000	$0.60
May 26, 2006 / ISO	Employees	500,000	$0.66
July 1, 2006 / NQ	Consultant	19,600	$0.70
July 1, 2006 / NQ	Consultant	68,800	$0.70
Sept. 1, 2006 / NQ	Consultant	96,400	$0.60
Sept. 16, 2006 / NQ	Consultant	34,500	$0.56
June 14, 2007 / ISO	Employees	100,000	$0.60
June 14, 2007 / NQ	Board Members	200,000	$0.60
July 24, 2007 / ISO	Employee	30,000	$0.60
Sept. 10, 2007 / ISO	Employee	150,000	$0.52
Sept. 25, 2007 / NQ	Consultants	33,000	$0.50
Oct. 4, 2007 / NQ	Consultant	11,100	$0.58
Oct. 7, 2007 / NQ	Consultant	44,400	$0.58
Dec. 17, 2007 / NQ	Consultants	357,427	$0.57
May 13, 2008 / NQ	Consultant	75,000	$0.53
July 10, 2008 / NQ	Board Member	150,000	$0.52
Total stock option grants		3,770,227

(1)  NQ – Non-qualified stock option.  ISO – Incentive stock options. All stock options expire ten years from grant date. These issuances were exempt from registration under the Securities Act pursuant to an exemption under Section 4(2) thereof as a sale of securities not involving any public offering.  These issuances were made to members of our board of directors, employees and consultants of the Company in exchange for services rendered to the Company by or on behalf of such optionee.  The stock options have various vesting schedules.

The forms of stock option agreements for our 2006 Equity Incentive Plan were filed as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006.

Common Stock Issued Pursuant to Warrant Exercises

Warrant Holder	Warrant Issue Date	Number of Warrants Exercised	Exercise Price	Expiration Date	Exercise Date	Shares Issued Upon Exercise	Proceeds Received

Swiss American	5/25/2006	1,000,000	$0.60	11/25/2007	1/9/2007	1,000,000	$600,000
Banque SCS	5/25/2006	100,000	$0.60	11/25/2007	1/18/2007	100,000	$60,000
Finter Bank	5/25/2006	1,600,000	$0.60	11/25/2007	1/26/2007	1,600,000	$960,000
Quotidian	5/25/2006	333,333	$0.60	11/25/2007	4/17/2007	333,333	$200,000
Mapledown	5/25/2006	250,000	$0.60	11/25/2007	5/17/2008	250,000	$150,000
Aran Asset Mgmt.	5/25/2006	131,666	$0.60	11/25/2007	10/29/2007	131,666	$79,000
Aran Asset Mgmt.	5/25/2006	35,000	$0.60	11/25/2007	11/13/2007	35,000	21,000
Beruska Capital	5/25/2006	800,000	$0.60	11/25/2007	11/23/2007	800,000	480,000
RBC Dominion	5/25/2006	280,000	$0.60	11/25/2007	11/21/2007	280,000	168,000
RBC Dominion	5/25/2006	225,000	$0.60	11/25/2007	11/21/2007	225,000	135,000
Falcon Invest.	5/25/2006	300,000	$0.60	11/25/2007	11/16/2007	300,000	180,000
Haywood Sec.	5/25/2006	100,000	$0.60	11/25/2007	11/23/2007	100,000	60,000
Haywood Sec.	5/25/2006	50,000	$0.60	11/25/2007	11/23/2007	50,000	30,000
Haywood Sec.	5/25/2006	100,000	$0.60	11/25/2007	11/23/2007	100,000	60,000
Haywood Sec.	5/25/2006	50,000	$0.60	11/25/2007	11/23/2007	50,000	30,000
Canaccord	5/25/2006	208,334	$0.60	11/25/2007	11/23/2007	208,334	125,000
Canaccord	5/25/2006	208,334	$0.60	11/25/2007	11/23/2007	208,334	125,000
Swiss American	5/25/2006	20,000	$0.60	11/25/2007	11/28/2007	20,000	12,000
Schroeders	5/25/2006	700,000	$0.60	11/25/2007	11/29/2007	700,000	420,000
Total warrant exercises		6,491,667				6,491,667	$3,895,000

The table above reflects common stock warrants exercised since September 8, 2005 (inception).  All of these warrants were issued in connection with a private placement of common stock and warrants in May 2006 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and the common stock issued upon exercise of the warrants have been registered for resale pursuant to our registration statement on Form SB-2, as amended, which was declared effective on July 10, 2006. As a result of the exercise of the warrants, we received aggregate net cash proceeds of approximately $3.9 million and used the proceeds for working capital purposes.

We claim an exemption from the registration requirements of the Securities Act for the issuance of our common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about us and their investment.

Other Issuances of Common Stock

May 2006 Private Placement

Pursuant to an agreement dated March 8, 2006, with Highland Clan Creations Corp. (“HCCC”), on May 25, 2006, we closed a $5 million financing concurrent with a reverse merger. The agreement stated that pending the closing of at least a $3.5 million financing, HCCC would be obligated to issue 800,000 units as fees to a placement agent and $30,000 in commissions to an investment broker. In the financing, HCCC sold 8,333,333 units at $0.60 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant exercisable for one share of common stock at $0.60 per share. The warrants were exercisable for 18 months, expiring on November 25, 2007.

This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act, and the common stock issued and issuable upon exercise of the warrants have been registered for re-sale pursuant to our registration statement on Form SB-2, as amended, which was declared effective on July 10, 2006.

We claim an exemption from the registration requirements of the Securities Act for the issuance of common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about us and their investment.  The proceeds from this transaction were used to fund working capital to start up and expand our research and development business.

May 2006 Private Placement Securityholder	Number of Shares of Common Stock Purchased	Number of Warrants Exercisable for One Share of Common Stock
Robert Janak	85,000	85,000
Capella Investments Inc.	833,333	833,333
Bank Sal. Oppenheim jr. & Cie. (Switzerland) Ltd.	1,100,000	1,100,000
Robert J.S. Burton	10,000	10,000
Falcon Corporate Investments Ltd.	300,000	300,000
Finter Bank Zurich	1,600,000	1,600,000
Schroder & Co Bank AG	700,000	700,000
Aran Asset Management SA	166,666	166,666
Clive Ronald Needham	10,000	10,000
Yvonne New	50,000	50,000
Alex Bolongaro	90,000	90,000
Mary-Ellen Meyers	50,000	50,000
Peggy Yu	10,000	10,000
C. Channing Buckland	100,000	100,000
Rolf Tevely	150,000	150,000
Robert Lim	150,000	150,000
Jeana Traviss	40,000	40,000
Brett Holdings Ltd.	100,000	100,000
Shery Wittenberg	116,666	116,666
Gary D. Curson	208,334	208,334
Nitro-Gen Pty Ltd.	208,334	208,334
Sam Belzberg	280,000	280,000
Quotidian No. 2 Pty Limited	333,333	333,333
Banque SCS Alliance SA	100,000	100,000
VC Group Investments	550,000	550,000
Rosalie Holdings, Inc.	75,000	75,000
Beacon Ventures, Inc.	100,000	100,000
Mapledown Limited	250,000	250,000
La Hougue Financial Management Services Limited	66,667	66,667
Scooter Holdings	100,000	100,000
Erwin Speckert	400,000	400,000
Beruska Capital Inc. (1)	800,000	800,000
Total securities issued in connection with May 2006 private placement	9,133,333	9,133,333

(1)  On June 8, 2006, In connection with our private placement, which closed on May 25, 2006, we issued 800,000 units of our securities to Beruska Capital Inc. for services as a placement agent, with each unit comprising of one share of our common stock and one common stock purchase warrant. The common stock warrants have an exercise price of $0.60 per share and were exercisable until November 25, 2007.  The 800,000 shares of common stock issued as part of these units and the 800,000 shares of common stock issuable under the warrants have been registered with the SEC pursuant to our registration statement on Form SB-2, which was declared effective by the SEC on July 10, 2006.

May and June 2008 Private Placement

During May and June 2008, we closed a private placement of 20,000,000 units of our securities, each unit comprised of one share of our common stock and one warrant to purchase one half of one share of our common stock, at a purchase price of $0.50 per unit.  The warrants, exercisable for two years from closing, entitle the investors to purchase up to an aggregate of 10,000,000 shares of our common stock at an exercise price of $0.75 per share during the first year and $0.90 per share during the second year.

This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act and the common stock issued and issuable upon exercise of the warrants is subject to registration for resale pursuant to our this Registration Statement on Form S-1.

We claim an exemption from the registration requirements of the Securities Act for the issuance of our common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about us and their investment.  The proceeds from this transaction will be used to fund working capital to continue and expand our ongoing business.

May and June 2008 private placement security holder	Number of shares of common stock	Number of shares of common stock issuable pursuant to warrants issued
Aran Asset Management	16,350,000	8,175,000
Skye Asset Management	1,580,000	790,000
CAT Brokerage	500,000	250,000
Winton Capital Holdings Ltd.	500,000	250,000
Brahma Finance (BVI) Limited	500,000	250,000
Nitro-gen Pty Ltd. ATF Curson Family Trust	200,000	100,000
Errol Bome	150,000	75,000
Josan Consultants PTY Ltd.	120,000	60,000
Canaccord (Dexamenos Developpement)	100,000	50,000
Limetree Capital (1)		1,882,650
CAT Brokerage (1)		101,850
Gibralt Capital (1)		52,500
Nick Barham (1)		52,500
Canaccord (1)		10,500
Total securities issued in June 2008 private placement	20,000,000	12,100,000

(1)  In connection with the private placement, we issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing.  Placement agents were issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement.  We issued placement agent warrants to purchase 2,100,000 shares of our common stock at an exercise price of $0.55 per share for a five year term and cash fees to placement agents totaling $700,000.  Of the placement agents compensated, Limetree Capital was issued warrants to purchase 1,882,650 shares of our common stock and cash commissions of $627,550.  One of our Board members serves on the board of directors of Limetree Capital.

Other Issuances

Other Issuances of Common Stock	Date of Issuance	Number of Shares of Common Stock Issued	Explanation
Christopher M. Starr, Ph.D., Chief Executive Officer of Raptor	Sept. 2005	3,000,000	Stock purchased at par value $0.001 per share prior to the reverse merger, while the Company was privately held (1), (2)
Todd C. Zankel, Ph.D., Chief Scientific Officer of Raptor	Sept. 2005	3,000,000	Stock purchased at par value $0.001 per share prior to the reverse merger, while the Company was privately held (1), (2)
Erich Sager, Chairman of Raptor’s Board of Directors	February 2006	1,000,000	Stock purchased at $0.10 per share prior to the reverse merger, while the Company was privately held (1), (2)
Falcon Investments	March 2006	1,000,000	Stock purchased at $0.20 per share prior to the reverse merger, while the Company was privately held (1), (2)
Jupili Investments	Sept. 2007	200,000	Stock issued pursuant to a loan agreement in lieu of a loan finder’s fee, no proceeds were received for the issuance of this stock (2)
Thomas E. Daley, President of Raptor’s subsidiary, Bennu Pharmaceuticals Inc., as sole stockholder of Convivia, Inc., which has been dissolved	Oct. 2007	200,000
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. to purchase certain assets relating to the development of 4-MP for ALDH2 deficiency, no proceeds were received for the issuance of this stock (2)

Third party creditor to Convivia, Inc.	Oct. 2007	200,000
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. in settlement of Convivia’s debt to a third party as a closing condition to purchase certain assets relating to the development of 4-MP for ALDH2 deficiency, no proceeds were received for the issuance of this stock (2)

Third party consultants to Convivia Inc.	Oct. 2007	37,500
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. in settlement of Convivia’s obligations to third party consultants, no proceeds were received for the issuance of this stock (2)

Flower Ventures, majority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	3,249,337
Stock issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. related to the purchase of a license agreement with UCSD and two consulting agreements with UCSD clinicians for the development of DR Cysteamine, no proceeds were received for the issuance of this stock (2)

Other Issuances of Common Stock	Date of Issuance	Number of Shares of Common Stock Issued	Explanation
Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	194,960
Stock issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. related to the purchase of a license agreement with UCSD and two consulting agreements with UCSD clinicians for the development of DR Cysteamine, no proceeds were received for the issuance of this stock (2)

Thomas E. Daley, President of Raptor’s subsidiary, Bennu Pharmaceuticals Inc., as sole stockholder of Convivia, Inc., which has been dissolved	March 2008	100,000
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. based on the fulfillment of the development milestone of executing a manufacturing agreement within the first year anniversary of such asset purchase agreement, no proceeds were received for the issuance of this stock (2)

Third party consultant	May 2008	8,750	Stock issued pursuant to a consulting agreement in lieu of cash compensation, no proceeds were received for the issuance of this stock (2)
Total other common stock issuances		12,190,547

(1)  Proceeds were used for working capital to fund operations

(2)  Common stock is exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Company relied on representations made available to it in determining that such exemptions were available. No underwriting discounts or commissions were paid by the Company in connection with the issuance of common stock.

Other Issuances of Warrants

Other Issuances of Warrants	Date of Issuance	Number of Warrants to Purchase One Share of Common Stock	Explanation
Third party consultant	Sept. 2005	60,000
Warrants issued in lieu of deferring payment of legal fees provided by law firm until the closing of Raptor’s initial funding, at an exercise price of $0.60 per share and expires six years from date of obligation and contains a cashless exercise feature

Flower Ventures	Dec. 2007	1,000,796
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $0.67 per share and expires eight years from date of issuance and contains a cashless exercise feature

Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	97,480
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $0.56 per share and expires eight years from date of issuance and contains a cashless exercise feature

Total other issuances of warrants		1,158,276

CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2008:

•	an actual basis; and

•
an as adjusted basis to give effect to the sale of 15,280,000 units in the offering at a purchase price of $0.50 per unit closed in June 2008, after deducting placement agent fees for the private placement paid by us.

You should read this information together with our condensed consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 30.

	As of May 31, 2008
Stockholders' equity:	Actual	As adjusted
Preferred stock 10,000,000 shares authorized, zero shares issued and outstanding	$-	$-
Common stock 100,000,000 shares authorized,
45,050,047 and 60,330,047 shares issued and
outstanding as of May 31, 2008 (actual) and
May 31, 2008 (as adjusted), respectively	45,050	60,330
Additional paid-in capital	15,066,537	22,156,457
Deficit accumulated during development stage	(10,122,846)	(10,122,846)
Total stockholders' equity	$4,988,741	$12,093,941

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding or is issuable on exercise of warrants that have already been issued. Accordingly, there will be no dilution to our existing stockholders from the sale of any of the shares registered by this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table shows selected historical consolidated financial and operating information for, and as of the end of, each of the periods indicated and should be read in conjunction with sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business” and our condensed consolidated financial statements and the corresponding notes to those condensed consolidated financial statements included elsewhere in this prospectus. The following tables set forth our condensed consolidated balance sheet data as of May 31, 2008, and our condensed consolidated statements of operations data for the period from September 8, 2005 (inception) to August 31, 2006, the year ended August 31, 2007 and the nine-month periods ended May 31, 2008 and 2007. We derived the consolidated statements of operations data for the period from September 8, 2005 (inception) through August 31, 2006 and for the fiscal year ended August 31, 2007, and the related consolidated balance sheet data as of August 31, 2006 and 2007 from our consolidated financial statements. Our consolidated financial statements as of and for the period from September 8, 2005 (inception) through August 31, 2006 and for the fiscal year ended August 31, 2007 were audited by Burr, Pilger & Mayer, LLP, an independent registered public accounting firm.

The financial information as of May 31, 2008 and 2007 and results of operations for the nine-month periods ended May 31, 2008 and 2007 are derived from our unaudited interim condensed consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary to present our condensed consolidated financial position for the respective periods. Our historical results are not necessarily indicative of the results that may be expected for any future period.

Statement of Operations Data:

	For the nine-month period ended May 31,		For the cumulative period from September 8, 2005 (inception) to	For the year ended	For the period from September 8, 2005 (inception) to August 31,
	2008	2007	May 31, 2008	August 31, 2007	2006
Revenues:	$-	$-	$-	$-	$-

Operating expenses:
General and administrative	1,588,035	949,756	3,627,142	1,529,028	510,079
Research and development	3,641,400	1,579,990	6,386,695	2,246,057	499,238
In-process research and development	240,625	-	240,625	-	-
Total operating expenses	5,470,060	2,529,746	10,254,462	3,775,085	1,009,317

Loss from operations	(5,470,060)	(2,529,746)	(10,254,462)	(3,775,085)	(1,009,317)

Interest income	51,583	110,786	238,871	143,760	43,528
Interest expense	(103,044)	(609)	(107,255)	(751)	(3,461)
Net loss	$(5,521,521)	$(2,419,569)	$(10,122,846)	$(3,632,076)	$(969,250)

Net loss per share:
Basic and diluted	$(0.15)	$(0.08)	$(0.38)	$(0.12)	$(0.08)

Weighted average shares
outstanding used to compute:
Basic and diluted	37,882,220	31,013,170	26,441,186	31,497,782	12,495,425

Balance Sheet Data:		August 31,
	May 31, 2008	2007	2006
Cash and cash equivalents	$2,495,432	$2,627,072	$3,648,538
Working capital	1,985,800	2,493,651	3,598,428
Total assets	5,715,928	3,290,925	4,305,582
Long-term portion of capital lease obligations	240	2,302	4,801
Total liabilities	727,187	332,816	158,806
Total stockholders' equity	4,988,741	2,958,109	4,146,776

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our condensed consolidated financial statements as of May 31, 2008, and the notes to such condensed consolidated financial statements included elsewhere in this prospectus.  This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains forward-looking statements. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Plan of Operation and Overview

We focus on the clinical development and regulatory approval of novel pharmaceutical agents to treat unmet medical diseases.  We are developing drug therapies to treat: genetic diseases such as Nephropathic Cystinosis (“Cystinosis”), Huntington’s Disease (“HD”), Batten Disease; metabolic diseases including Non-Alcoholic Steatohepatitis (“NASH”) and Aldehyde Dehydrogenase, or ALDH2, Deficiency (“Ethanol Intolerance”); and liver diseases including primary liver cancer (“HCC”) and hepatitis.

Our clinical division advances internally developed and in-licensed clinical-stage product candidates toward marketing approval and commercialization.  Our preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins to target cancer, neurodegenerative disorders and infectious diseases.

Future Activities

Over the next 12 months, we plan to conduct research and development activities based upon our RAP-based platform, our Mesd-based peptides, our Convivia product candidate, our Delayed Release Cysteamine (DR Cysteamine) product candidate, and other current and future in-licensed technologies and acquired technologies. A brief summary of our primary objectives in the next 12 months for our research and development activities is provided below. There can be no assurances that our research and development activities will be successful.  We will need to achieve at least one of our major clinical objectives in the next 12 months or our ability to continue as a going concern will be adversely impacted.

Preclinical Development Programs

We are developing what we believe is a promising novel drug and drug delivery platform, based on the proprietary use of a human protein called Receptor-Associated-Protein, or RAP and the protein mesoderm development, or Mesd. We believe there may be applications and conditions that our technology may be applied to, including cancer, infectious diseases and neurodegenerative diseases. These applications are based on the assumption that our targeting molecules can be engineered to bind to a selective subset of receptors with restricted tissue distribution under particular conditions of administration. We believe these selective tissue distributions can be used to deliver drugs to the liver, as described below, or to other tissues, such as the brain. In addition to selectively transporting drugs to specific tissues, selective receptor binding constitutes a means by which receptor function might be specifically controlled, either through modulating its binding capacity or its prevalence on the cell surface.  Mesd is being engineered for this latter application.

Development of HepTideTM for Hepatocellular Carcinoma (“HCC”) and Hepatitis C

Drugs currently used to treat primary liver cancer are often toxic to other organs and tissues. We believe that the pharmacokinetic behavior of RAP (i.e., the determination of the fate or disposition of RAP once administered externally to a living organism) may diminish the non-target toxicity and increase the on-target efficacy of attached therapeutics. In preclinical studies of our radio-labeled HepTideTM (a variant of RAP), HepTideTM was shown to distribute predominately to the liver. Radio-labeled HepTideTM which was tested in a preclinical research model of HCC, or primary liver cancer, at the National Research Council in Winnipeg, Manitoba, Canada showed 4.5 times more delivery to the liver than the radio-labeled control. Another study of radio-labeled HepTideTM in a non-HCC preclinical model, showed 7 times more delivery to the liver than the radio-labeled control, with significantly smaller amounts of radio-labeled HepTideTM delivery to other tissues and organs. We are also evaluating how HepTideTM could aid in the treatment of hepatitis. We are currently evaluating the activity in cell culture of different therapeutic molecules that can be attached to RAP. We are also reviewing the capabilities of contract manufacturers to produce preclinical material of HepTideTM fused with selected liver cancer therapeutic and hepatitis therapeutic molecules in order to perform preclinical efficacy and toxicology studies in appropriate research models. Our goal over the next 12 months is to complete the work required to permit filing an Investigational New Drug Application or IND with the U.S. Food and Drug Administration, or FDA, in order to commence planning a future clinical trial to test HepTideTM fused with a liver cancer therapeutic.

Development of NeuroTransTM to Treat Brain Diseases

NeuroTransTM is envisioned as a transporter to deliver neurotrophic factors and other therapeutics to treat certain brain diseases. We have a grant with Dr. William Mobley’s neuroscience laboratory at Stanford University, which collaboration was initiated in August 2006 and which has resulted in promising early results in blood-brain barrier (“BBB”) transport models. In the first year of the collaboration, a number of RAP peptides were tested for their ability to cross the BBB. From these experiments, we were able to select a lead candidate transport peptide we call RAP-2s. In the second year of this collaboration, we have continued to assess the bio-distribution of RAP-2s within various brain compartments.  The third year renewal of our Stanford collaboration is in review by the Company.  Based on results from ongoing preclinical studies, the Company may decide to increase, decrease or terminate preclinical development activities with the NeuroTrans program.

 Development of WntTideTM for the Treatment of Cancer

In November 2006, we licensed Mesd from Washington University, St. Louis, for the treatment of osteoporosis and cancer. Preliminary results from our preclinical study of Mesd and Mesd-based peptides, which we call WntTideTM, in an osteoporosis model, suggests that WntTideTM inhibits signaling through the cell-surface receptors LRP5/6, making it a potential treatment of breast cancer but not a potential therapeutic for osteoporosis.  Therefore, in the next 12 months, we will be testing WntTideTM for the ability to inhibit the growth of certain types of cancer, in a preclinical in vivo model of breast cancer.

Clinical Development Programs

We also develop clinical-stage drug product candidates which were in-licensed or purchased. These drug candidates may be in early, or mid-to-late stage clinical development, currently or approved drugs with potential efficacy in additional indications, or therapeutics that could be reformulated to make them potentially more effective or convenient treatments for a drug’s currently approved indications.

Development of ConviviaTM for Liver Aldehyde Dehydrogenase (“ALDH2”) Deficiency

Convivia™ is our proprietary oral formulation of 4-methylpyrazole (“4-MP”) intended for the treatment of acetaldehyde toxicity resulting from ALDH2 deficiency, which is an inherited disorder of the body’s ability to completely breakdown ethanol, commonly referred to as alcohol intolerance. 4-MP is presently marketed in the U.S. and E.U. in an intravenous form as an anti-toxin. Within the next 12 months, we plan to complete a clinical trial in ALDH2 deficient patients utilizing the existing liquid formulation of 4-MP to determine appropriate dosing, we plan to formulate and manufacture clinical grade material of our proprietary oral formulation of 4-MP, known as ConviviaTM, and we plan to complete certain toxicity studies to support our continued clinical development program.  We also plan to identify partner(s) in selected Asian countries who will license or co-develop ConviviaTM in those countries.

Development of DR Cysteamine for the Treatment of Nephropathic Cystinosis and Other Diseases

In December 2007, through a merger between Encode Pharmaceuticals, Inc. and our wholly owned subsidiary, Bennu, we purchased certain assets, including the clinical development rights to DR Cysteamine, a proprietary enterically coated formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the FDA for nephropathic cystinosis (“cystinosis”). Cysteamine bitartrate is prescribed for the management of the genetic disorder known as cystinosis, a lysosomal storage disease characterized by the poor transport of cystine out of lysosomes and is sold as a non-enterically coated capsule as CystagonTM by Mylan Laboratories. If left untreated, this disorder is associated with a high morbidity rate, including renal failure. DR Cysteamine has received orphan drug designation from the FDA’s Office of Orphan Products Development for the treatment of cystinosis and Huntington’s Disease.  Orphan drug designation allows for accelerated review of a New Drug Application (“NDA”), a seven-year exclusivity period following marketing approval, and favorable tax treatment of research and development expenses.  An evaluation of a prototype enterically-coated formulation of cysteamine is currently underway in a clinical trial treating cystinosis patients at University of California at San Diego (“UCSD”) and is currently receiving financial support from the Cystinosis Research Foundation of Irvine, CA.   The active ingredient in DR Cysteamine has also demonstrated potential in preclinical studies as a treatment for other metabolic and neurodegenerative diseases, including but not limited to Batten Disease and Huntington’s Disease.  We have funded an investigator-sponsored clinical trial at UCSD to test the efficacy of cysteamine in non-alcoholic steatohepatitis or NASH patients.  In the next 12 months we plan to manufacture our proprietary drug product candidate and test it in patients enrolled in the existing cystinosis trial at UCSD.  We also plan to supply DR Cysteamine in a clinical trial in Huntington’s Disease.

Other Development Areas

 Securing Additional and Complementary Technology Licenses from Others

We intend to continue to extend our development of RAP, RAP-variants and Mesd to applications in other potential therapeutics. We plan to establish additional research collaborations with universities and research labs currently working on the development of potential targeting molecules, and to potentially secure licenses from these universities and labs for technology resulting from the collaboration. No assurances can be made regarding our ability to establish such collaborations over the next 12 months, or at all. We intend to focus our in-licensing and product candidate acquisition activities on identifying complementary therapeutics, therapeutic platforms that offer a number of therapeutic targets, and clinical-stage therapeutics based on existing approved drugs in order to create proprietary reformulations to improve safety and efficacy or to expand such drugs’ clinical indications through additional clinical trials.

Business Development Activities

As part of our ongoing business development activities, we intend to seek out industry partners interested in potential clinical applications of our proprietary molecules and co-development or drug partnerships. In the cancer area, we plan to contact institutions and companies with an expressed interest in developing therapeutics to our potential anti-cancer targets. Out-licensing arrangements with these companies may include technology transfer, partnerships, or joint ventures. Joint activities may include drug product candidate development, drug product candidate manufacturing, preclinical testing or clinical research studies. We plan to enter partnerships with one or more pharmaceutical companies in Asian countries for development and commercialization of our ConviviaTM  product candidate.  And we plan to seek distribution or co-development agreements with one or more companies for ex-US territories for our DR Cysteamine product candidate.  There can be no assurance that we will be able to identify appropriate industry partners or, if we are able to, that we will be able to enter into mutually acceptable agreements with them on terms that are satisfactory to us, or at all.  We also intend to continue our efforts to in-license or acquire clinical stage products and preclinical drugs or drug technologies. These products may be in later stage clinical development or already approved and on the market.  We may obtain these products through collaborations, joint ventures or through merger and/or acquisitions with other biotechnology companies.

Recent Developments

Purchase of ConviviaTM

In October 2007, we purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder.  We hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as President of our clinical development division.  In exchange for the assets related to the ALDH2 deficiency program, what we now call ConviviaTM, we issued to Convivia 200,000 shares of our common stock, an additional 200,000 shares of our common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of our common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia, may earn additional shares of our common stock based on certain triggering events or milestones related to the development of the Convivia assets.  In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement.  In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement for executing the Patheon formulation agreement for manufacturing ConviviaTM.  In March 2008, Mr. Daley earned 100,000 shares of our common stock pursuant to our Convivia purchase agreement for the execution of an agreement to supply us with the active pharmaceutical ingredient for ConviviaTM and a $10,000 cash bonus pursuant to his employment agreement for reaching his six-month employment anniversary.

Purchase of DR Cysteamine

In December 2007, through a merger between Encode Pharmaceuticals, Inc. (“Encode”) and our wholly owned subsidiary, Bennu, we purchased certain assets, including the clinical development rights to DR Cysteamine.

Under the terms of and subject to the conditions set forth in the merger agreement, we issued 3,444,297 shares of our common stock to the stockholders of Encode (“Encode Stockholders”), options (“Company Options”) to purchase 357,427 shares of our common stock to the optionholders of Encode (“Encode Optionholders”), and warrants (“Company Warrants”) to purchase 1,098,276 shares of our common stock to the warrantholders of Encode (“Encode Warrantholders”, and together with the Encode Stockholders and Encode Optionholders, the “Encode Securityholders”), as of the date of such agreement. Such common stock, Company Options to purchase our common stock, and Company Warrants to purchase our common stock combine for an aggregate amount of 4.9 million shares of our common stock issuable to the Encode Securityholders as of the closing of the merger.  The Encode Securityholders are eligible to receive up to an additional 2.4 million shares of our common stock, Company Options and Company Warrants to purchase our common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program, if completed within the five year anniversary date of the merger agreement.

As a result of the merger, we received the exclusive worldwide license to DR Cysteamine (“License Agreement”), developed by clinical scientists at the UCSD, School of Medicine. In consideration of the grant of the license, prior to the merger with Bennu, Encode paid an initial license fee and we will be obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%;  a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated to, among other things, secure $1 million in funding prior to December 18, 2008 and annually spend at least $200,000 for the development of products pursuant to the License Agreement.  To the extent that we fail to perform any of our obligations under the License Agreement, then UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Application of Critical Accounting Policies

Our condensed consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the U.S. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our condensed consolidated financial statements is critical to an understanding of our consolidated financial position.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our condensed consolidated financial statements.

Fair Value of Financial Instruments

The carrying amounts of certain of our financial instruments including cash and cash equivalents, prepaid expenses, capitalized finder’s fee, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine and our RAP technology. Our intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of our intellectual property patents. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.

Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. We have not identified any such impairment losses to date.

Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Research and Development

We are an early development stage company. Research and development costs are charged to expense as incurred.  Research and development expenses include scientists’ salaries, lab collaborations, lab supplies, preclinical studies, regulatory and clinical consultants, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory and allocated executive, human resources and facilities expenses.

In-Process Research and Development

We record in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired.  We review each product candidate acquisition to determine if the purchase price should be expensed as in-process research and development or capitalized and amortized over the life of the asset.

Stock-Based Compensation

In May 2006, our stockholders approved the 2006 Equity Compensation Plan (the “Plan”). The Plan’s term is ten years and allows for the granting of options to our employees, directors and consultants. Typical option grants are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date as quoted on the Over-the-Counter Bulletin Board and vest over four years as follows:  6/48ths on the six month anniversary of the date of grant; and 1/48th per month thereafter.

Effective September 1, 2006, our stock-based compensation is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) (“SFAS 123(R)”), Share-Based Payment and related interpretations. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating future stock price volatility and employee stock option exercise behavior. If actual results differ significantly from these estimates, stock-based compensation expense and results of operations could be materially impacted.

In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”), which offers guidance on SFAS 123(R). SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS 123(R) while enhancing the information that investors receive.  SAB 107 creates a framework that is premised on two overarching themes:  (a) considerable judgment will be required by preparers to successfully implement SFAS 123(R), specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB 107 include valuation models, expected volatility and expected term. We are applying the principles of SAB 107 in conjunction with our adoption of SFAS 123(R).

For the three months ended May 31, 2008, stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:  risk-free interest rate of 2%; 8 year expected life; 121% volatility; 10% turnover rate; and 0% dividend rate.

We based our Black-Scholes inputs on the following factors:  the risk-free interest rate was based upon our review of current constant maturity treasury bill rates for one, two and five years; the expected life was based upon our assessment of the ten-year term of the stock options issued along with the fact that we are a development-stage company and our anticipation that option holders will exercise stock options when the company is at a more mature stage of development; the volatility was based on the actual volatility of our common stock price as quoted on the over the counter bulletin board; the turnover rate was based on our assessment of the size of our company and the minimum potential for employee turnover at the current development-stage of our company; and the dividend rate was based on our current decision to not pay dividends on our stock at our current development stage.

If factors change and different assumptions are employed in the application of SFAS 123(R), the compensation expense recorded in future periods may differ significantly from what was recorded in the current period. See Note 7 of our condensed consolidated financial statements for further discussion of our accounting for stock based compensation.

We recognize as consulting expense the fair value of options granted to persons who are neither employees nor directors. The fair value of expensed options is based on the Black-Scholes option-pricing model assuming the same factors as stock-based compensation expense discussed above.

On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based

Payment Awards. This FSP provides a practical transition election related to the accounting for the tax effects of share-based payment awards to employees, as an alternative to the transition guidance for the additional paid-in capital pool (APIC pool) in paragraph 81 of SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the APIC pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R). The guidance in this FSP is effective after November 10, 2005. We may take up to one year from the later of adoption of SFAS 123(R) or the effective date of this FSP to evaluate our available transition alternatives and make our one-time election. We have elected the “short-form” method to calculating excess tax benefits available for use in offsetting future tax shortfalls in accordance with FSP FAS 123(R)-3.

Liquidity and Capital Resources.

Capital Resource Requirements

As of May 31, 2008, we had approximately $2.5 million in cash, approximately $727,000 in current liabilities and approximately $2.0 million of net working capital.  Our current monthly cash expenditures, based upon our past nine months average burn, is approximately $460,000.  We anticipate that our spending will significantly ramp up over the next 12 months as we execute our clinical development operations.

We believe that our cash and cash equivalents balances as of May 31, 2008, plus the $7.6 million in proceeds received in June 2008 from the sale of our securities, will be sufficient to meet our obligations into the second calendar quarter of 2009.

In May and June 2008, we raised an aggregate of gross proceeds of $10 million by selling our securities through a private placement.  We sold 20 million units consisting of an aggregate of 20 million shares of our common stock and two-year warrants to purchase 10 million shares of our common stock. After deducting placement agent fees, we raised $9.3 million in net proceeds. Each unit was priced at $0.50 and consisted of one share of our common stock and one warrant to purchase one-half share of our common stock. Warrants are exercisable for two years from the date of issuance at $0.75 per share during the first year and $0.90 per share during the second year.  The units have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.  As lead placement agent of this private placement, we issued to Limetree Capital warrants to purchase 1,882,650 shares of our common stock and $627,550 in cash commissions.  One of our Board members serves on the board of directors of Limetree Capital.  Three other placement agents were compensated on the same terms as Limetree for their introduction of investors that participated in this private placement. .  Total placement agent fees consisted of $700,000 in cash and warrants to purchase 2,100,000 shares of our common stock at $0.55 per share expiring on the fifth year anniversary of issuance.

We anticipate that we will need to raise funds in the future for the continued development of our drug programs.  There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain financing on a timely basis, when needed, we will not be able to meet our obligations as they become due and we will be forced to scale down or perhaps even cease the operation of our business. This also may be the case if we become insolvent or if we breach our asset purchase agreement with BioMarin or our licensing agreements with Washington University and UCSD due to non-payment (and we do not cure our non-payment within the stated cure period). If this happens, we would lose all rights to the RAP technology assigned to us by BioMarin and/or the rights to Mesd licensed to us by Washington University and/or the rights to DR Cysteamine licensed to us by UCSD, depending on which agreement is breached.

For  the next 12 months, we intend to expend a total of approximately $11.1 million to implement our operating plan of researching and developing our RAP based platform, our licensed technologies, ConviviaTM and DR Cysteamine, which are designed to provide therapies that we believe may address unmet medical needs or provide safer, less intrusive, and more effective than current approaches in treating certain brain disorders, neurodegenerative diseases, genetic diseases, metabolic disorders and cancer. Specifically, we estimate our operating expenses and working capital requirements for the next 12 months to be as follows:

Estimated Spending for the Next 12 Months:
Research and Development Activities	$ 7,750,000
Research and Development Compensation and Benefits	780,000
General and Administrative Activities	990,000
General and Administrative Compensation and Benefits	560,000
Capital Expenditures	20,000
Total	$10,100,000

We anticipate that we will not be able to generate revenues from the sale of products until we further develop our drug product candidates and obtain the necessary regulatory approvals to market our future drug product candidates, which could take several years or more, if we are able to do so at all. Accordingly, our cash flow projections are subject to numerous contingencies and risk factors beyond our control, including successfully developing our drug product candidates, market acceptance of our drug product candidates, competition from well-funded competitors, and our ability to manage our expected growth. It is likely that for many years, we will not be able to generate internal positive cash flow from the sales of our drug product candidates, sufficient to meet our operating and capital expenditure requirements.

There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further long-term financing, the successful development of our drug product candidates and related technologies, the successful and sufficient market acceptance of any product offerings that we may introduce and, finally, the achievement of a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Research and Development Activities

We plan to conduct further research and development, seeking to improve upon our RAP-based and in-licensed technology and run several clinical trials for ConviviaTM and DR Cysteamine in the next 12 months. We plan to conduct research and development activities by our own laboratory staff and also by engaging contract research organizations, clinical research organizations and contract manufacturing organizations. We also plan to incur costs for the production of clinical study drug candidates including ConviviaTM and DR Cysteamine, clinical trials, clinical and medical advisors and consulting and collaboration fees. We anticipate our research and development costs for the next 12 months, excluding in-house research and development compensation, will be approximately $7,750,000.

Officer and Employee Compensation

Our wholly-owned subsidiary, Raptor Pharmaceutical Inc., employs three executive officers including a Chief Executive Officer, a Chief Financial Officer and a Chief Scientific Officer, who also serve as our executive officers. Our other wholly-owned subsidiary, Bennu employs a President. We also have two permanent scientific staff members, one permanent finance staff member and one temporary part-time research intern. We anticipate spending up to approximately $1,340,000 in officer and employee compensation during the next 12 months, of which $780,000 is allocated to research and development expenses and $560,000 is allocated to general and administrative expenses. We are currently searching to hire a medical director to oversee our clinical trials.  We also anticipate hiring a regulatory director and a program manager during the next 12 months.

General and Administrative

We anticipate spending approximately $990,000 on general and administrative costs in the next 12 months. These costs will consist primarily of legal and accounting fees, patent legal fees, investor relations expenses, board fees and expenses, insurance, rent and facility support expenses excluding finance and administrative compensation.

Capital Expenditures

We anticipate spending approximately $20,000 in the next 12 months on capital expenditures for lab equipment and office furniture.

Contractual Obligations with BioMarin

Pursuant to the terms of the asset purchase agreement we entered into with BioMarin for the purchase of intellectual property related to our RAP based technology (including NeuroTransTM), we are obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

•	$50,000 (paid by us in June 2006) within 30 days after we receive total aggregate debt or equity financing of at least $2,500,000;
•	$100,000 (paid by us in June 2006) within 30 days after we receive total aggregate debt or equity financing of at least $5,000,000;
•	$500,000 upon our filing and acceptance of an investigational new drug application for a drug product candidate based on our NeuroTransTM product candidate;
•	$2,500,000 upon our successful completion of a Phase II human clinical trial for a drug product candidate based on our NeuroTransTM product candidate;
•	$5,000,000 upon our successful completion of a Phase III human clinical trial for a drug product candidate based on our NeuroTransTM product candidate;
•	$12,000,000 within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on our NeuroTransTM product candidate;
•	$5,000,000 within 90 days of our obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on our NeuroTransTM product candidate;
•
$5,000,000 within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTransTM product candidate exceed $100,000,000; and

•
$20,000,000 within 60 days after the end of the first calendar year in which our aggregated revenues derived from drug product candidates based on our NeuroTransTM product candidate exceed $500,000,000.

In addition to these milestone payments, we are also obligated to pay BioMarin a royalty at a percentage of our aggregated revenues derived from drug product candidates based on our NeuroTransTM product candidate. On June 9, 2006, we made a milestone payment in the amount of $150,000 to BioMarin because we raised $5,000,000 in our May 25, 2006 private placement financing. If we become insolvent or if we breach our asset purchase agreement with BioMarin due to non-payment and we do not cure our non-payment within the stated cure period, all of our rights to RAP technology (including NeuroTransTM) will revert back to BioMarin.

Contractual Obligations with Thomas E. Daley (assignee of the dissolved Convivia, Inc.)

Pursuant to the terms of the asset purchase agreement (Asset Purchase Agreement), Bennu and we entered into with Convivia, Inc. and Thomas E. Daley for the purchase of intellectual property related to our 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by Bennu (or any subsidiary thereof, or us), as set forth below:

•
100,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu enters into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia (Purchased Assets) in quantity (Product) if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 50,000 shares of our restricted, unregistered common stock. Should Bennu obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 50,000 shares of our restricted, unregistered common stock within 30 days of execution of such second license or other agreement.  On March 31, 2008, we issued 100,000 shares of our common stock to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for ConviviaTM for our planned clinical trials, combined with the execution of a formulation agreement to produce the oral formulation of ConviviaTM for our planned clinical trials.

•
100,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu receives its first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries (Major Market).

•
50,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu receives its second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding bullet point above in a Major Market.

•
100,000 shares of our restricted, unregistered common stock within fifteen (15) days of completion of predetermined benchmarks in a Major Market by Bennu or its licensee of the first phase II human clinical trial for a Product (Successful Completion) if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 50,000 shares of our restricted, unregistered common stock within thirty (30) days of such Successful Completion.

•
50,000 shares of our restricted, unregistered common stock within fifteen (15) days of a Successful Completion in a Major Market by Bennu or its licensee of the second  phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding bullet point above).

•
100,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu or its licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought (Marketing Approval).

•
50,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu or its licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

•
200,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu or its licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

•
100,000 shares of our restricted, unregistered common stock within fifteen (15) days after Bennu or its licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major

•	Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

Contractual Obligations with Former Encode Stockholders

Pursuant to the terms of the merger agreement (Merger Agreement) Bennu and we entered into with Encode Pharmaceuticals, Inc. and Nicholas Stergis, former Encode securityholders will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by Bennu (or any subsidiary thereof, or us), as set forth below:

•
Restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to, in the aggregate, Five Hundred Thousand (500,000) shares of our common stock upon the receipt by Bennu at any time prior to the fifth-year anniversary of the Merger Agreement of approval to market and sell a product for the treatment of Cystinosis predominantly based upon and derived from the assets acquired from Encode (Cystinosis Product), from the applicable regulatory agency (e.g., FDA and European Agency for the Evaluation of European Medical Products or EMEA) in a given major market in the world.

•
Restricted, unregistered common stock, stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to One Million Nine Hundred Thousand (1,900,000) shares of our common stock upon the receipt by Bennu at any time prior to the fifth anniversary of the Merger Agreement of approval to market and sell a product, other than a Cystinosis Product, predominantly based upon and derived from the assets acquired from Encode, from the applicable regulatory agency (e.g., FDA and EMEA) in a given major market in the world.

If within five years from the date of the Merger Agreement, there occurs a transaction or series of related transactions that results in the sale of all or substantially all of the assets acquired from Encode other than to our affiliate or Bennu in such case where such assets are valued at no less than $2.5 million, the former Encode securityholders will be entitled to receive, in the aggregate, restricted, unregistered common stock,  stock options to purchase our common stock, and warrants to purchase our common stock in an amount equal to Two Million Four Hundred Thousand (2,400,000) shares of common stock, less the aggregate of all milestone payments previously made or owing, if any.

Pursuant to the terms of the Merger Agreement, we will at any time following 140 days from the closing date of the merger and prior to the expiration of the fourth anniversary of the Merger Agreement, grant to an Encode stockholder the right to demand the registration of its portion of the initial restricted, unregistered common stock issued to it in connection with the execution of the Merger Agreement and future restricted, unregistered common stock issued to it in the future relating to the milestone payments outlined above, if any.

Pursuant to the terms of the Merger Agreement, if at any time prior to the 140th day following the date of the Merger Agreement, we file a registration statement with the U.S Securities and Exchange Commission (SEC) (other than a Form S-4 or Form S-8), the former Encode securityholders shall have the right to include in the registration statement their respective portion of the restricted, unregistered common stock initially issued to them in connection with the execution of the Merger Agreement.

Contractual Obligations with UCSD

As a result of the merger of Bennu and Encode, we received the exclusive worldwide license to DR Cysteamine (“License Agreement”) for use in the field of human therapeutics for metabolic and neurologic disorders, developed by clinical scientists at the UCSD, School of Medicine. DR Cysteamine is a proprietary enterically coated formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the FDA. Cysteamine bitartrate is prescribed for the management of the genetic disorder known as nephropathic cystinosis (“cystinosis”), a lysosomal storage disease.  The active ingredient in DR Cysteamine has also demonstrated potential in preclinical studies as a treatment for other metabolic and neurodegenerative diseases, such as Batten Disease, Huntington’s Disease and Non-alcoholic steatohepatitis (“NASH”).

In consideration of the grant of the license, prior to the merger with Bennu, Encode paid an initial license fee and we will be obligated to pay an annual maintenance fee of $15,000 until we begin commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, we will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%;  a percentage of sublicense royalties; and a minimum annual royalty commencing the year we begin commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, we are obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. In addition, we are obligated to, among other things, secure $1 million in funding prior to December 18, 2008 and annually spend at least $200,000 for the development of products pursuant to the License Agreement. To the extent that we fail to perform any of our obligations under the License Agreement, UCSD may terminate the license or otherwise cause the license to become non-exclusive.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Reverse Acquisition

We treated the merger of Raptor Pharmaceuticals Corp., a Delaware corporation, into its subsidiary, Raptor Pharmaceutical Inc., as a reverse acquisition and the reverse acquisition has been accounted for as a recapitalization.

For accounting purposes, Raptor Pharmaceutical Inc. is considered the acquirer in the reverse acquisition. The historical financial statements are those of Raptor Pharmaceutical Inc. consolidated with its parent, Raptor Pharmaceuticals Corp. and its other subsidiary, Bennu Pharmaceuticals Inc. Earnings per share for periods prior to the merger have been restated to reflect the number of equivalent shares received by the acquiring company.

Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their reports on our audited financial statements for the year ended August 31, 2007 and for the period September 8, 2005 (inception) to August 31, 2006, our independent registered public accounting firm, Burr, Pilger & Mayer, LLP included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent registered public accounting firm.

New Accounting Pronouncements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value,  establishes  a  framework  for   measuring  fair   value  in  accordance  with   generally  accepted  accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007; therefore, we anticipate adopting SFAS 157 as of September 1, 2008. We are assessing the impact of the adoption of SFAS 157.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of SFAS 159 on our financial position and results of operations.

In June 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 07-03, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. EITF 07-03 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, we anticipate adopting EITF 07-03 as of September 1, 2008.  We are currently evaluating the impact of EITF 07-03 on our financial position and consolidated results of operations.

In December 2007, the EITF reached a consensus on EITF No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-01”). EITF 07-01 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. As a result, EITF 07-01 is effective for us as of September 1, 2009. We are currently evaluating the impact of EITF 07-01 on our financial position and results of operations, however, based upon the nature of our business, EITF 07-01 could have a material impact on our financial position and consolidated results of operations in future years.

In December 2007,  FASB issued Statement No. 141(Revised 2007), Business Combinations  (“SFAS 141(R)”) and Statement No. 160,  Accounting and Reporting of Non-controlling Interests in Consolidated Financial Statements , an amendment of ARB No. 51 (“SFAS 160”). These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. SFAS 141(R) requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development (“IPR&D”) assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in SFAS 146,  Accounting for Costs Associated with Exit or Disposal Activities , are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal 2009). Early adoption of these statements is prohibited. We believe the adoption of these statements will have a material impact on significant acquisitions completed after September 1, 2009.

In December 2007, the FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS 160”), an amendment of ARB No. 51. SFAS 160 will change the accounting and reporting for minority interests which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. We are assessing the impact that SFAS 160 may have on our financial position, consolidated results of operations and consolidated cash flows.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are assessing the impact of the SFAS 161, but anticipate that SFAS 161 will not have a material effect on our financial position, consolidated results of operations and consolidated cash flows.

In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for non-governmental entities. SFAS No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, the meaning of "Present Fairly in Conformity with GAAP". We are in the process of evaluating the impact, if any, of SFAS 162 on our consolidated financial statements.

In May 2008, the FASB released FASB Staff Position (“FSP”) APB 14-1 Accounting For Convertible Debt  Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) that alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, we anticipate adopting FSP APB 14-1 as of September 1, 2009. We are in the process of evaluating the impact, if any, of FSP APB 14-1 on our consolidated financial statements.

BUSINESS

Business Overview

Our business is focused on the development of new drugs based on our acquired, developed and licensed technologies. We own, or have exclusive licensed rights to, drug product candidates in various active stages of development.  Below is a summary of our product candidate programs.

DR Cysteamine:

DR Cysteamine as a second generation treatment for Cystinosis

Nephropathic Cystinosis (“Cystinosis”)

Cystinosis is an autosomal recessive genetic disorder that affects approximately 2,000 to 3,000 patients worldwide.  The condition is usually diagnosed in early childhood when patients exhibit poor growth, vision problems (including photophobia) and particular kidney problems (called Fanconi syndrome) that results in increased urination, thirst, dehydration, and blood abnormalities. Cystinosis is caused by a genetic mutation of the CTNS gene, that codes for cystinosin, the lysosomal cystine transporter.  In cystinosis patients, the cystine transporter is inactive, resulting in massive accumulation of lysosomal cystine, a normal product of protein degradation. The accumulation of cystine crystals in the cells’ lysosomes leads to rapid death (apoptosis) of renal epithelial cells (i.e., certain kidney tissue). If left untreated, Cystinosis destroys major organ systems including the kidneys, eyes, liver, muscles, pancreas, brain and white blood cells. Children with Cystinosis generally develop end stage kidney failure at an early age, at which point they must undergo dialysis therapy and/or receive a kidney transplant. Additional complications include muscle wasting, poor growth, difficulty swallowing, diabetes, and hypothyroidism. Cystagon® currently is the only drug therapy for Cystinosis. Patients are required to take Cystagon® 4 times a day.

Raptor’s product candidate, delayed release Cysteamine, or DR Cysteamine, is being developed as a twice-daily (12 hour delivery) enterically-coated tablet of cysteamine bitartrate that targets delivery of the drug to the small intestine to optimize drug absorption and reduce gastrointestinal side effects.

Under an FDA approved Investigational New Drug Application (“IND”) and Phase I/II clinical trial protocol, a clinical study was initiated at UCSD, by clinical investigators now working with Raptor, in Cystinosis patients and healthy controls to study dosing, pharmacokinetics and efficacy of a prototype version of DR Cysteamine.  Our clinical collaborators at UCSD Medical School, including Dr. Jerry Schneider, Professor Emeritus, have been studying the use of various forms of cysteamine for treating Cystinosis for over 20 years.

We believe the results of ongoing clinical studies support less daily total drug dosage and less frequent dosing.  In addition, patients reported a decrease in gastrointestinal side effects when taking DR Cysteamine. The clinical research team at UCSD is continuing to generate additional data in these six patients and is recruiting additional patients into the study.

In addition to Cystinosis we are developing DR Cysteamine bitartrate for several other diseases where preclinical and in some cases preliminary human clinical studies suggest that DR Cysteamine may be a useful therapy.  These additional indications include Non-alcoholic Steatohepatitis (“NASH”), a type of liver disease characterized by fat in the liver, along with inflammation and damage that can ultimately lead to cirrhosis, and Huntington’s Disease, a neurological disorder resulting from the genetically programmed degeneration of neurons (i.e., brain cells) in certain areas of the brain and is characterized by uncontrolled movements, loss of intellectual faculties, and emotional disturbance. In addition, we plan to initiate a development program in Batten disease within the next 12 months.  Batten Diesease is a rare, fatal, autosomal recessive neurodegenerative disorder that begins in childhood and is characterized by mental impairment, seizures, and progressive loss of sight and motor skills and eventually leads to dementia and death. These additional indications for DR Cysteamine are discussed further below.

Regulatory Strategy and Upcoming Clinical Trials for DR Cysteamine in Cystinosis

We plan to continue ongoing chemistry, manufacturing and controls (“CMC”) development and formulation work on our final Current Good Manufacturing Practices (“cGMP”) for DR Cysteamine in 2008. Upon complete of the DR formulation work, we plan to file a CMC amendment to the current IND.  Our target is to begin clinical studies using the final DR Cysteamine formulation in 2009. We believe this will not require extended studies or large number of patients prior to being considered by FDA for approval. We plan to file a New Drug Application (“NDA”) seeking approval for DR Cysteamine for the treatment of Cystinosis in the second half of 2009. We also plan to submit for European Medicines Agency (“EMEA”) approval in Europe in 2009 or 2010.

DR Cysteamine as a treatment for Huntington’s Disease

Huntington’s Disease

Huntington’s Disease is a fatal neurological disorder characterized clinically by involuntary movements, loss of cognitive function and a wide spectrum of behavioral disorders. The Huntington’s Disease Society of America estimates that the prevalence of Huntington’s Disease in the U.S. population is approximately 1 in 10,000 persons, with approximately 30,000 persons in the U.S. currently showing symptoms and another 150,000 who have a 50% chance of developing the disease.  The largest concentration of Huntington’s Disease in the world is in Venezuela. Common motor symptoms include chorea (involuntary writhing and spasms), clumsiness and progressive loss of the abilities to walk, speak and swallow. Cognitive symptoms include loss of intellectual speed, attention and short-term memory. Behavioral symptoms span the range of changes in personality, depression, irritability, emotional outbursts and apathy. Huntington’s Disease is known to be caused by a specific genetic mutation, which results in degeneration of neurons in many different regions of the brain. This degeneration is particularly focused in neurons located in the basal ganglia, structures deep within the brain that control many important functions, including coordinating movement, and also in neurons on the outer surface of the brain or cortex, which controls thought, perception and memory.

There are no FDA-approved therapies specifically designed to treat Huntington’s Disease, but drugs such as Haldol® or Klonopin® help to minimize the uncontrollable movements and mood swings.  Everyone who carries at least one copy of the Huntington’s Disease mutation and lives long enough will eventually develop the disease. Symptoms generally begin between the ages of 30 and 45, but have been reported to appear as early as two years of age. Death usually occurs between 10 and 20 years after the onset of symptoms, making Huntington’s Disease not only a devastating but also a protracted illness.

Results of Preclinical Studies

In preclinical models, cysteamine has demonstrated the ability to raise the level of brain-derived neurotrophic factor (“BDNF”) in the brain.  BDNF is one of a family of brain growth factors that are manufactured in the brain and used in the brain for the growth, maintenance and survival of brain cells. As we age the level of these brain growth factors decreases making us more susceptible to neurodegenerative diseases like Alzheimer’s and Parkinson’s. In the case of Huntington’s Disease, the genetic defect results in a significant reduction in the level of BDNF in the brain. Clinical studies have shown that individuals with Huntington’s Disease have much lower than normal BDNF levels, which has led to speculation by clinicians that restoring BDNF levels in Huntington’s Disease patients may be useful in treating the disorder.

Phase I Dose-Ranging Clinical Trial for Huntington’s Disease

In a physician-sponsored single-center open-label study, conducted in 2006, using the Cystagon® product, Dr. Richard Dubinsky of the University of Kansas Medical Research Center (and a medical collaborator with Raptor) studied tolerability and side effects of cysteamine in people with Huntington's Disease in an effort to determine the maximum tolerable dose (“MTD”). Cysteamine was started at a dose of 10 mg/kg per day, divided into four doses, and increased by 10 mg/kg per day weekly until the development of intolerable side effects or a maximum dose of 70 mg/kg per day. Of the 9 subjects, 1 had an MTD of 10 mg/kg per day, 1 had an MTD of 20 mg/kg per day, the maximum dose was 30 mg/kg per day for 2, 40 mg/kg per day for 2, and 50 mg/kg per day for 3. Dose-limiting side effects were motoric impairment in 5 and nausea in 4. The dose found tolerable by 8 of the subjects was 20 mg/kg per day. All had a noticeable hydrogen sulfide odor at doses of 40 mg/kg per day or higher. These results suggest that cysteamine can be tolerated at a dose of 20 mg/kg per day in most people with Huntington's Disease, but, as with Cystinosis patients, gastrointestinal disturbances were among the side effects, which prevented the clinicians from increasing doses given to Huntington’s Disease patients.  Based on a reduction in side effects and improved tolerability observed in initial clinical studies of enteric coated cysteamine in healthy volunteers and Cystinosis patients, we anticipate that DR Cysteamine will reduce many of the dose-limiting side effects in future Huntington Disease trials.

Phase II Clinical Trial in Huntington’s Disease with DR Cysteamine

Based on the pre-existing scientific literature on cysteamine and its ability to increase BDNF production (Borrell-Pages 2006 J. Clin. Invest. 116:1410-1424), we plan to conduct a Phase II clinical trial for Huntington’s Disease using DR Cysteamine in 2009.  We have received orphan product designation for DR Cysteamine for the treatment of Huntington’s Disease from the Office of Orphan Products Development of the FDA.  We plan to submit an application to EMEA for orphan drug designation for DR Cysteamine for the treatment of Huntington’s Disease in the second half of 2008.

DR Cysteamine for the treatment of Non-alcoholic Steatohepatitis (“NASH”):

NASH

NASH is caused by inflammation of the liver associated with excess fat accumulation in persons who drink little or no alcohol.  It is estimated that approximately 2 to 5% of Americans have NASH, but most will have no physical symptoms in the early stages of the disease.  Fatigue, weight loss and weakness develop in the later stages, typically after cirrhosis and significant liver damage have occurred. Initial diagnosis of NASH is usually made based on elevated liver enzymes made during routine blood tests.  Fatty liver, or steatosis, is thought to be a precursor to NASH, but NASH is more clinically significant than fatty liver in that the inflammation accompanying NASH actually causes damage to the liver cells in the form of fibrosis (liver scarring). The development of NASH is thought to require the convergence of related clinical findings. Clinicians have determined that individuals susceptible to NASH are both obese (defined as body mass index >30 kg/m2) and have been determined to be insulin resistant.  In general, there is a spectrum of disease beginning with steatosis (fatty liver), progressing to NASH, and finally to cirrhosis.  Patients with liver cirrhosis have severe, irreversible life threatening liver damage and have a significantly increased risk of liver failure.

Although NASH is often diagnosed between the ages of 40 and 60, more recent clinical evaluations have shown an increase incidence of NASH among younger populations.  NASH appears to impact women more often than men.  There are currently no drug therapies specifically designed to treat NASH.  Weight reduction, healthy diet, alcohol abstinence and increased physical activity have all been suggested to slow the onset of liver damage.

DR Cysteamine in treating NASH

Antioxidants that reduce oxidative stress in the liver are thought to have promise in the treatment of NASH.  Cysteamine is a metabolic precursor of an important liver antioxidant.  Cysteamine interacts with extra-cellular cystine to form cysteine, which then is readily taken up into the cell, and processed into glutathione (gamma-glutamyl-cysteinyl-glycine or “GSH”).  GSH is the major natural liver antioxidant, a substance that reduces damage due to oxygen. The depletion of glutathione has been implicated in the development of hepatocellular (i.e., pertaining to liver cells) injury caused by metabolic disease conditions such as NASH and certain drug overdoses. Increased GSH levels in the liver may have an anti-oxidative, hepato-protective role and therefore may be useful in the treatment of NASH.

Phase IIa Clinical Trial for NASH

In June, 2008 we executed a clinical research agreement with University of California, San Diego (UCSD).  We will provide funding and clinical trial materials for a Phase IIa clinical trial for the treatment of NASH with DR Cysteamine, to be initiated in the third calendar quarter of 2008 under an open IND presently held by UCSD. This Phase IIa clinical study will be conducted using 12 patients diagnosed with NASH. The study will measure alanine aminotransferase (“ALT”) reduction in the serum as a biomarker of DR Cysteamine’s effectiveness as a treatment for NASH. NASH patients show elevated ALT levels in the serum which is a commonly used indicator of liver disease.

DR Cysteamine for the treatment of Batten Disease:

Batten Disease

Neuronal ceroid lipofuscinosis (“NCL”), which is often referred to as Batten disease, is a neurodegenerative disease that affects infants and young children. Batten disease is one of a group of disorders called Neuronal Ceroid Lipofuscinoses (“NCLs”).  There are four main types of NCLs, each is characterized based on time of diagnosis.  It should be noted that while the term Batten disease technically refers to Juvenile NCL, it is a term that has come to encompass all NCLs.

Infantile and late infantile NCL are brought on by inherited genetic mutations in the CLN1 gene, which codes for palmitoyl-protein thioesterase 1 (“PPT1”) and in the CLN2 gene, which codes for tripeptidyl peptidase I (“TPP-I”), respectively. As a result of these mutations, the relevant enzyme is either defective or missing, leading to the accumulation of non-degraded lysosomal substrates in various cell types. This accumulation eventually interferes with normal cellular and tissue function, and leads to seizures and progressive loss of motor skills, sight and mental capacity. Today, NCL is always fatal. To correct the major defect in NCL patients, the missing enzyme has to be provided to the brain where it can be taken up by the enzyme-deficient cells.

Batten disease is thought to occur in 2-4 of every 100,000 births. Batten disease may be more common in Finland, Sweden and Newfoundland.

DR Cysteamine in Batten Disease

Because of its neuron-protective properties, cysteamine is believed to have potential benefit in Batten disease.  In early studies, cysteamine appeared to clear lysosomal ceroids (fats) in the white blood cells of patients with Batten disease.

Clinical scientists at the National Institutes of Health (“NIH”), not affiliated with the Company, are conducting a Phase II clinical study of cysteamine in infants with Batten disease.

Raptor has submitted an application for orphan designation for DR Cysteamine for the treatment of Batten disease, and is planning to initiate a clinical program for this indication in 2009.

Conviviatm (Oral 4-Methylpyrazole) For the Treatment of ALDH2 Deficiency

Acetaldehyde Toxicity – Ethanol Intolerance

ALDH2 deficiency, commonly referred to as ethanol intolerance or “Asian flushing syndrome”, is an inherited metabolic disorder affecting 40 to 50% of East Asian populations.  The gene defect decreases the activity of the liver enzyme aldehyde dehydrogenase (“ALDH2”), the second enzyme of the major metabolic pathway for ethanol and other alcohols. The result is an accumulation of acetaldehyde, a carcinogenic intermediate in the metabolism of ethanol, in the blood and tissues of affected persons who drink alcoholic beverages.  In people with the normal ALDH2 enzyme, acetaldehyde generally does not reach measurable levels in blood or tissue  This disorder has been associated with greatly increased risks of a variety of serious health problems including liver diseases, digestive tract cancers and late-onset of Alzheimer’s Disease, a neurodegenerative disease, among ALDH2 deficient individuals who are recurring drinkers.  In addition to the long-term health risks, the elevated acetaldehyde levels lead to acute symptoms including facial flushing, tachycardia (rapid heart rate), headache, nausea and dizziness.  In spite of the unpleasant reactions and the health risks, a substantial proportion of ALDH2 deficient people are frequent drinkers.

ConviviaTM in the treatment of ALDH2 deficiency

We are developing ConviviaTM, an oral formulation of 4-methylpyrazole (“4-MP”) for the reduction of systematic acetaldehyde exposure and suppression of symptoms associated with ALDH2 deficiency.  4-MP is currently an FDA approved product which is sold in an intravenous formulation under the trade name Antizol®.  Antizol® is administered as a treatment for ethylene glycol and methanol poisoning.  Our strategy is that ConviviaTM would be taken in the form of a capsule 20 to 30 minutes prior to consuming an alcoholic beverage.  Based on published proof-of-concept clinical data, an example of which is described below, we believe that ConviviaTM, when taken by ALDH2 deficient individuals, could lower systemic acetaldehyde levels and reduce symptoms such as tachycardia and flushing associated with alcohol intake.

Phase IIa Clinical Trial for ConviviaTM

Raptor received an IND exemption from the FDA for investigation of oral 4-MP for the treatment of ALDH2 deficiency in January 2008.  In April, 2008 we initiated a Phase IIa dose escalation clinical trial of oral 4-MP with ethanol in ALDH2 deficient patients.  In the second half of 2008 we will complete manufacturing of clinical trial materials of our proprietary oral formulation.  We plan to seek partnerships with pharmaceutical companies in selected Asian countries to continue clinical development of ConviviaTM in those countries.

PRECLINICAL DEVELOPMENT PROGRAMS

RAP Technology

We are developing what we believe is a promising novel drug-targeting platform, based on the proprietary use of a human protein called Receptor-Associated-Protein (“RAP”) and the protein mesoderm development (“Mesd”). We believe there may be a wide range of applications and conditions that our technology may be applied to, including cancer and neurodegenerative diseases. These applications are based on the assumption that our targeting molecules can be engineered to bind to a selective subset of receptors with restricted tissue distribution under particular conditions of administration. We believe these selective tissue distributions can be used to deliver drugs to the liver, as described below, or to other tissues, such as the brain. In addition to selectively transporting drugs to specific tissues, selective receptor binding constitutes a means by which receptor function might be specifically controlled, either through modulating its binding capacity or its prevalence on the cell surface.  Mesd is being engineered for this latter application.

Preclinical HepTideTM Data

HepTideTM is the name for our proprietary RAP peptide that target liver cells. In our preclinical studies in both a liver cancer model and a non-cancer bio-distribution model, conducted in the second calendar quarter of 2007, HepTideTM injected intravenously was taken up by a wide variety of tissues but predominately by the liver. In a liver cancer model, 4.5 times more intravenously administered HepTideTM was delivered to the liver versus the control, which did not include HepTideTM. In the non-cancer bio-distribution model, 7 times more HepTideTM was delivered to the liver versus the non- HepTideTM control and the amount of HepTideTM delivered to the liver represented about 52% of the total HepTideTM found in all of the tissues, while the next highest concentration of HepTideTM was the kidney at 26%.

The pharmacokinetic behavior of HepTideTM (i.e., the determination of the fate or disposition of HepTideTM once administered to a living organism) may be used to reduce the unwanted side effects of attached drugs by reducing the amount of drug delivered to non-diseased tissues, while increasing the amount of drug that is delivered to the diseased liver.  We are currently working with contract manufacturers to produce cGMP clinical-grade study material of HepTideTM conjugated to a therapeutic.

HepTideTM for delivery of therapeutics to the liver

HepTideTM for the Treatment of Hepatocellular Carcinoma (Primary Liver Cancer)

There are 10,000 to 15,000 patients diagnosed each year in the U.S. with hepatocellular carcinoma (“HCC”) or primary liver cancer, and over a million patients diagnosed every year worldwide. Because of the high mortality rate from primary liver cancer, HCC ranks 8th in incidence of all cancer deaths worldwide, each year. HCC is a particularly fast growing and deadly form of cancer with few treatment options. Life expectancy of a primary liver cancer patient is three to five months without a liver transplant or liver resection, which are considered the only effective therapies for HCC. Only 5 to 10% of patients with HCC, however, qualify for these procedures. Chemotherapeutic agents have been tested extensively for the treatment of HCC and a few, including doxorubicin, have shown some promise, but the systemic toxicities of these agents, especially the cardiac toxicity associated with doxorubicin, have severely limited their usefulness at doses thought to be required to treat the liver cancer effectively.  We believe that attaching anti-cancer agents like doxorubicin to HepTideTM can be an effective way of increasing the targeting of the drug to the liver while reducing or possibly eliminating the dose-limiting side effect in other non-targeted tissues.

HepTideTM for the Treatment of Hepatitis C

It has been estimated that approximately 3% of the world’s population is chronically infected with hepatitis C, a blood-borne infectious disease caused by Hepatitis C virus, or HCV, which translates to nearly 200 million people infected worldwide. Due to the latency of HCV infection and slow disease progression, along with a lag in awareness of the disease, the number of patients with HCV is increasing and is expected to peak in the next 20 to 30 years. Over 50,000 people die of HCV infection every year. Up to 75% of chronically infected individuals carry the genotype I strain of HCV. The most effective current treatment for chronic HCV infection is Interferon with ribavirin, but nearly 60% of patients infected with genotype 1 do not show a sustained viral reduction with treatment, and the remaining 40% of such genotype 1 HCV cases are without any therapy.  Clinicians would like to be able to use higher doses of ribavirin, but dose-limiting hemolytic anemia caused by ribavirin at high doses has prevented this.  HepTideTM may be useful for increasing the delivery of the amount of viral drugs like ribavirin to infected liver cells while reducing the amount of drug going to other cells and tissues, including erythrocytes.

2008 Plans for HepTideTM

We have initiated proof-of-principle preclinical studies utilizing HepTideTM to measure the enhanced distribution of antiviral drugs to the liver for the treatment of viral hepatitis. HepTideTM has shown hepatotrophic activity (i.e., having a specific effect on the liver or exerting a specific effect on it) by binding selectively to liver cells or to infected liver cells in preclinical studies. Conjugates of HepTideTM and ribavirin could significantly improve accumulation of these agents in the liver and obviate red blood cell hemolytic anemia, the dose-limited toxicity for this drug.  We are currently reviewing the capability of a clinical-grade contract manufacturer to produce HepTideTM conjugated to ribavirin for hepatitis with the goal of conducting our first clinical trial in hepatitis patients in the first half of 2009.

NeuroTransTM – RAP-based peptides for the delivery of protein therapeutics across the Blood-Brain Barrier (BBB)

NeuroTransTM is envisioned as a transporter to selectively deliver neurotrophic factors to treat a wide variety of brain diseases.  The clinical development of several very promising natural human neurotrophic factors for the treatment of neurodegenerative diseases, including Alzheimer's Disease, Parkinson's Disease, and Huntington’s Disease has been slow because these proteins are not effectively delivered from the blood stream into the brain. An efficient means of delivering these potentially very potent protein drugs to the brain has not yet been found. This is because the brain is separated from the blood stream by the blood-brain barrier (“BBB”).  The BBB prevents most compounds and proteins in the serum including most drugs from entering the brain. NeuroTransTM binds to dedicated transport receptors at the BBB, and, by doing so, may be able to deliver a therapeutic “cargo” into the brain. Using standard genetic engineering methods, NeuroTransTM can be fused to therapeutic neurotrophic proteins such as GDNF, BDNF, and Nerve Growth Factor (“NGF”), to create a single therapeutic entity, a fusion protein may be transported across the BBB as normal receptor cargo, effectively delivering the therapeutic to brain cells.

To determine the direct interactions of RAP with the BBB, Dr. Weihong Pan, and her group at Louisiana State University in Baton Rouge used a murine blood-free brain perfusion system. This preliminary experiment shows that RAP injected into the blood redistributes into brain tissue quickly following administration.  These results are being repeated and verified at Stanford University, where the location of RAP and NeuroTransTM peptides derived from RAP within cells is also being studied.

2008 Plans for NeuroTransTM

Based on promising early results in BBB transport models from our collaboration initiated in August 2006, we have renewed our grant with Dr. William Mobley’s neuroscience laboratory at Stanford University. In the first year of the collaboration, a number of NeuroTransTM peptides were tested for their ability to cross the BBB. From these experiments, we were able to select a lead candidate transport peptide we call RAP-2s. Continuing efforts in this program is greatly dependent on the data and results we receive from our Stanford collaborators. The third year renewal of our Stanford collaboration is in review by the company.   Based on results from ongoing preclinical studies, the company may decide to increase, decrease or terminate preclinical development activities within the NeuroTrans program.

WntTideTM for the Treatment of Breast Cancer

In November 2006, we licensed Mesd from Washington University, St. Louis, for the treatment of osteoporosis and cancer. In mid-2007, we performed an in vitro preclinical study with the objective to show proof-of-principle that WntTideTM, a Mesd peptide, would inhibit Wnt signaling through LRP5/6 receptors, a pathway known to promote tumor growth in breast cancer patients. Preliminary results from our preclinical study of Mesd and Mesd-based peptides, which we call WntTideTM, in an osteoporosis model, suggests that WntTide inhibits signaling through the cell-surface receptors LRP5/6, making it a potential treatment of breast cancer.  Based on these results we have terminated our work on the use of Mesd to treat osteoporosis and are now concentrating on the potential of Mesd to treat certain types of breast cancer.  Therefore, in the next 12 months, we will be testing WntTideTM for the ability to inhibit the growth of certain types of cancer including breast cancer, but not osteoperosis, in a preclinical model.

PROPRIETARY RIGHTS

We purchased from BioMarin Pharmaceutical Inc. (“BioMarin”) the intellectual property owned by BioMarin for the research and development of the RAP technologies, including three pending patent applications and two provisional patent applications in review in the U.S., and countries in Europe and Asia and two trademarks for NeuroTransTM. We also entered into an exclusive worldwide license agreement with Washington University for our Mesd program for the treatment of cancer and bone diseases. We have also protected our intellectual property through the filing of our own patent applications covering our 4-MP program as well as a new family of RAP peptides.  In October 2007 we acquired intellectual property assets from Convivia, Inc., a privately held pharmaceutical company, including four filed patents for 4-MP as a treatment for ALDH2 deficiency.  Since the acquisition of Convivia, Inc., we filed a provisional patent for transdermal formulation of 4-MP.  In December 2007, we acquired an exclusive worldwide license agreement to pending patent applications from the University of California at San Diego relating to our DR Cysteamine program, through our acquisition by merger of Encode Pharmaceuticals, Inc., a privately held pharmaceutical company.

REGULATORY EXCLUSIVITIES

Orphan Drug Designation

We have been granted access to an Orphan Drug Designation from the FDA for use of DR Cysteamine to treat Cystinosis and to treat Huntington’s Disease.  The Orphan Drug Act of 1983 generally provides incentives, including marketing exclusivity and tax benefits, to companies that undertake development and marketing of products to treat relatively rare diseases, which is defined as meaning diseases for which fewer than 200,000 persons in the U.S. would be likely to receive the treatment. A drug that receives orphan drug status is entitled to up to seven years of exclusive marketing in the U.S. for that indication. Equivalent European regulations would give us ten years of marketing exclusivity for that indication in Europe. DR Cysteamine has already been granted Orphan Drug Designation by the FDA and we plan to submit an orphan drug application in Europe.  We cannot be sure that we will be granted orphan drug status or that it would prove advantageous. In addition, the testing and approval process will likely require a significant commitment of time, effort, and expense on our part. If we fail to obtain or maintain orphan drug exclusivity for some of our drug product candidates, our competitors may sell products to treat the same conditions and our results of operations and revenues will be affected.

FACILITIES

Our primary offices are located at 9 Commercial Blvd., Suite 200, Novato, CA 94949. Our phone number is (415) 382-8111 and our facsimile number is (415) 382-1368.  Our website is located at www.raptorpharma.com.

COMPETITION

Primary Liver Cancer

Surgical resection of the primary tumor or liver transplantation remains the only curative options for HCC patients. The acute and tragic nature of this aggressive cancer and the widely preserved unmet medical need continues to attract a significant level of interest in finding ways of treating this disease. For example, there are currently over 140 ongoing clinical trials actively recruiting patients with HCC listed in the ClinicalTrials.gov website. Many of these trials are designed to evaluate ways of locally administering chemotherapeutics or various ways of performing surgical resections of the tumors. Bayer’s Nexavar, approved in 2007 for treatment of inoperable HCC, targets a systemic standard-of-care for this disease.  Nexavar provides, on average, a 3 month enhancement in overall survival.  This enhancement has been determined to be even smaller within the Asian population of inoperable HCC patients. We believe that a number of biotechnology and pharmaceutical companies may have internal programs targeting the development of new therapeutics that may be useful in treating HCC in the future.

Hepatitis

It has been estimated that approximately 3% of the world’s population is chronically infected with hepatitis C, which translates to nearly 200 million people infected worldwide. Due to the latency of HCV infection and slow disease progression, along with a lag in awareness of the disease, the number of patients with HCV is increasing and expecting to peak in the next 20-30 years. Over 50,000 people die of HCV infection every year. Up to 75% of chronically infected individuals carry the genotype I strain of HCV. The most effective current treatment for chronic HCV infection is Interferon, but nearly 60% of patients infected with genotype 1 do not show a sustained viral reduction with Interferon treatment, and the remaining 40% of such genotype 1 HCV cases are without any therapy.

The significant number of interferon non-responders has created a need for second generation therapies and a large number of pharmaceutical companies have active therapeutic programs to meet the requirements of this large and growing market. There are currently 28 compounds in clinical development for the treatment of chronic HCV infection. A large number of these clinical compounds are small molecule antivirals being developed by pharmaceutical companies including Novartis, Kemin, Vertex and Migenix. In addition, over a dozen non-interferon immunomodulators are currently under clinical development by companies including SciClone, Schering-Plough, Chiron and Innogenetics. These compounds are designed to attack different parts of the Hepatitis C virus and its ability to replicate or enhance the body’s immune system to better recognize and destroy the virus. Most clinicians now believe that eventually these and future drugs will be used in combination to treat chronic HCV.

Brain Delivery

We believe we will be competing with other pharmaceutical and biotechnology companies that provide, or are attempting to develop product candidates to provide, remedies and treatments for brain and neurodegenerative diseases. Three approaches are primarily used to solve the problem of reaching the brain with therapeutic compounds:

•	Neurosurgery or invasive techniques.

•	Pharmacological techniques, which include less than 2% of currently available drugs.

•	Physiologically based techniques, such as transcytosis.

Invasive techniques include bone marrow transplants or implants of polymers with drugs imbedded in the material for slow release. These implants extend from the skull surface to deep into brain tissue sites and use a permeation enhancer. Mannitol induced osmotic shock that creates leaks in the blood-brain barrier allowing intravenous administered chemotherapeutics into the brain is used in the treatment of brain tumors, but is not appropriate for administration of drugs for chronic therapies. Companies active in developing treatments based on these invasive technologies include Alza Corporation, Ethypharm, Guilford Pharmaceuticals, Medtronic Inc., Neurotech, and Sumitomo Pharmaceutical.

Other invasive procedures utilize catheter-based delivery of the drug directly into the brain. This technique has proven useful in the treatment of brain tumors, but has not been successful in distributing drugs throughout the entire brain.  Amgen Inc. recently conducted clinical trials for the treatment of Parkinson’s disease using intrathecal delivery through the use of various catheter/pump techniques.

The physiological route is a popular approach to cross the blood-brain barrier via lipid mediated free diffusion or by facilitated transport. This is the most common strategy used for the development of new neuropharmaceuticals, but has experienced limited success as it requires that the drug have sufficient lipophilic or fat-soluble properties so that it can pass through lipid membranes. The current method of delivery by this route, however, is nonspecific to the brain and side effects are common since most organs are exposed to the drug. Furthermore, many of the potential lipophilic therapeutic molecules are substrates for the blood-brain barrier’s multi-drug resistant proteins, which actively transport the therapeutic agent back into the blood. Consequently, large doses need to be used so that sufficient amounts of the drug reach the brain. These high doses can result in significant side effects as the drug is delivered to essentially all tissues of the body, which is extremely inefficient. Companies and organizations that are developing treatments based on various physiological approaches include Angiochem, Axonyx, AramGen Technology, to-BBB, Xenoport Inc., Bioasis, Oregon Health and Science University Neuro-oncology, Xenova Group Ltd., d-Pharm, Neurochem Inc., and Vasogen Inc.

ALDH2 Deficiency

ALDH2 deficiency affects hundreds of millions of people worldwide, and is especially prevalent in East Asian populations. The association of this metabolic disorder with serious health risks, including liver diseases and digestive tract cancers, has emerged fairly recently (over the last 8-10 years). Consequently, we are not aware of any pharmaceutical products currently approved for this indication, either in the U.S. or internationally. However, given the size of the potential patient population and the emerging awareness of this disorder as a serious health risk, we expect there are or will be other pharmaceutical companies, especially those with commercial operations in Asian countries, developing products to treat the symptoms of this condition. Many of these competitors may have greater resources, and existing commercial operations in the Asian countries which we expect will be the primary markets for this product.

Additionally, there are non-pharmaceutical products available such as supplements and traditional remedies, especially in some Asian countries, which claim to be effective in reducing the symptoms associated with ALDH2 deficiency and other physical reactions to ethanol consumption. Although we are not aware of any study which has demonstrated the efficacy of such non-pharmaceutical alternatives, these products may compete with our ALDH2 deficiency product.

Cystinosis

The only pharmaceutical product currently approved by FDA and EMEA to treat cystinosis is Cystagon® (rapid release cysteamine bitartrate capsules), marketed by Mylan Pharmaceuticals.  Cystagon® was approved by FDA in 1994 and, while it is not well tolerated by some patients, is the standard of care for cystinosis treatment.  We expect that our improved DR Cysteamine formulation, if it receives marketing approval, will capture much of the Cystagon® market share because of reduced dose frequency and improved tolerability.  However, Cystagon will remain a well-established competitive product which may retain many patients, especially those for whom the dose schedule and side effects do not pose significant problems.

We are not aware of any pharmaceutical company with an active program to develop an alternative therapy for cystinosis.  (There are companies developing and/or marketing products to treat symptoms and conditions related to, or resulting from cystinosis, but none developing products to treat the underlying metabolic disorder.)  Academic researchers in the US and Europe are pursuing potential treatments for cystinosis through gene therapy and stem cell therapy, as well as prodrug approaches as alternatives to cysteamine bitartrate for cystinosis treatment.  The development timeline for these approaches is many years.

Huntington’s Disease

There are no currently available treatments for Huntington’s Disease, although there are products available such as Haldol, Klonopin and Xenazine to treat uncontrollable movements and mood swings that result from the disease.  There are a number of pharmaceutical companies pursuing potential cures and treatments for Huntington’s Disease, as well as numerous academic- and foundation-sponsored research efforts.

Companies with Huntington’s Disease product candidates in development include Medivation, Inc., which recently announced positive results from a phase 2 study of the investigational drug Dimebon in Huntington’s Disease patients; Amarin recently completed a phase 3 clinical study with its Miraxion product and has been required by the FDA to complete an additional phase 3 clinical study with respect thereto prior to filing for marketing approval; and Eli Lilly & Co., whose Atomoxetine product (FDA approved for treatment of attention deficit hyperactivity disorder, or ADHD), is in an ongoing phase 2 study for treatment of symptoms from Huntington’s Disease.  Additionally, nutritional supplements including creatinine and coenzyme Q10 have been investigated as potential treatments for Huntington’s Disease.  The Huntington Study Group sponsors numerous studies of potential therapies for Huntington’s Disease, including coenzyme Q10 and the antibiotic minocycline.

NASH

There are no currently available treatments for NASH.  Weight loss, healthy diet, abstinence from alcohol and increased physical activity are typically suggested to slow the onset of NASH.  There are numerous therapies being studied for NASH, including anti-oxidants (Vitamin E, betaine, Moexipril from Univasc), insulin sensitizing agents (Actos® from Takeda Pharmaceuticals for type 2 diabetes, in an ongoing phase 3 study for NASH sponsored by University of Texas) and drugs to improve blood flow (Trental® from Aventis for treatment of intermittent claudication, which failed to meet endpoints in a phase 2 study for NASH).  Other products being studied for NASH include Byetta from Amylin, in an ongoing phase 2/3 study for NASH; and siliphos, or milk thistle, in a UC San Diego phase 2 study for NASH.

Batten Disease

There are no currently available treatments for Batten Disease.  Gene therapy and stem cell therapy approaches are being investigated at academic medical centers (Weill Medical College, University of Minnesota) and a private company, Stem Cells, Inc.  These potential therapies are all in early stages of development.

Because, among other things, nearly all of our competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval, and pharmaceutical product manufacturing and marketing than we do, there can be no assurances that we will be successful in competing in the areas discussed above. See the section under “Factors That May Affect Future Results” titled, “If our competitors succeed in developing products and technologies that are more effective than our own, or if scientific developments change our understanding of the potential scope and utility of our drug product candidates, then our technologies and future drug product candidates may be rendered less competitive.”

Government Regulations of the Biotechnology Industry

Regulation by governmental authorities in the U.S. and foreign countries is a significant factor in the development, manufacture, and expected marketing of our drug product candidates and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any drug product candidates developed. We anticipate that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any drug product candidates developed by us, our ability to receive product revenues, and our liquidity and capital resources.

The Food and Drug Administration’s Modernization Act codified the FDA’s policy of granting “fast track” review of certain therapies targeting “orphan” indications and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Orphan indications are defined by the FDA as having a prevalence of less than 200,000 patients in the U.S. We anticipate that certain neurodegenerative diseases and primary liver cancer which could potentially be treated using our technology could qualify for fast track review under these revised guidelines. There can be no assurances, however, that we will be able to obtain fast track designation and, even with fast track designation, it is not guaranteed that the total review process will be faster or that approval will be obtained, if at all, earlier than would be the case if the drug product candidate had not received fast-track designation.

Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials might not be predictive of results that will be obtained in large-scale testing. Our clinical trials might not successfully demonstrate the safety and efficacy of any products or result in marketable products.

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our current and proposed product candidates. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

The steps required by the FDA before new drug products may be marketed in the United States include:

•	completion of preclinical studies;

•	the submission to the FDA of a request for authorization to conduct clinical trials on an IND, which must become effective before clinical trials may commence;

•	adequate and well-controlled Phase I, Phase II and Phase III clinical trials to establish and confirm the safety and efficacy of a drug candidate ;

•	submission to the FDA of a New Drug Application (an “NDA”) for the drug candidate; and

•	review and approval of the NDA by the FDA before the product may be shipped or sold commercially.

In addition to obtaining FDA approval for each product, each product manufacturing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA. Each manufacturing facility, and its quality control and manufacturing procedures must also conform and adhere at all times to the FDA’s current good manufacturing practices (“cGMP”) regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations. Manufacturers must expend substantial time, money and effort in the area of production and quality control to ensure full technical compliance with these standards.

Preclinical testing includes laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results are submitted to the FDA as a part of an IND which must become effective prior to commencement of clinical trials. Clinical trials are typically conducted in three sequential phases following submission of an IND. Phase I represents the initial administration of the drug to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence of effectiveness. Phase II involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase III studies are initiated to further establish clinical safety and efficacy of the therapy in a broader sample of the general patient population, in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for any physician labeling. During all clinical studies, we must adhere to Good Clinical Practice (“GCP”) standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA to the FDA.

The process of completing clinical testing and obtaining FDA approval for a new drug is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA. Even after initial FDA approval has been obtained, further studies, including post-market studies, might be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested and approved. Also, the FDA will require post-market reporting and might require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs might limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA supplement might be required to be submitted to the FDA.

The rate of completion of any clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the trial, the availability of alternative therapies and drugs, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us.

Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect us. Failure to adhere to approved trial standards and GCPs in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Noncompliance with GCPs could also have a negative impact on the FDA’s evaluation of an NDA. Failure to adhere to GMPs and other applicable requirements could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and prosecution.

Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval might be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for some European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals would be obtained.

In most cases, if the FDA has not approved a drug product candidate for sale in the U.S., the drug product candidate may be exported for sale outside of the U.S. only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. Specific FDA regulations govern this process.

In addition to the regulatory framework for product approvals, we and our collaborative partners must comply with federal, state, and local laws and regulations regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and other local, state, federal and foreign regulation. The impact of such regulation upon us cannot be predicted and could be material and adverse.  We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Legal Proceedings

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation.

MANAGEMENT

Directors

The following table sets forth the name, age, date first elected or appointed to serve as a director and/or executive officer, and position held by each of our directors as of July 10, 2008.  Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by our stockholders.

Name	Age	Date First Elected or Appointed	Position(s) Held with the Company

Christopher M. Starr, Ph.D. (1)	56	May 25, 2006	Chief Executive Officer, President and Director
Raymond W. Anderson (1)(2)	65	May 25, 2006	Director
Erich Sager (1)(2)	50	May 25, 2006	Director
Richard Franklin, M.D., Ph.D.	62	July 10, 2008	Director

(1)	Member of the Nominating Committee and Stock Option Committee.
(2)	Member of the Audit Committee and Compensation Committee.

Mr. Anderson , Mr. Sager and Dr. Franklin are independent directors.

Business Experience and Directorships

The following describes the background of our directors.

Christopher M. Starr, Ph.D., Chief Executive Officer, President and Director. Dr. Starr is our co-founder, and has served as Chief Executive Officer, President and director since our inception in 2006. Dr. Starr has served as Chief Executive Officer of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in September 2005. Dr. Starr co-founded BioMarin Pharmaceutical Inc. (“BioMarin”) in 1997 where he last served as Senior Vice President and Chief Scientific Officer prior to joining the Company in 2006. As Senior Vice President at BioMarin, Dr. Starr was responsible for managing a Scientific Operations team of 181 research, process development, manufacturing and quality personnel through the successful development of commercial manufacturing processes for its enzyme replacement products, and supervised the cGMP design, construction and licensing of BioMarin’s proprietary biological  manufacturing facility. From 1991 to 1998, Dr. Starr supervised research and commercial programs at BioMarin’s predecessor company, Glyko, Inc., where he served as Vice President of Research and Development. Prior to his tenure at Glyko, Inc., Dr. Starr was a National Research Council Associate at the National Institutes of Health. Dr. Starr earned a B.S. from Syracuse University and a Ph.D. in Biochemistry and Molecular Biology from the State University of New York Health Science Center, in Syracuse, New York.

Raymond W. Anderson, Director. Mr. Anderson has served as our director since May 25, 2006 and is the Chief Financial Officer and Vice President, Finance & Administration of Dow Pharmaceutical Sciences, Inc. Mr. Anderson has more than 30 years of healthcare industry experience, primarily focused in financial management within the biopharmaceutical sector. Prior to joining Dow in 2003, he was Chief Financial Officer for Transurgical, Inc., a private medical technology company. Prior to that, Mr. Anderson served as Chief Operating Officer and Chief Financial Officer at BioMarin from June 1998 to January 2002. Prior to June 1998, Mr. Anderson held similar executive-level positions with other biopharmaceutical companies including Syntex, Chiron, Glycomed and Fusion Medical Technologies. Mr. Anderson holds an M.B.A. from Harvard University, an M.S. in Administration from George Washington University, and a B.S. in Engineering from the United States Military Academy.

Erich Sager, Director. Mr. Sager has served as our director since May 25, 2006 and has acted as Chairman of Calltrade Carrier Services AG, a European wholesale phone operator since 2004. From September 1996 until

August 2004, Mr. Sager served as the Chairman of LaMont Asset Management SA, a private investment management firm. From April 1994 to August 1996, Mr. Sager served as Senior Vice President, head of Private Banking for Dresdner Bank (Switzerland) Ltd. From September 1991 to March 1994, Mr. Sager served as Vice President, Private Banking-Head German Desk for Deutsche Bank (Switzerland) Ltd. From 1981 to 1989, Mr. Sager held various positions at a number of banks in Switzerland. Mr. Sager served on the BioMarin board of directors from November 1997 to March 2006 and currently serves as a director of Calltrade Carrier Services AG, Zecotek Medical Systems Inc. and Scandinavian Minerals Ltd. Mr. Sager received a business degree from the School of Economics and Business Administration in Zurich, Switzerland.

Richard Franklin, M.D., Ph.D., Director. Dr. Franklin has served as Chairman of the board of directors of SyntheMed, Inc., a biomaterials company engaged in the development and commercialization of medical devices, since June 2003 and as a director of SyntheMed, Inc., since December 2000. Since September 2002, Dr. Franklin has been Chairman of DMS Data Systems, an internet-based information services company. From May 1996 to September 2002, Dr. Franklin had been Chief Executive of Phairson, Ltd., a medical product development company. From January 1991 to May 1996, Dr. Franklin was founder and principal of Richard Franklin & Associates and from January 1988 to December 1990, Dr. Franklin was with Boston Capital Group, both of which are consulting firms to the healthcare industry. From July 1986 to December 1987, Dr. Franklin was head of Healthcare Corporate Finance at Tucker Anthony, an investment banking firm.

Executive Officers

The following table sets forth the name, age, date first appointed to serve as an executive officer, and position held by each of our executive officers not discussed above as of July 10, 2008.  Our executive officers are elected by our board of directors and serve at the discretion of our board of directors.

Name	Age	Date First Appointed	Position(s) Held with the Company

Todd C. Zankel, Ph.D.	44	May 25, 2006	Chief Scientific Officer
Thomas E. Daley	45	September 10, 2007	President, Bennu Pharmaceuticals Inc.
Kim R. Tsuchimoto, C.P.A.	45	May 25, 2006	Chief Financial Officer, Treasurer and Secretary

Business Experience

The following describes the background of our executive officers.

Todd C. Zankel Ph.D. Dr. Zankel is a co-founder and has been Chief Scientific Officer of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in 2006. Dr. Zankel has served as our Chief Scientific Officer since May 25, 2006. From 1997 to 2005, Dr. Zankel served as a Senior Director of Research at BioMarin. Prior to 1997, Dr. Zankel was a fellow for the National Institutes of Health at the Plant Gene Expression Center in Berkeley, California and at the Swiss Institute of Technology in Zurich, Switzerland. Dr. Zankel has been the author of a number of peer-reviewed articles in a variety of scientific areas. Dr. Zankel earned a B.A. from Reed College in Portland, Oregon and a Ph.D. from Columbia University.

Thomas (Ted) Daley.   Mr. Daley joined us as President and a board member of Bennu Pharmaceuticals Inc. following the acquisition by Bennu of Convivia, Inc., which Mr. Daley founded. Mr. Daley was co-founder, VP business development and chief operating officer of Instill Corporation, a leading electronic commerce services provider to the US foodservice industry.  Between 1993-2001 Mr. Daley helped raise over $50 million in venture capital and build Instill to a 150+ person operation with a nationwide customer base.  After leaving Instill, from 2001-2007, Mr. Daley served in executive and consulting roles to a number of technology startup companies including MetricStream, Inc., PartsRiver and Certicom Security.  Prior to that time, Mr. Daley worked in operations management for Anheuser-Busch, Inc., and consulted to Gordon Biersch Brewing Company and Lion Breweries (New Zealand).  Mr. Daley received a BS in Fermentation Science from University of California at Davis, and an MBA from Stanford University.

Kim R. Tsuchimoto, C.P.A. Ms. Tsuchimoto has served as the Chief Financial Officer, Treasurer and Secretary of our wholly owned subsidiary, Raptor Pharmaceutical Inc., since its inception in 2006 and currently serves as our Chief Financial Officer, Secretary and Treasurer since May 25, 2006. Prior to this, Ms. Tsuchimoto served as Interim Controller at International Microcomputer Software, Inc., a software and Internet content company, from October 2005 to March 2006. From June 2005 to August 2005, Ms. Tsuchimoto served as Assistant Vice President, Controller at SpatiaLight Inc., a high technology company. From February 1997 to June 2005, Ms. Tsuchimoto served at BioMarin and its predecessor company, Glyko, Inc., most recently as Vice President, Treasurer for two years, Vice President, Controller for two years and prior to that, as Controller. Prior to her employment at BioMarin, Ms. Tsuchimoto served as Controller of a marketing consulting firm and an international venture capital firm and worked as a staff accountant in a local public accounting firm. Ms. Tsuchimoto is an inactive licensed California Certified Public Accountant and holds a B.S. in Business Administration with an emphasis in Accounting from San Francisco State University.

Scientific Advisory Board

The following describes the background of our Scientific Advisory Board.

Stephen C. Blacklow, M.D., Ph.D.  Over the last ten years, Dr. Blacklow’s research team has achieved international recognition both for their mechanistic and structural studies of proteins of the LDL receptor family, and for their work on the structure and function of human Notch proteins.  Recently, Dr. Blacklow’s team determined the structure of RAP d3 complexed with receptor.  Dr. Blacklow graduated from Harvard College summa cum laude in 1983, and received his M.D. and Ph.D. in bioorganic chemistry from Harvard University in 1991. Dr. Blacklow is a board-certified pathologist and an Associate Professor of Pathology at Harvard Medical School where he is the Director of the Harvard M.D.-Ph.D. program, basic sciences track.  He has directed a research laboratory at the Brigham and Women's Hospital, a teaching affiliate of the Harvard Medical School, since 1998.

Guojun Bu, Ph.D.  Guojun Bu, Ph.D., is a molecular and cell biologist and a leader in the field of the LDL receptor family.  Dr. Bu obtained his undergraduate degree from the Beijing Normal University in China. He then studied biochemistry and molecular biology in the Department of Biochemistry at Virginia Tech where he received his Ph.D. Dr. Bu moved to the Washington University School of Medicine for a postdoctoral training in cell biology where he later became a member of the faculty. He is currently Professor of Pediatrics, and of Cell Biology and Physiology. Among the numerous awards that he has received, Dr. Bu has been a Faculty Scholar of the Alzheimer's Association and an Established Investigator of the American Heart Association. He currently serves as the Editor-in-Chief of Molecular Neurodegeneration.

William C. Mobley, M.D., Ph.D.  After completing undergraduate training in Chemistry and Zoology at the University of Nebraska at Lincoln, William C. Mobley, M.D., Ph.D., received his M.D. and Ph.D. in Neuroscience from Stanford University. Dr. Mobley trained in Pathology and Pediatrics at the Stanford University Hospital and completed a residency and fellowship in Neurology at Johns Hopkins University Hospital, where he also was Chief Resident in Pediatric Neurology. In 1985, he joined the faculty of the University of California, San Francisco School of Medicine where he rose to the rank of Professor of Neurology, Pediatrics and the Neuroscience Program and served as the Director of Child Neurology. In 1991, he was named Derek Denny Brown Scholar of the American Neurological Association. From 1997 to 2005, he served as the Chair of the Department of Neurology and Neurological Sciences at Stanford University, and he holds the John E. Cahill Family Endowed Chair. He was recently appointed Director of the Neuroscience Institute at Stanford. His laboratory studies the signaling biology of neurotrophic factors in the normal nervous system and in animal models of neurological disorders, including Alzheimer's disease, Down's syndrome and peripheral neuropathy. He is the recipient of both the Zenith Award and the Temple Award from the Alzheimer's Association and is a Fellow of the Royal College of Physicians. He was chosen to receive the Cotzias Award of the American Academy of Neurology for 2004. Dr. Mobley is Past President of the Association of University Professors of Neurology and is President of The Professors of Child Neurology. He was recently elected to the Institute of Medicine of the National Academy of Sciences.

Sam Teichman, M.D., FACC, FACP  Sam Teichman, M.D., is an independent consultant in the area of strategic drug discovery and development. He has worked on over 40 medical products in various stages of development from the earliest identification of leads in research to supporting commercial-stage products. Most recently, Dr. Teichman served as Vice President and Chief Development Officer at ARYx Therapeutics, where he was involved in identifying and advancing three products from the research stage into clinical development. During the past 20 years, Dr. Teichman has held senior level executive positions at Genentech, Medco Research (now part of King Pharmaceuticals), Glycomed (now part of Ligand Pharmaceuticals), and Mimetix. He has provided scientific advisory services and has acted in an interim executive role for numerous early-stage and established biotechnology companies.  Dr. Teichman holds an M.D. from Columbia University and a B.S. in Chemistry from Columbia College, Columbia University. He is board certified in Internal Medicine and Cardiology. Dr. Teichman is a Fellow of the American College of Cardiology (FACC) and the American College of Physicians (FACP). Dr. Teichman served as Associate Clinical Professor of Medicine at University of California in San Francisco from 1990 to 2001. He has more than 40 original publications, reviews and abstracts published in peer-reviewed and invited medical journals.

Audit Committee

The audit committee of our board of directors, herein referred to as the Audit Committee, has been established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended, herein referred to as Exchange Act, and currently consists of the following two members: Mr. Anderson (Chairman) and Mr. Sager. The Audit Committee (a) has sole authority to appoint, replace and compensate our independent registered public accounting firm and is directly responsible for oversight of its work; (b) approves all audit fees and terms, as well as any permitted non-audit services performed by our independent registered public accounting firm; (c) meets and discusses directly with our independent registered public accounting firm its audit work and related matters and (d) oversees and performs such investigations with respect to our internal and external auditing procedures and affairs as the Audit Committee deems necessary or advisable and as may be required by applicable law. Our Audit Committee’s charter can be found in the “Corporate Governance” section of our website at www.raptorpharma.com.

Our board of directors has determined that both members of the Audit Committee are “independent” as that term is defined by the applicable listing standards of The NASDAQ Stock Market, Inc. and Rule 10A−3 of the Exchange Act. Our board of directors has also determined that both members of our Audit Committee are qualified as “audit committee financial experts” as defined by the regulations promulgated by the U.S. Securities and Exchange Commission, herein referred to as the SEC.

Compensation Committee

The compensation committee of our board of directors, herein referred to as the Compensation Committee, currently consists of the following two members: Mr. Sager (Chairman) and Mr. Anderson. The Compensation Committee annually reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management. Both members of the Compensation Committee are non-employee directors and are considered to be independent. Our Compensation Committee’s charter can be found in the “Corporate Governance” section of our website at www.raptorpharma.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our board of directors, herein referred to as the Nominating Committee, currently consists of the full board of directors: Mr. Sager, Mr. Anderson, and Dr. Starr. The Nominating Committee has authority to review the qualifications of, interview and nominate candidates for election to our board of directors. Our Nominating Committee’s charter can be found in the “Corporate Governance” section of our website at www.raptorpharma.com. The primary functions of the Nominating Committee are to:

•	recruit, review and nominate candidates for election to our board of directors;

•	monitor and make recommendations regarding committee functions, contributions and composition; and

•	develop the criteria and qualifications for membership on our board of directors.

The Nominating Committee develops the credentials and characteristics required of our board of directors and committee nominees in light of the composition of our board of directors and committees, our business, operations, applicable legal and listing requirements, and other factors they consider relevant. The Nominating Committee may identify other candidates, if necessary, through recommendations from our directors, management, employees, the stockholder nomination process, or outside consultants. The Nominating Committee will review candidates in the same manner regardless of the source of the recommendation. For membership on our board of directors, the Nominating Committee takes into consideration applicable laws and regulations, diversity, age, skills, experience, integrity, ability to make independent analytical inquiries, understanding of Raptor’s business and business environment, willingness to devote adequate time and effort to our board of directors’ responsibilities and other relevant factors, including experience in the biotechnology and pharmaceutical industries.

Stock Option Committee

The stock option committee of the Board, herein referred to as the Stock Option Committee, currently consists of our full board of directors: Mr. Sager, Mr. Anderson, and Dr. Starr. Our Stock Option Committee is responsible for the administration of our 2006 Equity Incentive Plan, including the approval of grants under such plan to our employees, consultants and directors.

Director Compensation

We generally compensate non-employee directors for their service as a member of our board of directors by granting to each such director options to purchase shares of our common stock upon joining our board of directors. Upon joining our board of directors on May 26, 2006, Mr. Anderson and Mr. Sager were granted stock options to purchase 500,000 shares and 1,000,000 shares, respectively, of our common stock at an exercise price of $0.60 per share. Such stock options vest 6/36ths on the six month anniversary of such grant and 1/36th per month thereafter and expire ten years from grant date. In addition, each non-employee director receives options to purchase 100,000 shares of our common stock for each subsequent year of service on our board of directors. Such options are generally granted at fair market value one day preceding the grant date, vest 6/48ths on the six month anniversary of the grant date and 1/48th per month thereafter and expire ten years from grant date. We made these grants to Mr. Anderson and Mr. Sager with respect to our fiscal year ending August 31, 2007, herein referred to as Fiscal Year 2007, on June 14, 2007 at a per share exercise price of $0.60. We also reimburse our directors for out-of-pocket expenses incurred in connection with their service as directors. In Fiscal Year 2007, cash compensation consisted of $20,000 for Mr. Anderson and $40,000 for Mr. Sager.

The following table sets forth the total compensation paid by us to each of our non-employee directors during Fiscal Year 2007. Dr. Starr, who is an employee of Raptor, did not receive additional compensation for his service as a director.

Name*	Fees Earned or Paid in Cash ($)*	Option Awards ($) (1)*	Total*

Raymond W. Anderson (2)	$20,000	$2,272	$22,272
Erich Sager (3)	$40,000	$2,272	42,272

* On July 10, 2008, our board of directors approved the following increases in annual cash compensation for our board members: Raymond W. Anderson’s increased from $20,000 to $40,000 and Erich Sager’s increased from $40,000 to $60,000.  On the same date, our board of directors appointed Richard L. Franklin to our board of directors.  Dr. Franklin will receive cash compensation of $40,000 per year, starting on or around October 10, 2008, for his service as a member of our board of directors.  On July 10, 2008, our board of directors approved a grant of 150,000 options for Dr. Franklin.  Such options were granted at fair market value one day preceding the grant date, vest 6/48ths on the six month anniversary of the grant date and 1/48th per month thereafter and expire ten years from grant date.

(1) Amounts shown do not reflect compensation actually received by a director, but reflect the dollar amount compensation cost recognized by the Company for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for Fiscal Year 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, herein referred to as SFAS 123R, and thus may include amounts from awards granted in and prior to Fiscal Year 2007. The assumptions underlying the calculations pursuant to SFAS 123R are set forth under Note 6 of the Notes to Consolidated Financial Statements, beginning on page 45 of our Company’s Annual Report on Form 10-KSB for Fiscal Year 2007 filed with the SEC on November 13, 2007.

(2) Mr. Anderson had 600,000 options outstanding as of August 31, 2007, of which 208,335 were exercisable.

(3) Mr. Sager had 1,100,000 options outstanding as of August 31, 2007, of which 416,670 were exercisable.

Mr. Anderson will receive an annual retainer of $20,000 and Mr. Sager will receive an annual retainer of $40,000, as non-employee directors for with respect to our fiscal year ending August 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders of a registered class of equity securities to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, executive officers and 10% stockholders of a registered class of equity securities are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us, we believe that during Fiscal Year 2007, our directors, executive officers and 10% stockholders of a registered class of equity securities timely filed all Section 16(a) reports applicable to them.

Code of Ethics

The Company has adopted a Code of Ethics, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics is available at n the “Corporate Governance” section of our website at www.raptorpharma.com. The Company will disclose on its website any amendment to the Code of Ethics, as well as any waivers of the Code of Ethics, that are required to be disclosed by the rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 10, 2008, each named executive officer and (iv) all executive officers and directors as a group. Except as otherwise indicated, each listed stockholder directly owned his or her shares and had sole voting and investment power. Unless otherwise noted, the address for each person listed below is Raptor Pharmaceuticals Corp., 9 Commercial Blvd., Suite 200, Novato, CA  94949.
Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Subject to Options / Warrants (3)	Percentage of Outstanding Shares of Common Stock (4)

Aran Asset Management SA (1)	16,350,000	8,175,000	35.8%
Flower Ventures, LLC (2)	4,250,133	1,000,796	6.9%
Christopher M. Starr, Ph.D.	3,187,500	187,500	5.3%
Todd C. Zankel, Ph.D.	3,187,500	187,500	5.3%
Erich Sager	1,789,167	779,167	2.9%
Ted Daley	334,374	34,374	*
Kim R. Tsuchimoto, C.P.A.	210,832	208,332	*
Raymond W. Anderson	404,166	404,166	*
Richard L. Franklin, M.D., Ph.D.	0	0	*
All executive officers and directors as a group ( 7 persons)	9,113,539	1,801,039	14.7%

*             Less than one percent.

(1)           The address for this entity is Bahnhofplatz, P.O. Box 4010, 6304 Zug, Switzerland.
(2)           The address for this entity is 9100 South Dadeland Blvd., Suite 1809, Miami, FL  33156
(3)           Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days of July 10, 2008, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.
(4)           Based on 60,330,047 shares outstanding as of July 10, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board has overall responsibility for the compensation program for our executive officers. Specifically, the Compensation Committee establishes policies and otherwise discharges the responsibilities of the Board with respect to the compensation of our executive officers, senior management, and other employees.  In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm and consider recommendations from the chief executive officer and persons serving in supervisory positions over a particular officer or executive officer with respect to goals and compensation of the other executive officers. The executive officers are not present or involved in deliberations concerning their compensation. The Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation, other than compensation for our Chief Executive Officer, are first approved by the Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to the full Board for final approval. Compensation of our Chief Executive Officer is approved only by our Compensation Committee.

We choose to pay the various elements of compensation discussed in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for primarily long-term strategic goals, while considering short-term performance.

Elements of compensation for our executives generally include:

•	base salary (typically subject to upward adjustment annually based on inflation factors, industry competitive salary levels, and individual performance);

•	cash bonuses;

•	stock option awards;

•	401(k) plan contributions; and

•	health, disability and life insurance.

We believe that the compensation of our executives should reflect their success in attaining key Company objectives and individual factors. The key Company objectives include: (1) establishing and executing on program milestones within planned budgetary expenditures; (2) securing adequate funds to achieve program objectives and to maintain Company solvency and moderate financial risk; (3) meeting or exceeding program timelines and milestones; (4) expanding our pre-clinical product pipeline through creation of novel proprietary products or  by utilization of technology, or acquiring or in-licensing new pre-clinical or clinical products and technology; (5) creating corporate partnerships, contracts, collaborations and out-licensing product technologies to achieve strategic objectives; (6) submitting and receiving satisfactory results of regulatory submissions; (7) establishing long-term competitive advantages, which leads to attaining an increased market price for our stock; (8) asset growth; and (9) developing a strong intellectual property position, which enhances the value of Company products and technologies.

The key individual factors for each executive include: (1) the value of their unique skills and capabilities to support long-term performance of the Company; (2) performance of their management responsibilities; (3) whether an increase in responsibility or change in title is warranted; (4) leadership qualities; (5) business responsibilities;  (6) current compensation arrangements, especially in comparison to the compensation of other executives in similar positions in competitive companies within our industry; (7) short- and long-term potential to enhance stockholder value; and (8) contribution as a member of the executive management team.

Our allocation between long-term and currently paid compensation is intended to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our Stockholders. We provide cash compensation in the form of base salary and annual, discretionary cash bonuses to reward performance against pre-set written goals and objectives. We provide non-

cash compensation to reward performance against specific objectives and long-term strategic goals. Our compensation package for our executive officers for the Fiscal Year 2007 ranges from 100% to 97% in cash compensation and 0% to 3% in non-cash compensation, including benefits and equity-related awards.  We believe that this ratio is competitive within the marketplace for companies at our stage of development and appropriate to fulfill our stated policies.

Elements of Compensation

Base Salary

Our Compensation Committee has established base salary compensation for our executive officers taking into account: (1) the officer’s equity interest in the Company; (2) the status of the Company as an early-stage development company; (3) competitive levels of compensation; and (4) the Company’s ability to pay at this stage of its funding cycle. In recommending base salaries for Fiscal Year 2008, our Compensation Committee considered individual performance and salaries paid to executive officers of other biotechnology companies similar in size, stage of development and other characteristics. In making its recommendations, our Compensation Committee takes into account recommendations submitted by persons serving in a supervisory position over a particular executive officer.

Base salaries for our executive officers effective August 2007* are as follows:

Christopher M. Starr, Ph.D.	Chief Executive Officer, President and Director	$ 150,000

Todd C. Zankel, Ph.D.	Chief Scientific Officer	$ 150,000

Kim R. Tsuchimoto, C.P.A.	Chief Financial Officer, Secretary and Treasurer	$ 176,000**

Ted Daley	President, Bennu	$150,000***

*     On July 10, 2008, our board of directors approved the following increases in annual base salary for our executive officers to closer match market rates: Dr. Starr’s increased from $150,000 to $213,610, Dr. Zankel’s increased from $150,000 to $192,300, Ms. Tsuchimoto’s increased from $176,000 to $208,401, and Mr. Daley’ s increased from $150,000 to $208,40 1.

**   From May 2006 to June 2007, Ms. Tsuchimoto’s annual base salary was $160,000.

*** Mr. Daley commenced employment on September 10, 2007.

Bonus and Other Non-Equity Incentive Plan Compensation

Given our stage of development and our desire to conserve cash, we limited awarding cash bonuses to our executive officers and did not provide for other non-equity incentive plan compensation. Based on her performance and competitive market value, the Compensation Committee recommended and the full Board approved a cash bonus of $25,000 to Ms. Tsuchimoto in June 2007. Pursuant to his employment agreement, Mr. Daley received a bonus of $30,000 in January 2008 related to the execution of a manufacturing contract to formulate 4MP.  In addition, in March 2008, pursuant to his employment agreement, Mr. Daley received a bonus of $10,000 for reaching his six-month employment anniversary.  In March 2008, pursuant to an asset purchase agreement with Convivia, Inc., which corporation has been dissolved and Mr. Daley was the sole stockholder, Mr. Daley received a bonus of 100,000 shares of our common stock related to the execution of a supply agreement for the active pharmaceutical ingredient for 4MP.  All of our executive officers are eligible for annual and discretionary cash and stock option bonuses pursuant to their employment agreements.

Stock Option and Equity Incentive Programs

We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture, and closely align the interests of our executive officers with the interests of our Stockholders. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating the executive officers to manage our Company in a manner that is consistent with the interests of our Company and our Stockholders.  In addition, the vesting feature of our equity grants should aid officer retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period.   In determining the size of equity grants to our executive officers, our Compensation Committee considers our Company-level performance, the applicable executive officer’s performance, the period during which an executive officer has been in a key position with us, the amount of equity previously awarded to or owned by the applicable executive officer, the vesting of such awards, the number of shares available under our 2006 Equity Incentive Plan and the recommendations of management and any other consultants or advisors with whom our Compensation Committee may choose to consult.

In Fiscal Year 2007, stock options were granted under the 2006 Equity Incentive Plan as an incentive to aid in the retention of the executive officers and to align their interests with those of Raptor’s Stockholders.

We currently do not have any formal plan requiring us to grant, or not to grant, equity compensation on specified dates. With respect to newly hired executives, our practice is typically to consider stock option grants upon initial drafting of the executive’s employment agreement followed by a Stock Option Committee unanimous written consent approving such stock option grant. The stock option exercise price is based on the closing price the day preceding the later of the Stock Option Committee approval or the executive’s first day of employment. We intend to ensure that we do not award equity grants in connection with the release, or the withholding, of material non-public information, and that the grant exercise price of all equity awards is equal to the fair market value of the equity on the date of grant.

We granted stock options to our Chief Financial Officer, Ms. Tsuchimoto, and our two independent Board members, Mr. Sager and Mr. Anderson, on June 14, 2007. In keeping with our standard policy and practice, the exercise price of the stock options that were awarded was $0.60 per share, the fair market value one day preceding the grant date.  In September 2007, Mr. Daley was granted an initial employment option to purchase 150,000 shares of our common stock at an exercise price of $0.52 per share.  The options vest over a four-year period from the date of grant with a six month cliff and expire ten years from the date of grant. The options that were granted to our officers are set forth in the “Grants of Plan-Based Awards” table below. All options granted to officers are intended to be qualified stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended, to the extent possible. All options to Board members were non-qualified stock options pursuant to our 2006 Equity Incentive Plan.

Perquisites

Our executives do not receive any perquisites and are not entitled to benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Defined Contribution Plan

We maintain a qualified retirement plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees subject to certain minimum age and service requirements. Our 401(k) plan allows employees to make voluntary contributions. The assets of the 401(k) plan are held in trust for participants and are distributed upon the retirement, disability, death or other termination of employment of the participant.

Employees who participate in our 401(k) may contribute to their 401(k) account up to the maximum amount that varies annually in accordance with the Internal Revenue Code. We also make available to 401(k)

plan participants the ability to direct the investment of their 401(k) accounts in a well-balanced spectrum of various investment funds.

We provide for a 401(k) matching in the amount of 100% of the first 3% of employee deferral and 50% of the next 2% of employee deferral, in compliance with the Internal Revenue Service’s Safe Harbor rules.

Employment Agreements

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with our wholly owned subsidiary, Raptor Pharmaceutical Inc. in May 2006. Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), the amount of which may be increased from time to time in the discretion of our Board, and stock options to purchase 250,000 shares of our common stock, which vest over three years with a six month cliff vest.  Officers’ annual salaries are subject to annual review and potential increase by our Board. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our Board, at its discretion.  On September 7, 2007, we entered into an employment agreement with Ted Daley for a term of 18 months and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended.  Under Mr. Daley’s agreement, Mr. Daley is entitled to an annual salary of $150,000 and stock options to purchase 150,000 shares of our common stock, which vest over four years with a six month cliff vest.  Mr. Daley’s annual salary is subject to annual review and potential increase by our Board. In addition, Mr. Daley is eligible to receive certain bonuses in cash and stock options based on triggering events related to the successful development of our Convivia product development program.

If any officer’s employment is constructively terminated or terminated by us without cause, including in the event of a change of control, then the officer will be entitled to continue to receive his or her base salary, bonuses and other benefits for a period of 12 months from the date of termination. A description of the terms of these agreements, including post-employment payments and triggers, is included in the section entitled “Executive Payments Upon Termination as of August 31, 2007.”

For further detail please refer to the officers’ respective employment agreements filed as exhibits 10.5, 10.6 and 10.7 to the Current Report on Form 8-K, which was filed with the SEC on May 26, 2006 and exhibit 10.1 to our Form 10-QSB, which was filed with the SEC on January 14, 2008.

Equity Incentive Plan

In May 2006, our stockholders approved the 2006 Equity Compensation Plan (the Plan). The Plan life is ten years and allows for the granting of options to our employees, directors and consultants. Typical option grants are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date as quoted on the Over-the-Counter Bulletin Board and vest over four years as follows6/48ths on the six month anniversary of the date of grant and 1/48ths per month thereafter.

Accounting and Tax Considerations

We select and implement our various elements of compensation for their ability to help us achieve our performance and retention goals and not based solely on any unique or preferential financial accounting treatment. In this regard, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes with respect to the executive officers (other than our chief financial officer) listed in the “Summary Compensation Table” below. Compensation realized upon the exercise of stock options is considered performance based if, among other requirements, the plan pursuant to which the options are granted has been approved by the Company’s Stockholders and has a limit on the total number of shares that may be covered by options issued to any plan participant in any specified period.

Stock options granted under our 2006 Equity Incentive Plan are considered performance based. Therefore, any compensation realized upon the exercise of stock options granted under the 2006 Equity Incentive Plan will be excluded from the deductibility limits of Section 162(m). While we have not adopted a policy requiring that all compensation be deductible, we consider the consequences of Section 162(m) in designing our compensation practices.

Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder but may be subject to Alternative Minimum Tax. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes will be capital gain, rather than ordinary income to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock on the exercise date. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise. If the holder of an incentive stock option exercises their options and sells the stock received from such exercise before the one year holding period or before two years from grant date, this is known as a disqualifying disposition, which will be subject to ordinary income tax for the option holder and will be tax deductible to the Company.

Stock Ownership Guidelines

Although we have not adopted any stock ownership guidelines, we believe that our compensation of executive officers, which includes the use of stock options, results in an alignment of interest between these individuals and our Stockholders.

Benchmarking and Consultants

Our Compensation Committee reviews the history of all the elements of each executive officer’s total compensation over the Company’s short history and compares the compensation of the executive officers with that of the executive officers in an appropriate market comparison group comprised of other biotechnology companies similar in size, stage of development and other characteristics.

Named Executive Officer Compensation

Summary Compensation Table

Name and Principal Position	Fiscal Year (ending August 31)	Salary $ (1)	Bonus $	Stock Awards $	Option Awards $ (2)	Non-equity Incentive Plan Compensation $	Change in Pension Value and NQDC Earnings $	All Other Compensation $ (3)	Total $

Christopher M. Starr, Ph.D. Chief Executive Officer and Director	2007 2006 2005	$150,000 51,346 N/A	----- ----- N/A	----- ----- N/A	------ ----- N/A	----- ----- N/A	----- ----- N/A	$2,789 39 N/A	$152,789 51,385 N/A
Todd C. Zankel, Ph.D. Chief Scientific Officer	2007 2006 2005	$150,000 45,577 N/A	----- ----- N/A	----- ----- N/A	----- ----- N/A	----- ----- N/A	----- ----- N/A	$2,789 39 N/A	$152,789 45,616 N/A
Kim R. Tsuchimoto, C.P.A. Chief Financial Officer, Secretary, And Treasurer	2007 2006 2005	$163,333 66,204 N/A	$25,000 ----- N/A	----- ----- N/A	$1,817 ----- N/A	----- ----- N/A	----- ----- N/A	$4,098 252 N/A	$194,248 66,456 N/A

(1)
Dr. Starr and Ms. Tsuchimoto’s full time employment commenced on May 1, 2006 at an annual base salary of $150,000 and $160,000, respectively. Ms. Tsuchimoto’s annual base salary increased to $176,000 in June 2007. Dr. Zankel’s full time employment commenced on May 15, 2006 at an annual base salary of $150,000.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal Year 2007 for the fair value of the stock options granted to each of the named executive officers in Fiscal Year 2007 and prior fiscal years, in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the Fiscal Year 2007 grants, please refer to the notes in our financial statements filed with the SEC on November 13, 2007 in our annual report of Form 10-KSB. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers. In May 2006 Drs. Starr and Zankel and Ms. Tsuchimoto were granted stock options to purchase 250,000 shares of our common stock at an exercise price of $0.66 per share for Drs. Starr and Zankel and $0.60 per share for Ms. Tsuchimoto. The options vest 6/36ths on the six month anniversary of the grant date and 1/36th per month thereafter and expire 10 years from grant date. No dollar amount is reflected in this column due to the fact that SFAS 123R was not adopted by our Company until our Fiscal Year 2007, subsequent to the granting of these options in May 2006.

(3)	All Other Compensation includes 401(k) match funded by the Company and life insurance premiums paid by the Company where the executive is the beneficiary.

Stock Option Grants and Exercises During the Fiscal Year Ended August 31, 2007

The following table sets forth information concerning stock option grants made during Fiscal Year 2007, to our executive officers named in the “Summary Compensation Table” above. The fair value information in the far right column is for illustration purposes only and is not intended to predict the future price of our common stock. The actual future value of the stock options will depend on the market value of our common stock.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)	Options (#) (1)	($/Sh) (2)	Awards ($) (3)

Kim R. Tsuchimoto, C.P.A.	6/14/07	----	----	----	----	----	----	----	80,000	0.60	1,817

(1)	These stock options vest 6/48ths on the six month anniversary of the grant date and 1/48th per month thereafter. The options expire 10 years from grant date of June 14, 2007.

(2)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock on June 13, 2007, one day preceding the stock option grant date.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to Fiscal Year 2007 for the fair value of the stock options granted to each of the named executive officers in Fiscal Year 2007 in accordance with SFAS 123R. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2006 grants, please refer to the notes in our financial statements. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

The following table sets forth certain information with respect to outstanding stock option awards of the named executive officers for Fiscal Year 2007.

Outstanding Equity Awards at August 31, 2007*

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)

Christopher M. Starr, Ph.D.	104,167 (1)	145,833	-----	0.66	5/25/2015

Todd C. Zankel, Ph.D.	104,167 (1)	145,833	-----	0.66	5/25/2015

Kim R. Tsuchimoto, C.P.A.	101,667 (1)	145,833	-----	0.60	5/25/2015
	0 (2)	50,000	-----	0.60	6/13/2017
	0 (2)	30,000	-----	0.60	6/13/2017

(1)	Stock options vest 6/36ths on the six month anniversary of grant date and 1/36th per month thereafter.
(2)	Stock options vest 6/48ths on the six month anniversary of grand date and 1/48th per month thereafter.

*
As of June 30, 2008, the number of securities underlying unexercised options exercisable for each of Dr. Starr, Dr. Zankel, Ms. Tsuchimoto and Mr. Daley were 173,625, 173,625, 193,617 and 28,124, respectively.  As of June 30, 2008, the number of securities underlying unexercised options unexercisable for each of Dr. Starr, Dr. Zankel, Ms. Tsuchimoto and Mr. Daley were 76,375, 76,375, 136,383 and 121,876, respectively.  As of July 10, 2008, the number of securities underlying unexercised options exercisable and unexercisable for Dr. Franklin were 0 and 150,000, respectively.

Option Exercises

	Option/Warrant Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kim R. Tsuchimoto, C.P.A.	2,500	$1,050 (1)

(1)	Based on the market value of $1.02 per share on May 17, 2007 (date of exercise), minus the per share exercise price of $0.60 multiplied by the number of shares underlying the stock option.

Post-Employment Compensation

Employment Agreements

Drs. Starr and Zankel and Ms. Tsuchimoto entered into employment agreements with our wholly owned subsidiary, Raptor Pharmaceutical Inc. in May 2006. Each employment agreement has an initial term of three years commencing on May 1, 2006 in the case of Dr. Starr and Ms. Tsuchimoto and May 15, 2006 in the case of Dr. Zankel, and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended. Under their agreements, each officer is entitled to an annual salary ($150,000 each for Drs. Starr and Zankel and $160,000 for Ms. Tsuchimoto), the amount of which may be increased from time to time in the discretion of our Board, and stock options to purchase 250,000 shares of our common stock, which vest over three years with a six month cliff vest.  Officers’ annual salaries are subject to annual review and potential increase by our Board. In addition, they are each eligible to receive annual bonuses in cash or stock options as awarded by our Board, at its discretion.  On September 7, 2007, we entered into an employment agreement with Ted Daley for a term of 18 months and will automatically renew for additional one year periods unless either party under such agreement notifies the other that the term will not be extended.  Under Mr. Daley’s agreement, Mr. Daley is entitled to an annual salary of $150,000 and stock options to purchase 150,000 shares of our common stock, which vest over four years with a six month cliff vest.  Mr. Daley’s annual salary is subject to annual review and potential increase by our Board. In addition, Mr. Daley is eligible to receive certain bonuses in cash and stock options based on triggering events related to the successful development of our Convivia product development program.

If any officer’s employment is constructively terminated or terminated by us without cause, including in the event of a change of control, then the officer will be entitled to continue to receive his or her base salary, bonuses and other benefits for a period of 12 months from the date of termination. In the case of a change of control, such officer’s outstanding and unvested stock options shall become fully vested.

If any officer’s employment is terminated for cause, by death or due to a voluntary termination, we shall pay to such officer, or in the case of termination due to death, his or her estate, the compensation and benefits payable through the date of termination.

If any officer’s employment is terminated due to disability, we shall pay to such officer the compensation and benefits payable through the date of termination and shall continue to pay such officer salary and a prorated bonus for three months following such termination, at the end of which time such officer shall receive short-term and eventually long-term disability benefits pursuant to our current disability insurance plans.

The following table quantifies the amounts that we would owe each of our executive officers upon each of the termination triggers discussed above:

Executive Payments Upon Termination (As of August 31, 2007)

Christopher M. Starr, Ph.D.
Chief Executive Officer, President and Director

Todd C. Zankel, Ph.D.
Chief Scientific Officer

Executive Benefits and Payments Upon Termination	Disability	Death	Termination Without Cause or Constructive Termination	CIC Whether or Not Services are Terminated (1)
Severance Payments
Base Salary	$37,500 (3)	---	$150,000 (2)	$150,000 (2)
Short-Term Incentive	--- (4)	--- (4)	--- (5)	---- (5)

Value of Unvested Equity Awards and Accelerated Vesting
Stock Options	-----	---	---	--- (6)

Total	$ 37,500	$ ---	$ 150,000	$ 150,000

(1)	“CIC” means change in control, as defined within the officer’s employment agreement.
(2)	12 months base salary.
(3)	3 months base salary.
(4)	Pro rata bonus.
(5)	Full cash bonus otherwise payable.

(6)	Vesting of all stock options granted prior to adoption of SFAS 123R, therefore no valuation is reported for the acceleration of vesting.

Kim R. Tsuchimoto, C.P.A.
Chief Financial Officer, Secretary and Treasurer

Executive Benefits and Payments Upon Termination	Disability	Death	Termination Without Cause or Constructive Termination	CIC Whether or Not Services are Terminated (1)
Severance Payments
Base Salary	$44,000 (3)	---	$176,000 (2)	$176,000 (2)
Short-Term Incentive	--- (4)	--- (4)	--- (5)	---- (5)

Value of Unvested Equity Awards and Accelerated Vesting
Stock Options	---	---	---	$31,823 (6)

Total	$ 44,000	$ ---	$ 176,000	$ 207,823

(1)	“CIC” means change in control, as defined within the officer’s employment agreement.
(2)	12 months base salary.
(3)	3 months base salary.
(4)	Pro rata bonus.
(5)	Full cash bonus otherwise payable.
(6)
Vesting of all stock options. Valuation is based on SFAS 123(R) amount to be expensed for accelerated vesting of stock options granted after the adoption of SFAS 123(R). Accelerated vesting of stock options granted prior to the adoption of SFAS 123(R) are valued at zero.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of August 31, 2007 with respect to shares of Raptor common stock that may be issued under its existing equity compensation plans, including the 2006 Equity Incentive Plan. Stockholders approved Raptor’s 2006 Equity Incentive Plan in May 2006, and our Board approved Amendment No. 1 in February 2007.

	Equity Compensation Plan Information*
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of August 31, 2007	Weighted-average exercise price of outstanding options, warrants and rights as of August 31, 2007	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) as of August 31, 2007
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,934,800	$0.61	3,050,700
Equity compensation plans not previously approved by security holders	0	0	0
Total	2,934,800	$0.61	3,050,700

* As of May 31, 2008, the number of securities to be issued upon exercise of outstanding options, warrants and rights with respect to equity compensation plans approved by security holders was 3,605,727.  As of May 31, 2008, the number of securities remaining available for future issuance under equity compensation plans (excluding the 3,605,727 securities referenced in the immediately preceding sentence, with respect to equity compensation plans approved by security holders, was 2,379,773.  The weighted-average exercise price of outstanding options, warrants and rights as of May 31, 2008 with respect to equity compensation plans approved by security holders was $0.60.

In May 2006 our stockholders approved the 2006 Equity Compensation Plan (the “Plan”). The Plan life is ten years and allows for the granting of options to our employees, directors and consultants. Typical option grants are for ten years at or above market price based on the last closing price as of the date of grant as quoted on the Over-the-Counter Bulletin Board and vests over four years as follows: 6/48ths on the six month anniversary of the date of grant and 1/48th per month thereafter.

Compensation Committee Interlocks and Insider Participation

All compensation decisions made during Fiscal Year 2007 were made exclusively by the independent directors serving on the Compensation Committee, with respect to our Chief Executive Officer, executive officers and other officers. The members of the Compensation Committee during Fiscal Year 2007 were Mr. Anderson and Mr. Sager, none of whom were officers or employees of Raptor or any of our subsidiaries during Fiscal Year 2007 or in any prior year. None of our executive officers served as a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

SELLING STOCKHOLDERS

We are registering for resale certain shares of our common stock. The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors. Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The selling stockholders may offer and sell, from time to time, any or all of the common stock included in this registration statement of which this prospectus forms a part.  Because the selling stockholders may offer all or only some portion of the 47,725,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of their resales. We have assumed for purposes of this table that none of the shares covered by this prospectus will be held by the selling stockholders after the completion of their resales. This information is based solely on information provided by or on behalf of the selling stockholders set forth below, and we have not independently verified the information.

The following tables set forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of July 10, 2008, and the number of shares of common stock covered by this prospectus.

Except as provided below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

We may require a selling stockholder to suspend the sales of the securities covered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

2008 Private Placement

During May and June 2008, we closed a private placement of 20,000,000 units of our securities, each unit comprised of one share of our common stock and one warrant to purchase one half of one share of our common stock. In connection with this private placement, we issued to placement agents warrants to purchase in the aggregate 2,100,000 shares of our common stock. The following table sets forth certain information regarding the beneficial ownership of shares of common stock as of July 10, 2008 by certain selling stockholders, and the number of shares of common stock covered by this prospectus.

Name of Selling Stockholder and Position, Office or Material Relationship	Common Shares owned by the Selling Stockholder	Total Shares to be Registered Pursuant	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (1)
with Raptor Pharmaceuticals Corp.	(2)	to this Offering	# of Shares	% of Class

Aran Asset Management	24,525,000*	24,525,000*	0	0
Skye Asset Management	2,370,000*	2,370,000*	0	0
CAT Brokerage	750,000*	750,000*	0	0
Winton Capital Holdings Ltd.	750,000*	750,000*	0	0
Brahma Finance (BVI) Limited	750,000*	750,000*	0	0
Nitro-gen Pty Ltd. ATF Curson Family Trust	300,000*	300,000*	0	0
Errol Bome	225,000*	225,000*	0	0
Josan Consultants PTY Ltd.	180,000*	180,000*	0	0
Canaccord (Dexamenos Developpement)	150,000*	150,000*	0	0
Limetree Capital (3), (4)	1,882,650	1,882,650	0	0
CAT Brokerage (3)	101,850	101,850	0	0

Name of Selling Stockholder and Position, Office or Material Relationship	Common Shares owned by the Selling Stockholder	Total Shares to be Registered Pursuant	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (1)
with Raptor Pharmaceuticals Corp.	(2)	to this Offering	# of Shares	% of Class

Gibralt Capital (3)	52,500	52,500	0	0
Nick Barham (3)	52,500	52,500	0	0
Canaccord (3)	10,500	10,500	0	0
Total selling security holders	32,100,000	32,100,000	0	0

(1)  Assumes all of the shares of common stock offered are sold.  Based on 60,330,047 shares of common stock issued and outstanding on July 10, 2008.

(2)  Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)  Represents warrants issued as compensation for placement agent fees in connection with the May/June 2008 Private Placement.  Warrants have a five year term and are exercisable at $0.55 per share and contains a cashless exercise feature.

(4)  One of Limetree Capital’s directors, Erich Sager, serves as Chairman of our Board of Directors.

*  For each selling stockholder, two-thirds of the number in this column represents shares of common stock purchased in the May/June 2008 private placement and the other one-third represents shares of common stock issuable upon exercise of warrants, which are exercisable within sixty (60) days

May 2006 Private Placement

Pursuant to an agreement dated March 8, 2006, with HCCC, on May 25, 2006, we closed a $5 million financing concurrent with a reverse merger. Pursuant to such agreement, HCCC issued 800,000 units as fees to a placement agent. In the financing, HCCC sold 8,333,333, each unit consisting of one share of common stock and one common stock purchase warrant exercisable for one share of common stock. The following table sets forth certain information regarding the beneficial ownership of shares of common stock as of July 10, 2008 by certain selling stockholders, and the number of shares of common stock covered by this prospectus.

Name of Selling Stockholder and Position, Office or Material Relationship with Raptor Pharmaceuticals Corp.	Common Shares owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Robert Janak	85,000	85,000	0	0
RBC Dominion Securities ITF Capella Investments	1,058,333	1,058,333	0	0
Swiss American Securities FBO Bank Sal. Oppenheim jr. & Cie. (Switzerland) Ltd.	2,100,000	2,100,000	0	0
Rush & Co. FBO Bank Sal. Oppenheim Zurich	20,000	20,000	0	0
Robert J.S. Burton	10,000	10,000	0	0
Falcon Corporate Investments Ltd.	600,000	600,000	0	0
Finter Bank Zurich	3,200,000	3,200,000	0	0
Schroder & Co Bank AG	1,400,000	1,400,000	0	0
Aran Asset Management SA	333,332	333,332	0	0
Clive Ronald Needham	10,000	10,000	0	0
Yvonne New	50,000	50,000	0	0
Haywood Securities ITF Alessandro Bolongaro	140,000	140,000	0	0

Name of Selling Stockholder and Position, Office or Material Relationship with Raptor Pharmaceuticals Corp.	Common Shares owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Haywood Securities ITF Mary-Ellen Meyers	50,000	50,000	0	0
Haywood Securities ITF Peggy Yu	10,000	10,000	0	0
Haywood Securities ITF C. Channing Buckland	100,000	100,000	0	0
Haywood Securities ITF Rolf Tevely	250,000	250,000	0	0
Haywood Securities ITF Robert Lim	200,000	200,000	0	0
Haywood Securities ITF Jeana Traviss	40,000	40,000	0	0
Brett Holdings Ltd.	100,000	100,000	0	0
Haywood Securities ITF Brett Holdings	100,000	100,000	0	0
Shery Wittenberg	116,666	116,666	0	0
Gregory D. Curson	208,334	208,334	0	0
Canaccord ITF Gregory D. Curson	208,334	208,334	0	0
Nitro-Gen Pty Ltd.	208,334	208,334	0	0
Canaccord ITF Nitro-Gen Pty Ltd.	208,334	208,334	0	0
Samuel Belzberg	280,000	280,000	0	0
RBC Dominion Securities ITF Samuel Belzberg	280,000	280,000	0	0
Quotidian No. 2 Pty Limited	666,666	666,666	0	0
Banque SCS Alliance SA	200,000	200,000	0	0
VC Group Investments	550,000	550,000	0	0
Verdmont Capital	75,000	75,000	0	0
Beacon Ventures, Inc.	100,000	100,000	0	0
Mapledown Limited	500,000	500,000	0	0
La Hougue Financial Management Services Limited	66,667	66,667	0	0
Scooter Holdings	100,000	100,000	0	0
Deltec Worldwide	400,000	400,000	0	0
Beruska Capital Inc.	1,600,000	1,600,000	0	0
Total	15,625,000	15,625,000	0	0

(1)  Assumes all of the shares of common stock offered are sold.  Based on 60,330,047 shares of common stock issued and outstanding on July 10, 2008.

(2)  Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options, warrants convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of our Audit Committee, it is our policy that we will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S−K unless the Audit Committee or another independent body of our Board of Directors first reviews and approves the transactions. The Audit Committee is required to review on an on-going basis, and pre-approve all related party transactions before they are entered into including those transaction that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. If such transaction relates to compensation, it must be approved by the Compensation Committee as well. All related party transactions must also be approved by the disinterested members of the Board. It is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between the Company and a third party, including an indirect interest. All related party transactions shall be disclosed in our filings with the SEC as required under SEC rules. The Board has determined that each of Mr. Anderson and Mr. Sager is independent under the rules of the SEC.

In addition, pursuant to our Code of Business Conduct and Ethics, all employees, officers and directors of ours and our subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with us without approval. Employees, officers and directors are required to provide written disclosure to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Pursuant to the terms of a share purchase agreement, the Company issued to each of Drs. Starr and Zankel (its Chief Executive Officer and its Chief Scientific Officer, respectively) 3,000,000 shares of the Company’s common stock and to Erich Sager (one of the Company’s directors) 1,000,000 shares of its common stock. Mr. Sager purchased his shares pursuant to a promissory note when the Company was privately held in February 2006 in the amount of $100,000 plus accrued interest at 8% per annum. Mr. Sager repaid $50,000 of the note on February 8, 2006, another $50,000 on March 9, 2006 and $373 of accrued interest on April 11, 2006. Drs. Starr and Zankel and Mr. Sager did not own any shares of the Company’s common stock at the time when the Share Purchase Agreement was first approved and executed.

Pursuant to the terms of an asset purchase agreement, the Company and its wholly-owned subsidiary, Bennu Pharmaceuticals Inc. purchased certain assets of Convivia, Inc., which is wholly-owned by Ted Daley, President of Bennu.  To date, in aggregate Mr. Daley received 100,000 shares of our common stock and $40,000 in cash bonuses and may receive additional common stock and cash bonuses based on the successful development of our Convivia development program.  Mr. Daley was hired to develop the Convivia product candidate along with other clinical-stage programs at Bennu.

With respect to our May and June 2008 private placement, Limetree Capital was issued warrants to purchase 1,882,650 shares of our common stock at an exercise price of $0.55 per share and cash commissions of $627,550.  Erich Sager, the Chairman of our Board of Directors serves on the board of directors of Limetree Capital.

In the ordinary course of our business, our officers have loaned money to the Company by paying travel expenses and equipment and other costs from their personal funds on behalf of the Company. The Company has promptly reimbursed the officers. As of August 31, 2007 and 2006, the Company owed $0 and $293 to its officers for expenses paid by the officers personally on behalf of the Company.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM−2440. In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

As of July 10, 2008, we were authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001 under our Certificate of Incorporation.

Common Stock and Preferred Stock

As at July 10, 2008, we had 60,330,047 shares of common stock and no shares of preferred stock outstanding.  Subject to the preferences and rights of holders of our preferred stock, series of which may be created and the preferences and rights thereof may be fixed by our board of directors from time to time, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders (including, without limitation, cash dividends as may be declared by our board of directors out of legally available funds) after payment to creditors, upon liquidation, dissolution or winding up of the corporation.  The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.  There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.  There are no cumulative voting rights. Our board of directors is not obligated to declare a cash dividend.  Any future cash dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, our capital requirements, general business conditions and other pertinent factors.  It is not anticipated that cash dividends will be paid in the foreseeable future.

Warrants and Options

Other Issuances of Warrants	Date of Issuance	Number of Warrants to Purchase One Share of Common Stock	Explanation
Third party consultant	Sept. 2005	60,000
Warrants issued in lieu of deferring payment of legal fees provided by law firm until the closing of Raptor’s initial funding, at an exercise price of $0.60 per share and expire six years from date of obligation and contain a cashless exercise feature

Flower Ventures	Dec. 2007	1,000,796
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $0.67 per share and expire eight years from date of issuance and contain a cashless exercise feature

Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	97,480
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $0.56 per share and expire eight years from date of issuance and contain a cashless exercise feature

Private placement security holders	May / June 2008	10,000,000
Warrants issued pursuant to a private placement of 20,000,000 units consisting of one share of common stock and one warrant to purchase one-half share of common stock at an exercise price of $0.75 per share the first year and $0.90 per share the second year, warrants expire two years from issuance

Placement agents (1)	May / June 2008	2,100,000
Warrants issued to placement agents as compensation for the placement of investors in the 20,000,000 unit private placement, warrants are exercisable at $0.55 per share and expire five years from issuance and contain a cashless exercise feature

Total warrants outstanding		13,258,276

(1)  Limetree Capital received 1,882,650 of these warrants.  One of Limetree Capital’s directors is Erich Sager, who is the Chairman of our Board of Directors.

In May 2006, our stockholders approved the 2006 Equity Compensation Plan (the “Plan”). The Plan’s term is ten years and allows for the granting of options to our employees, directors and consultants. Typical option grants are for ten years with exercise prices at or above market price based on the last closing price as of the date prior to the grant date as quoted on the Over-the-Counter Bulletin Board and vest over four years as follows:  6/48ths on the six month anniversary of the date of grant; and 1/48th per month thereafter. As of July 10, 2008, the Company has entered into agreements to issue stock options to purchase a total of 3,755,727 shares of our common stock.

Shares Eligible for Future Sale

As of July 10, 2008, we had 60,330,047 shares of common stock outstanding. That number does not include (i) the 3,755,727 shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, or (ii) the 13,258,276 shares that are reserved for issuance under warrants and that may be issued if and when the warrants are exercised.

Form S−8 Registration of Options

We have filed a registration statement on Form S−8 covering the shares of common stock that have been issued or reserved for issuance under our 2006 Equity Incentive Plan, which permits the resale of such shares in the public marketplace.

Section 203 of the Delaware Corporation Law

Section 203 of the General Corporation Law of the State of Delaware, herein referred to as the DGCL, prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

•
before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Our certificate of incorporation does not expressly provide that the provisions of Section 203 of the DGCL do not apply. Consequently, a person or entity wishing to acquire control of our company would have to comply with the director or stockholder approvals required by Section 203. This could make a takeover of our company more difficult even if the takeover were approved by the board of directors.

Limitation of Liability

Section 145 of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation:

•	shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits;

•
may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•
may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

The indemnification discussed in clauses two and three above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The indemnification discussed in clause three above may not apply, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that despite such adjudication, but in view of all the circumstances, he is entitled to indemnification.

Article Nine of our Certificate of Incorporation provides in substance that, to the fullest extent permitted by the DGCL as it now exists or as amended, each director and officer may be indemnified in connection with any action to which he may be made a party by reason of his being or having been a director or officer of our company. The indemnification provided by our Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, or

•	for any transaction from which the director derived an improper personal benefit.

Article Nine of our Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, such as permitted by Section 102(b)(7) of the DGCL. We maintain liability insurance on our officers and directors against liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company for expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Nevada Agency & Trust Company.

Anti-Takeover Effects

Our bylaws are designed to make it difficult for a third party to acquire control of us, even if a change of control would be beneficial to stockholders. Our bylaws do not permit any person other than the board of directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties. Certain anti-takeover provisions of Delaware law as currently in effect may make a change in control of our Company more difficult, even if a change in control would be beneficial to the stockholders. The Company plans to implement a stockholder rights agreement (or poison pill) within the next sixty day.  Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock which is currently authorized but not issued or outstanding and to determine the terms of those shares of stock without any further action by our stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third-party to acquire a majority of our outstanding voting stock. Our charter contains a prohibition on actions by written consent of our stockholders. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our Company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures.

Listing

Currently, our shares are quoted on the OTCBB, under the symbol “RPTP”.

LEGAL MATTERS

Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California, will pass upon the validity of 32,100,000 shares of common stock issued or issuable in connection with our May and June 2008 private placement, which are comprised of: 20,000,000 shares of our common stock and 12,100,000 shares of common stock underlying warrants to purchase our common stock.  The validity of the remaining shares of common stock being offered by this prospectus has previously been passed upon in connection with registration statements previously filed with and declared effective by the SEC, which such registration statements have been combined with the registration statement of which this prospectus is a part pursuant to Rule 429 promulgated under the Securities Act.

EXPERTS

Burr, Pilger & Mayer, LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10−KSB for the year ended August 31, 2007, as set forth in its report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is included in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 15, 2006, we engaged a new firm as our independent registered public accounting firm to audit our financial statements.  Our board of directors approved the change of independent external auditors to Burr,

Pilger & Mayer LLP, an independent registered public accounting firm.  Accordingly, Lopez, Blevins, Bork & Associates, LLP, an independent registered public accounting firm, was terminated on June 15, 2006.

During our two most recent fiscal years, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Lopez, Blevins, Bork & Associates, LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.  The report on the financial statements prepared by Lopez, Blevins, Bork & Associates, LLP, for either of the last two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.  However, Lopez, Blevins, Bork & Associates, LLP included an explanatory paragraph in their report with respect as to our ability to continue as a going concern in their reports on the financial statements for both of the last two fiscal years.

We provided Lopez, Blevins, Bork & Associates, LLP with a copy of our Current Report on Form 8-K filed on June 19, 2006 prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements made in such Current Report on Form 8-K, and if not, stating the aspects with which they do not agree.  The letter from Lopez, Blevins, Bork & Associates, LLP, an independent registered public accounting firm, was filed as Exhibit 16.1 to such Current Report on Form 8-K.

We engaged the firm of Burr, Pilger & Mayer LLP, independent registered public accountants, as of June 15, 2006.  Burr, Pilger & Mayer LLP was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1, under the Securities Act with respect to the securities offered under this prospectus.  Certain information is omitted and you should refer to the Registration Statement and its exhibits.  You may review a copy of the Registration Statement at the SEC’s public reference room.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  We are subject to the information and periodic reporting requirement of the Exchange Act and, in accordance therewith, we file annual, quarterly, and current reports and other information with the SEC.  Our electronic filings and our Registration Statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.  This Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

No finder, dealer, sales-person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Raptor Pharmaceuticals Corp.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You may obtain a copy of any of the above-referenced documents, at no cost, from our website at www.raptorpharma.com, or by writing or telephoning us at the following address:

Corporate Secretary
Raptor Pharmaceuticals Corp.
9 Commercial Blvd., Suite 200
Novato, CA 94949
(415) 382-8111

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus, including any information incorporated herein by reference, is accurate as of any date other than the date on the front of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since any such date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements
Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of August 31, 2007 and 2006	F-3

Consolidated Statements of Operations for the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006, and for the cumulative period from September 8, 2005 (inception) to August 31, 2007
F-4

Consolidated Statements of Stockholders’ Equity for period from September 8, 2005 (inception) to August 31, 2006 and the year ended August 31, 2007	F-6

Consolidated Statements of Cash Flows for the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006 and for the cumulative period from September 8, 2005 (inception) to August 31, 2007
F-7

Notes to Consolidated Financial Statements	F-8

Condensed Consolidated Balance Sheets as of May 31, 2008 (Unaudited) and August 31, 2007	F-23

Condensed Consolidated Statements of Operations (Unaudited) for the three- and nine-month periods ended May 31, 2008 and 2007 and for the cumulative period from September 8, 2005 (inception) to May 31, 2008
F-24

Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine-month periods ended May 31, 2008 and 2007 and for the cumulative period from September 8, 2005 (inception) to May 31, 2008	F-26

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Raptor Pharmaceuticals Corp.

We have audited the accompanying consolidated balance sheets of Raptor Pharmaceuticals Corp. and its subsidiaries (the “Company”) (a development stage enterprise) as of August 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006 and the cumulative amounts from September 8, 2005 (inception) to August 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Raptor Pharmaceuticals Corp. and its subsidiaries as of August 31, 2007 and 2006 and the consolidated results of their operations and cash flows for the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006 and the cumulative amounts from September 8, 2005 (inception) to August 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage and has not generated any revenue to date. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

 As discussed in Notes 2 and 6 to the consolidated financial statement, on September 1, 2006 the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payments” applying the modified prospective method.

/s/ Burr, Pilger & Mayer LLP
San Francisco, California
November 2, 2007

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Balance Sheets

	August 31, 2007	August 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,627,072	$3,648,538
Prepaid expenses	197,093	103,255
Receivables – other	-	640
Total current assets	2,824,165	3,752,433

Intangible assets, net	138,125	145,625
Fixed assets, net	308,428	387,317
Deposits	20,207	20,207
Total assets	$3,290,925	$4,305,582

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current liabilities:
Accounts payable	$115,679	$52,068
Due to stockholders	-	293
Accrued liabilities	201,320	84,283
Deferred Rent	11,015	15,120
Capital lease liability – current	2,500	2,241
Total current liabilities	330,514	154,005

Capital lease liability - long-term	2,302	4,801
Total liabilities	332,816	158,806

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized 32,931,166 and 29,633,333 shares issued and outstanding as at August 31, 2007 and August 31, 2006, respectively	32,931	29,633
Additional paid-in capital	7,526,504	5,086,393
Deficit accumulated during development stage	(4,601,326)	(969,250)
Total stockholders’ equity	2,958,109	4,146,776
Total liabilities and stockholders’ equity	$3,290,925	$4,305,582

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Operations

	For the year ended August 31, 2007	For the period from September 8, 2005 (inception) to August 31, 2006	For the cumulative period from September 8, 2005 (inception) to August 31, 2007

Revenues:	$-	$-	$-

Operating expenses:
General and administrative	1,529,028	510,079	2,039,107
Research and development	2,246,057	499,238	2,745,295
Total operating expenses	3,775,085	1,009,317	4,784,402

Loss from operations	(3,775,085)	(1,009,317)	(4,784,402)

Interest income	143,760	43,528	187,288
Interest expense	(751)	(3,461)	(4,212)
Net loss	$(3,632,076)	$(969,250)	$(4,601,326)

Net loss per share:
Basic and diluted	$(0.12)	$(0.08)	$(0.17)

Weighted average shares
outstanding used to compute:
Basic and diluted	31,497,782	12,495,425	27,857,630

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp. (A Development Stage Company) Consolidated Statement of Stockholders’ Equity

For the period from September 8, 2005 (inception) to August 31, 2006

	Common stock		Additional paid-in	Receivable from	Deficit accumulated during the development
	Shares	Amount	Capital	stockholders	stage	Total

Balance at September 8, 2005, issuance of common stock to founders at $0.001 per share, net of retirement of common stock upon reverse merger	6,000,000	$6,000	$4,000	$(10,000)	$-	$-

Common stock issued in May 2006 at $0.10 per share pursuant to a stock purchase agreement dated February 2006	1,000,000	1,000	99,000	(100,000)	-	-

Common stock issued in May 2006 at $0.20 per share pursuant to a stock purchase agreement dated February 2006	1,000,000	1,000	199,000	-	-	200,000

Common stock issued on May 25, 2006 at $0.60 per share, net of fundraising costs of $217,534	8,333,333	8,333	4,774,133	-	-	4,782,466

Common stock and warrants issued for a placement fee in connection with May 25, 2006 financing	800,000	800	(800)	-	-	-

Common stock issued in connection with reverse merger in May 2006	12,500,000	12,500	(12,500)	-	-	-

Warrant subscribed pursuant to a consulting agreement dated September 2005	-	-	60	-	-	60

Stock options granted pursuant to consulting agreements	-	-	23,500	-	-	23,500

Repayment of receivable from stockholders	-	-	-	110,000	-	110,000

Net loss	-	-	-	-	(969,250)	(969,250)

Balance at August 31, 2006	29,633,333	$29,633	$5,086,393	$-	$(969,250)	$4,146,776

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp. (A Development Stage Company) Consolidated Statement of Stockholders’ Equity

For the year ended August 31, 2007

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	Capital	stage	Total

Balance at September 1, 2006	29,633,333	$29,633	$5,086,393	$(969,250)	$4,146,776

Exercise of common stock warrants	3,283,333	3,283	1,966,717	-	1,970,000

Exercise of common stock options	14,500	15	8,685		8,700

Stock options granted pursuant to consulting agreements	-	-	95,731	-	95,731

Employee stock-based compensation expense	-	-	368,978	-	368,978

Net loss	-	-	-	(3,632,076)	(3,632,076)

Balance at August 31, 2007	32,931,166	$32,931	$7,526,504	$(4,601,326)	$2,958,109

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Consolidated Statements of Cash Flows

	For the year ended August 31, 2007	For the period from September 8, 2005 (inception) to August 31, 2006	For the cumulativeperiod from September 8, 2005 (inception) to August 31, 2007

Cash flows from operating activities:
Net loss	$(3,632,076)	$(969,250)	$(4,601,326)
Adjustments to reconcile net loss to net cash
used in operating activities:
Employee stock-based compensation expense	368,978	-	368,978
Warrants issuable pursuant to consulting agreement	-	60	60
Stock options expensed pursuant to consulting agreements	95,731	23,500	119,231
Amortization of intangible assets	7,500	4,375	11,875
Depreciation of fixed assets	120,530	18,829	139,359

Changes in assets and liabilities:
Prepaid expenses	(93,838)	(103,255)	(197,093)
Receivables - other	640	(640)	-
Intangible assets	-	(150,000)	(150,000)
Deposits	-	(20,207)	(20,207)
Accounts payable	63,611	52,068	115,679
Accrued liabilities	117,037	84,283	201,320
Deferred rent	(4,105)	15,120	11,015
Net cash used in operating activities	(2,955,992)	(1,045,117)	(4,001,109)

Cash flows from investing activities:
Purchase of fixed assets	(41,641)	(398,749)	(440,390)

Cash flows from financing activities:
Proceeds from the sale of common stock	-	5,000,000	5,000,000
Proceeds from the exercise of common stock warrants	1,970,000	-	1,970,000
Proceeds from the exercise of common stock options	8,700	-	8,700
Fundraising costs	-	(217,534)	(217,534)
Proceeds from the sale of common stock to initial investors	-	310,000	310,000
Proceeds from bridge loan	-	200,000	200,000
Repayment of bridge loan	-	(200,000)	(200,000)
Principal payments on capital lease	(2,240)	(355)	(2,595)
(Repayments) advances from stockholders	(293)	293	-
Net cash provided by financing activities	1,976,167	5,092,404	7,068,571
Net increase (decrease) in cash and cash equivalents	(1,021,466)	3,648,538	2,627,072
Cash and cash equivalents, beginning of period	3,648,538	-	-
Cash and cash equivalents, end of period	$2,627,072	$3,648,538	$2,627,072

Supplemental cash flow information:
Interest paid	$751	$3,461	$4,212
Supplemental disclosure of non-cash financing activities:
Acquisition of equipment in exchange for capital lease	$-	$7,397	$7,397
Notes receivable issued in exchange for common stock	$-	$110,000	$110,000

The accompanying notes are an integral part of these financial statements.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND BUSINESS RISKS

The accompanying consolidated financial statements reflect the results of operations of Raptor Pharmaceuticals Corp., formerly named Highland Clan Creations Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Through one of its wholly-owned subsidiaries, Raptor Pharmaceutical Inc. (“Raptor Inc.”), the Company is developing a drug-targeting platform and therapeutics, based on the use of Receptor-Associated Protein (“RAP”) and mesoderm development (“Mesd”). Raptor Inc.’s RAP-based delivery technology is being developed for the purpose of selectively targeting the delivery of engineered drugs to organs, tissues and cell types through the use of specific receptor systems. Raptor Inc. is also developing RAP and Mesd as potential therapeutics for the treatment of cancer and osteoporosis. On August 1, 2007, the Company formed a new wholly-owned subsidiary, Bennu Pharmaceuticals Inc., which was created for the purpose of developing clinical-stage products to supplement the drug discovery, research and pre-clinical development which are being performed by Raptor Inc. The two subsidiaries together form a continuous pipeline of drug product candidates from early stage to clinical stage with the goal to commercialization. The Company’s fiscal year end is August 31.

The Company is subject to a number of risks, including: the need to raise capital through equity and/or debt financings; the uncertainty whether the Company’s research and development efforts will result in successful commercial products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

See the section titled “Risk Factors” of this registration statement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The Company’s consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, Raptor Pharmaceutical Inc., which was incorporated in Delaware on September 8, 2005 (date of inception) and Bennu Pharmaceuticals Inc., which was incorporated in Delaware on August 1, 2007. All inter-company accounts have been eliminated. The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Through August 31, 2007, the Company had accumulated losses of approximately $4.6 million. Management expects to incur further losses for the foreseeable future. Management believes that the Company’s cash and cash equivalents at August 31, 2007 along with the proceeds available from a $5 million convertible loan, of which the Company can draw down funds at any time up until April 1, 2008 (the maturity date of the loan) will be sufficient to meet the Company’s obligations into the third calendar quarter of 2008. Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs primarily through proceeds from equity or debt financings, loans and collaborative agreements with corporate partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever.

The Company’s independent accountants have audited our consolidated financial statements for the period from September 8, 2005 (inception) to August 31, 2006 and for the year ended August 31, 2007 and in their audit report dated October 2, 2006, and November 2, 2007, respectively, have included a paragraph indicating substantial doubt as to the Company’s ability to continue as a going concern due to the fact that the Company is in the development stage and has not generated any revenue to date. To address the negative cash

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

flows the Company procured a $5 million convertible loan, as discussed above. Currently, there is no outstanding balance on the $5 million convertible loan.

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a business combination, but it cannot assure that such financing will be available on acceptable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(b) Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, other receivables, accounts payable, due to stockholders, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

(d) Segment Reporting

The Company has determined it operates in one operating segment. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer assesses the Company’s performance and allocates its resources as a single operating segment.

(e)  Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(f) Intangible Assets

Intangible assets include the intellectual property and other rights relating to the RAP technology. The intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.

(g) Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

(h) Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

(i) Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 (j) Research and Development

The Company is an early development stage company. Research and development costs are charged to expense as incurred.  Research and development expenses include scientists’ salaries, lab collaborations, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory  and allocated executive, human resources and facilities expenses.

 (k) Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive.

Potentially dilutive securities include:

	August 31,
	2007	2006
Warrants to purchase common stock	5,910,000	9,193,333
Options to purchase common stock	2,934,800	2,488,400
Total potentially dilutive securities	8,844,800	11,681,733

(l)  Stock Option Plans

Effective September 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”) in accounting for its 2006 Equity Incentive Plan. Under SFAS 123(R), compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the required pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. See Note 6, “Stock Option Plan” for further discussion of employee stock-based compensation.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(m) Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 Accounting for Uncertain Tax Positions, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109 Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not believe adoption of this pronouncement will have an impact on the Company.

In September 2006, the SEC issued SAB No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 is effective for fiscal years ending on or after November 15, 2006 and addresses how financial statement errors should be considered from a materiality perspective and corrected. The literature provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Historically, there have been two approaches commonly used to quantify such errors: (i) the “rollover” approach, which quantifies the error as the amount by which the current year statement of operations is misstated, and (ii) the “iron curtain” approach, which quantifies the error as the cumulative amount by which the current year balance sheet is misstated. The SEC Staff believes that companies should quantify errors using both approaches and evaluate whether either of these approaches results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. This pronouncement did not have an impact on the Company.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is assessing the impact of the adoption of SFAS 157 on its definition and measurement of fair value and disclosure requirements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 159 on its financial position and results of operations.

(3) INTANGIBLE ASSETS

On January 27, 2006, BioMarin Pharmaceutical Inc. (“BioMarin”) assigned the intellectual property and other rights relating to the RAP technology to the Company. As consideration for the assignment of the RAP technology, BioMarin will receive milestone payments based on certain financing and regulatory triggering events. No other consideration was paid for this assignment. The Company has recorded $150,000 of intangible assets on the consolidated balance sheets as of August 31, 2007 and 2006 based on the estimated fair value of its agreement with BioMarin. The intangible assets are being amortized monthly over 20 years, which is the life of the intellectual property patents. During the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006 and the cumulative period from September 8, 2005 (inception) to August 31, 2007, the Company amortized $7,500, $4,375 and $11,875, respectively of intangible assets to research and development expense.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the actual and estimated amortization expense for our intangible assets for the periods indicated:

Amortization period	Amortization expense
September 8, 2005 (inception) to August 31, 2006 – actual	$4,375
Fiscal year ending August 31, 2007 – actual	7,500
Fiscal year ending August 31, 2008 – estimate	7,500
Fiscal year ending August 31, 2009 – estimate	7,500
Fiscal year ending August 31, 2010 – estimate	7,500
Fiscal year ending August 31, 2011 – estimate	7,500
Fiscal year ending August 31, 2012 – estimate	7,500

(4) FIXED ASSETS

Fixed assets consisted of:

	August 31,
Category	2007	2006	Estimated useful lives
Leasehold improvements	$113,422	$92,371	Shorter of life of asset or lease term
Laboratory equipment	269,334	250,744	5 years
Computer hardware and software	57,634	55,634	3 years
Capital lease equipment	7,397	7,397	Shorter of life of asset or lease term
	447,787	406,146
Less: accumulated depreciation	(139,359)	(18,829)
Total fixed assets, net	$308,428	$387,317

Depreciation expense for the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006 and the cumulative period from September 8, 2005 (inception) to August 31, 2007 was $120,530, $18,829 and $139,359, respectively. Accumulated depreciation on capital lease equipment was $2,980 and $514, as of August 31, 2007 and 2006, respectively.

(5)  ACCRUED LIABILITIES

Accrued liabilities consisted of:

	August 31,
	2007	2006
Legal fees	$66,647	$11,100
Auditing and tax preparation fees	44,877	40,102
Salaries and wages	29,664	22,462
Lab collaborations	22,188	-
Patent costs	13,086	6,300
Accrued vacation	7,070
Scientific subscriptions	5,328	-
Pre-clinical studies	5,000	-
Lab supplies and reagents	-	2,153
Franchise tax	-	800
Other	7,460	1,366
Total	$201,320	$84,283

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) STOCK OPTION PLAN

Effective September 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS 123(R), as interpreted by SAB 107. Prior to September 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS 123(R), and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options now includes: (1) quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to September 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and (2) quarterly amortization related to all stock option awards granted subsequent to September 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, the Company records consulting expense over the vesting period of stock options granted to consultants. The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the requisite service period of the options, which is typically the period over which the options vest, using the straight-line method.  The Company accounts for stock options issued to third parties, including consultants, in accordance with the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Employee stock compensation expense for the year ended August 31, 2007 and for the cumulative period from September 8, 2005 (inception) to August 31, 2007 both totaled $368,978, of which cumulatively $305,760 was included in general and administrative expense and $63,218 was included in research and development expense   No employee stock compensation costs were recognized for the period from September 8, 2005 (inception) to August 31, 2006, which was prior to the Company’s adoption of SFAS123(R).

Stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:

Period*	Risk-free interest rate	Expected life of stock option	Annual Volatility	Annual Turnover Rate
September 8, 2005 (inception) to August 31, 2006**	5%	10 years	100%	0%

Quarter ended November 30, 2006	5%	8 years	100%	10%

Quarter ended February 28, 2007	5%	8 years	100%	10%

Quarter ended May 31, 2007	5%	8 years	100%	10%

Quarter ended August 31, 2007	4%	8 years	99.75%	10%

*Dividend rate is 0% for all period presented.

**Stock-based compensation expense was recorded on the consolidated statement of operations commencing the effective date of SFAS 123(R) of September 1, 2006. Prior to September 1, 2006, stock based compensation was reflected only in the footnotes to the consolidated statement of operations, with no effect on the consolidated statement of operations, per the guidelines of APB No. 25. Consultant options expense was recorded on the consolidated statement of operations since inception.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

If factors change and different assumptions are employed in the application of SFAS 123(R), the compensation expense recorded in future periods may differ significantly from what was recorded in the current period.

The Company recognizes as an expense the fair value of options granted to persons who are neither employees nor directors. The fair value of expensed options was based on the Black-Scholes option-pricing model assuming the same factors shown in the stock-based compensation expense table above.  Stock option expense for consultants for the year ended August 31, 2007, the period from September 8, 2005 (inception) to August 31, 2006 and for the cumulative period from September 8, 2005 (inception) to August 31, 2007, were $95,731, $23,500 and $119,231, respectively, of which cumulatively $53,959 was included in general and administrative expense and $65,272 was included in research and development expense

For stock options granted prior to the adoption of SFAS 123(R), if compensation expense for the Company’s stock option plan had been determined based upon estimated fair values at the grant dates in accordance with SFAS 123, the Company’s pro forma net loss, and basic and diluted loss per share would have been as follows:

For the period from September 8, 2005 (inception) to August 31, 2006
Net loss, as reported	$(969,250)
Add back: stock based compensation expense included in reported net loss	-
Deduct: Total stock-based compensation expense determined under fair value based method for all awards	(97,327)
Pro forma net loss	$(1,066,577)

Net loss per share as reported, basic and diluted	$(0.08)
Pro forma net loss per share, basic and diluted	$(0.09)

A summary of the activity in the 2006 Equity Compensation Plan is as follows:

	Option shares	Weighted average exercise price	Exercisable	Weighted average fair value of options granted
Outstanding at September 8, 2005	-	-	-	-
Granted	2,488,400	$0.62	-	$0.48
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at August 31, 2006	2,488,400	$0.62	17,200	$0.61
Granted	460,900	$0.60	-	$0.52
Exercised	(14,500)	$0.60	-	$0.52
Canceled	-	-		-
Outstanding at August 31, 2007	2,934,800	$0.61	1,172,081	$0.53

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average intrinsic values of stock options outstanding and exercisable as of August 31, 2007 were both zero.  The weighted average price of options exercised during the year ended August 31, 2007 was $0.60.

There were 3,050,700 options available for grant under the 2006 Equity Compensation Plan as of August 31, 2007. As of August 31, 2007, the options outstanding consisted of the following:

Options outstanding				Options exercisable
Range of exercise prices	Number of options outstanding	Weighted average remaining contractual Life	Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$0 to $0.60	2,346,400	8.9040	$0.60	875,347	$0.60
$0.601to $0.70	588,400	8.7540	$0.67	296,734	$0.67
	2,934,800	8.8739	$0.61	1,172,081	$0.62

At August 31, 2007, the total unrecognized compensation cost was approximately $757,000. The weighted average period for which it is expected to be recognized is 2 years.

(7)  INCOME TAXES

There is no provision for income taxes because the Company has incurred operating losses. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	August 31,
	2007	2006
Deferred tax assets:
Federal and state net operating losses	$1,596,000	$419,000
Capitalized start-up costs	113,000	-
Consultant stock option expense	50,000	10,000
Research credit	23,000	-
Valuation allowance	(1,782,000)	(429,000)
Net deferred tax assets	$-	$-

As of August 31, 2007, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $4.0 million which expire beginning after the year 2025 and 2015, respectively.

The valuation allowance increased approximately $1,353,000 during the period ending August 31, 2007.

Utilization of the Company’s net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

The Company had no current federal income tax expense and minimal current state franchise tax expense for the year ended August 31, 2007 and for the period from September 8, 2005 (inception) through August 31, 2006. The reconciliation between the U.S. federal statutory tax rate to the Company’s effective tax rate is as follows:

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Federal tax and R&D credits	35%
Valuation allowance	(35%)
Effective tax rate	0%

(8) ISSUANCE OF COMMON STOCK

INITIAL INVESTORS

On May 25, 2006, in exchange for all of the outstanding common stock of Raptor Pharmaceutical Inc., the Company issued 8,000,000 shares of common stock to the Raptor Pharmaceutical Inc. stockholders including 3,000,000 shares of common stock to each of Christopher M. Starr, Ph.D., and Todd C. Zankel, Ph.D., the Company’s Chief Executive Officer and Chief Scientific Officer, respectively, 1,000,000 shares of common stock to Erich Sager, a member of our Board of Directors and 1,000,000 shares of common stock to an unrelated third party.  These initial stockholders of Raptor Pharmaceutical Inc. purchased common stock of Raptor Pharmaceutical Inc. when it was a privately held company for the following amounts of proceeds:  Dr. Starr $5,000; Dr. Zankel $5,000; Mr. Sager $100,000 and the unrelated third party $200,000.

$5 MILLION FINANCING AND REVERSE MERGER

Pursuant to a binding agreement dated March 8, 2006, with Highland Clan Creations Corp. (“HCCC”), on May 25, 2006, the Company closed a $5 million financing concurrent with a reverse merger, such financing referred to in this prospectus as the “May 2006 Financing.”  As part of the binding agreement, HCCC loaned $0.2 million to be repaid with accrued interest upon the earlier of six months or the closing of the financing. Also, the agreement stated that pending the closing of at least a $3.5 million financing, HCCC would be obligated to issue 800,000 units as fees to a placement agent and $30,000 in commissions to an investment broker. In the financing HCCC sold 8,333,333 units at $0.60 per unit. Each unit consists of one share of common stock and one common stock purchase warrant exercisable for one share of common stock at $0.60 per share. The warrants are exercisable for 18 months commencing May 25, 2006.

Gross proceeds from the financing were $5 million and net proceeds after the repayment of the $0.2 million loan plus interest and the deduction of commissions and legal fees totaled approximately $4.6 million. The loan was repaid with interest upon closing of the financing. The 8,333,333 warrants issued as part of the May 2006 Financing were valued using the Black-Scholes model using a 4.9% risk-free interest rate, an 18-month term, zero dividend rate and 100% volatility totaling $1.6 million. The 800,000 units of stock and warrants issued to the placement agent were valued at $710,000 (based on a value of $0.60 per share for the common stock totaling $480,000 and based on the Black-Scholes model for the warrants, using the same calculations as the 8.3 million warrants, totaling $230,000) and were recorded as both an increase and a decrease to additional paid-in capital on the Company’s consolidated balance sheets, and such transaction has netted out to zero. 12.5 million shares of common stock that were held by the original stockholders of HCCC prior to the reverse merger are reflected in the Company’s common stock outstanding on its consolidated balance sheets as of August 31, 2007 and 2006. Prior to the reverse merger, certain previous stockholders of HCCC agreed to retire 26,805,000 shares of the Company’s common stock.

The Company treated the merger of Raptor Pharmaceuticals Corp. into its subsidiary, Raptor Pharmaceutical Inc., as a reverse acquisition pursuant to the guidance in Appendix B of SEC Accounting Disclosure Rules and Practices Official Text. Accordingly, these transactions are recorded as capital transactions in substance, rather than business combinations. Therefore, the transaction is equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation, accompanied by a recapitalization. Accordingly, the reverse acquisition has been accounted for as a recapitalization. For accounting purposes, Raptor Pharmaceutical Inc. is considered the acquirer in the reverse acquisition. The historical financial statements are those of Raptor Pharmaceutical Inc. consolidated with the parent, Raptor Pharmaceuticals Corp. and its other subsidiary, Bennu Pharmaceuticals Inc. Earnings per share for periods prior to the merger are restated to reflect the number of equivalent shares received by the acquiring company.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ISSUANCE OF COMMON STOCK PURSUANT TO COMMON STOCK WARRANT EXERCISES AND STOCK OPTION EXERCISES

During the year ended August 31, 2007, the Company received $1.97 million from the exercise of common stock warrants issued in the May 2006 Financing discussed above. The Company issued 3,283,333 shares of common stock for the warrants, which had an exercise price of $0.60 per share.

During the year ended August 31, 2007, the Company received $8,700 from the exercise of stock options resulting in the issuance of 14,500 shares of common stock for a total of 32,931,166 shares of common stock outstanding as of August 31, 2007.

(9)  COMMITMENTS AND CONTINGENCIES

CONTRACTUAL OBLIGATIONS WITH BIOMARIN

Pursuant to the terms of the asset purchase agreement the Company entered into with BioMarin Pharmaceutical Inc. (“BioMarin”) for the purchase of intellectual property related to our Receptor Associated Protein (“RAP”) based technology (including NeuroTransTM), we are obligated to make the following milestone payments to BioMarin upon the achievement of the following events:

•	$50,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $2,500,000;

•	$100,000 (paid by the Company in June 2006) within 30 days after Raptor receives total aggregate debt or equity financing of at least $5,000,000;

•	$500,000 upon the Company’s filing and acceptance of an investigational new drug application for a drug product candidate based on the NeuroTransTM product candidate;

•	$2,500,000 upon the Company’s successful completion of a Phase II human clinical trial for a drug product candidate based on the NeuroTransTM product candidate;

•	$5,000,000 upon on the Company’s successful completion of a Phase III human clinical trial for a drug product candidate based on the NeuroTransTM product candidate;

•	$12,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a drug product candidate based on the NeuroTransTM product candidate;

•
$5,000,000 within 90 days of the Company’s obtaining marketing approval from the FDA or other similar regulatory agencies for a second drug product candidate based on the NeuroTransTM product candidate;

•
$5,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTransTM product candidate exceed $100,000,000; and

•
$20,000,000 within 60 days after the end of the first calendar year in which the Company’s aggregated revenues derived from drug product candidates based on the NeuroTransTM product candidate exceed $500,000,000.

In addition to these milestone payments, the Company is also obligated to pay BioMarin a royalty at a percentage of the Company’s aggregated revenues derived from drug product candidates based on the NeuroTransTM product candidate. On June 9, 2006, the Company made a milestone payment in the amount of $150,000 to BioMarin because the Company raised $5,000,000 in its May 25, 2006 private placement financing. If the Company becomes insolvent or if the Company breaches its asset purchase agreement with BioMarin due to non-payment and the Company does not cure its non-payment within the stated cure period, all of the Company’s rights to the RAP technology (including NeuroTransTM) will revert back to BioMarin.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTRACTUAL OBLIGATIONS WITH THOMAS E. DALEY (ASSIGNEE OF THE DISSOLVED CONVIVIA, INC.)

Pursuant to the terms of the asset purchase agreement (“Asset Purchase Agreement”), the Company entered into with Convivia, Inc. and Thomas E. Daley for the purchase of intellectual property related to its 4-MP product candidate program, Mr. Daley will be entitled to receive the following, if at all, in such amounts and only to the extent certain future milestones are accomplished by the Company (or any of its subsidiary thereof), as set forth below:

-
100,000 shares of Raptor’s restricted, unregistered Common Stock within fifteen (15) days after the Company enters into a manufacturing license or other agreement to produce any product that is predominantly based upon or derived from any assets purchased from Convivia (“Purchased Assets”) in quantity (“Product”) if such license agreement is executed within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 50,000 shares of Raptor’s restricted, unregistered Common Stock. Should the Company obtain a second such license or agreement for a Product, Mr. Daley will be entitled to receive 50,000 shares of the Company’s restricted, unregistered Common Stock within 30 days of execution of such second license or other agreement. On March 31, 2008, we issued 100,000 shares of Raptor’s Common Stock to Mr. Daley pursuant to this milestone reflecting the execution of an agreement to supply the active pharmaceutical ingredient for ConviviaTM for the Company’s planned clinical trials, combined with the execution of a formulation agreement to produce the oral formulation of ConviviaTM for the Company’s planned clinical trials.

-
100,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after it receives its first patent allowance on any patents which constitute part of the Purchased Assets in any one of certain predetermined countries (Major Market).

-
50,000 shares of our restricted, unregistered Common Stock within fifteen (15) days after Bennu receives its second patent allowance on any patents which constitute part of the Purchased Assets different from the patent referenced in the immediately preceding bullet point above in a Major Market.

-
100,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of completing predetermined benchmarks in a Major Market by the Company or its licensee of the first phase II human clinical trial for a Product (“Successful Completion”) if such Successful Completion occurs within one (1) year of execution of the Asset Purchase Agreement or, if thereafter, 50,000 shares of the Company’s restricted, unregistered Common Stock within thirty (30) days of such Successful Completion.

-
50,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days of a Successful Completion in a Major Market by the Company’s or its licensee of the second phase II human clinical trial for a Product (other than the Product for which a distribution is made under the immediately preceding bullet point above).

-
100,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for approval to market and sell a Product in a Major Market for the indications for which approval is sought (Marketing Approval).

-
50,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee applies for Marketing Approval in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

-
200,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains the first Marketing Approval for a Product from the applicable regulatory agency in a Major Market.

-
100,000 shares of the Company’s restricted, unregistered Common Stock within fifteen (15) days after the Company or its licensee obtains Marketing Approval for a Product from the applicable regulatory agency in a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a Major Market (other than the Major Market for which a distribution is made under the immediately preceding bullet point above).

OFFICE LEASE

In March 2006, the Company entered into a lease for the Company’s executive offices and research laboratory in Novato, California. Base monthly payments were $5,206 per month subject to annual rent increase of between 3% to 5%, based on the Consumer Price Index (“CPI”). In March 2006, the Company paid $20,207 as a security deposit on this lease, which expires in March 2009. Effective April 1, 2007, the Company leased additional office space adjoining the existing leased space, increasing our base rent to $9,764 per month without extending the term of the original lease. The original lease allows for one three-year extension at the market rate and up to $18,643 in reimbursement for tenant improvements. During the year ended August 31, 2007, period from September 8, 2005 (inception) to August 31, 2006, and the cumulative period from September 8, 2005 (inception) to August 31, 2007, the Company paid $85,265, $26,032 and $111,297, respectively, in rent.

The minimum future lease payments under this operating lease assuming a 3% CPI increase per year are as follows:

Period	Amount
Fiscal year ending August 31, 2008	$118,633
September 1, 2008 to March 31, 2009	70,398

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CAPITAL LEASE

In June 2006, the Company leased a photocopier machine for 36 months at $242 per month. There is no purchase option at the end of the lease. Based on the fair value and estimated useful life of the photocopier and the life of the lease and the photocopier, the Company has accounted for the lease as a capital lease.

The future lease payments under this capital lease are as follows:

Period	Amount
Fiscal year ending August 31, 2008	$2,903
September 1, 2008 to June 30, 2009	2,419
Total capital lease payments	5,322
Less interest on capital lease	(520)
Present value of future minimum lease payments	4,802
Less current portion of capital lease obligation	(2,500)
Long-term capital lease obligation	$2,302

Interest rate on the capital lease is 11.5% based on the lessor’s implicit rate of return.

RESEARCH COLLABORATION AGREEMENT

In August 2006, the Company signed a research collaboration agreement with a university research laboratory. The research collaboration agreement required the Company to pay $59,544 per quarter for one year for an aggregate of $238,176, which included the salary, benefits and overhead of one research scientist and a portion of the principal investigator’s salary and benefits along with laboratory supplies necessary to carry out the research at the university.  In October 2007, the research collaboration agreement was amended to continue the collaboration through August 31, 2008. The future commitments pursuant to the research agreement are as follows:

Period	Amount
Fiscal year ending August 31, 2008	$266,254

PRE-CLINICAL STUDY AGREEMENTS

In April and May 2007, the Company commenced pre-clinical studies with two clinical research organizations for its HepTideTM and WntTideTM programs.  These research studies are performed pursuant to research contracts and protocols and are paid in installments throughout the study. The future commitments pursuant to these research contracts are as follows:

Period	Amount
Fiscal year ending August 31, 2008	$51,978

CONVERTIBLE LOAN

In September 2007, the Company entered into a convertible loan agreement, whereby the Company can draw down up to $5 million until April 1, 2008, at which time the principal and accrued interest of amounts drawn down are due either in cash or in the Company’s common stock, at the lender’s discretion. See Note 11 for additional details about the convertible loan.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)  RELATED PARTY TRANSACTIONS

Pursuant to the terms of the Share Purchase Agreement, the Company issued to each of Drs. Starr and Zankel (its Chief Executive Officer and its Chief Scientific Officer, respectively) 3,000,000 shares of the Company’s common stock and to Erich Sager (one of the Company’s directors) 1,000,000 shares of its common stock. Mr. Sager purchased his shares pursuant to a promissory note when the Company was privately held in February 2006 in the amount of $100,000 plus accrued interest at 8% per annum. Mr. Sager repaid $50,000 of the note on February 8, 2006, another $50,000 on March 9, 2006 and $373 of accrued interest on April 11, 2006. Drs. Starr and Zankel and Mr. Sager did not own any shares of the Company’s common stock at the time when the Share Purchase Agreement was first approved and executed.

In the ordinary course of setting up Raptor Pharmaceutical Inc.’s business, the Company’s officers have loaned money to the Company by paying travel expenses and equipment and other costs from their personal funds on behalf of the Company. The Company has promptly reimbursed the officers shortly after the closing of its May 2006 Financing.  The officers occasionally utilize their personal credit cards or cash to pay for expenses on behalf of the Company and the Company reimburses the officers within 30 days. As of August 31, 2007 and 2006, the Company owed $0 and $293 to its officers for expenses paid by the officers personally on behalf of the Company.

(11)  SUBSEQUENT EVENTS

CONVERTIBLE LOAN

On September 12, 2007, the Company entered into a loan agreement pursuant to which the lender extended to the Company a line of credit in the amount of $5.0 million to be drawn down by the Company at any time during the term of the loan. The loan bears interest at the annual rate of ten percent and matures on April 1, 2008, at which time all principal and interest on the loan shall become due. At the option of the lender, the repayment of the loan (including all accrued interest thereon) may be made in common stock of the Company at a discount of ten percent of the closing bid price of the Company’s common stock as of the trading day immediately preceding the repayment date, such amount shall not to be lower than $0.60 per share.  Pursuant to the loan agreement, the Company issued 200,000 shares of its restricted, unregistered common stock as a finder’s fee to the lender.

PURCHASE OF CERTAIN ASSETS OF CONVIVIA, INC.

On October 18, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder. In anticipation of this asset acquisition, Bennu hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as its President in September 2007.  In exchange for the assets related to the ALDH2 deficiency program, the Company issued to Convivia 200,000 shares of its restricted, unregistered common stock, an additional 200,000 shares of its restricted, unregistered common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of restricted, unregistered common stock in settlement of other obligations of Convivia. Convivia, which is 100% owned by Mr. Daley, may earn additional shares of the Company based on certain triggering events or milestones. Should Convivia, as a corporation, dissolve, these milestones will be earned by Mr. Daley. In addition, Mr. Daley may earn cash bonuses based on the same triggering events.

Unaudited Financial Statements

as of May 31, 2008

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Condensed Consolidated Balance Sheets

	May 31, 2008	August 31, 2007
ASSETS	(unaudited)	(1)
Current assets:

Cash and cash equivalents	$2,495,432	$2,627,072
Prepaid expenses and other	217,315	197,093
Total current assets	2,712,747	2,824,165

Intangible assets, net	2,697,917	138,125
Fixed assets, net	205,058	308,428
Deposits	100,206	20,207
Total assets	$5,715,928	$3,290,925

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Current liabilities:
Accounts payable	$425,169	$115,679
Accrued liabilities	292,189	201,320
Deferred rent	6,876	11,015
Capital lease liability – current	2,713	2,500
Total current liabilities	726,947	330,514

Capital lease liability - long-term	240	2,302
Total liabilities	727,187	332,816

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized 45,050,047 and 32,931,166 shares issued and outstanding as at May 31, 2008 and
August 31, 2007, respectively	45,050	32,931
Additional paid-in capital	15,066,537	7,526,504
Deficit accumulated during development stage	(10,122,846)	(4,601,326)
Total stockholders’ equity	4,988,741	2,958,109
Total liabilities and stockholders’ equity	$5,715,928	$3,290,925

(1) Derived from the Company’s audited consolidated financial statements as of August 31, 2007.
The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three-month period from March 1 to May 31, 2008	For the three-month period from March 1 to May 31, 2007

Revenues:	$-	$-

Operating expenses:
General and administrative	534,906	322,410
Research and development	1,591,170	614,616
Total operating expenses	2,126,076	937,026

Loss from operations	(2,126,076)	(937,026)

Interest income	10,789	41,502
Interest expense	(16,168)	(247)
Net loss	$(2,131,455)	$(895,771)

Net loss per share:
Basic and diluted	$(0.05)	$(0.03)

Weighted average shares
outstanding used to compute:
Basic and diluted	40,675,305	32,533,503

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(unaudited)

	For the nine-month period From September 1, 2007 to May 31, 2008	For the nine-month period From September 1, 2006 to May 31, 2007	For the cumulative period from September 8, 2005 (inception) to May 31, 2008

Revenues:	$-	$-	$-

Operating expenses:
General and administrative	1,588,035	949,756	3,627,142
Research and development	3,641,400	1,579,990	6,386,695
In-process research and development	240,625	-	240,625
Total operating expenses	5,470,060	2,529,746	10,254,462

Loss from operations	(5,470,060)	(2,529,746)	(10,254,462)

Interest income	51,583	110,786	238,871
Interest expense	(103,044)	(609)	(107,255)
Net loss	$(5,521,521)	(2,419,569)	$(10,122,846)

Net loss per share:
Basic and diluted	$(0.15)	$(0.08)	$(0.38)

Weighted average shares
outstanding used to compute:
Basic and diluted	37,882,220	31,013,170	26,441,186

The accompanying notes are an integral part of these financial statements.

Raptor Pharmaceuticals Corp.
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the nine-month period from September 1, 2007 to May 31, 2008	For the nine-month period from September 1, 2006 to May 31, 2007	For the cumulative period from September 8, 2005 (inception) to May 31, 2008
Cash flows from operating activities:
Net loss	$(5,521,521)	$(2,419,569)	$(10,122,846)
Adjustments to reconcile net loss to net cash
used in operating activities:
Employee stock compensation expense	377,613	271,121	746,591
Warrants issuable pursuant to consulting agreement	-	-	60
Stock options expensed pursuant to consulting agreements	216,405	80,001	335,636
Stock issued to consultant for services	4,375	-	4,375
Amortization of intangible assets	60,209	5,625	72,083
Depreciation of fixed assets	105,440	86,109	244,799
In-process research and development	240,625	-	240,625
Amortization of stock issued for loan placement fee	102,000	-	102,000
Capitalized acquisition costs previously expensed	38,000	-	38,000
Changes in assets and liabilities:
Prepaid expenses	(20,222)	(226,588)	(217,314)
Receivables – other	-	640	-
Intangible assets	-	-	(150,000)
Deposits	(79,999)	-	(100,207)
Accounts payable	295,913	185,148	411,592
Accrued liabilities	34,369	57,562	235,689
Deferred rent	(4,140)	(2,921)	6,876
Net cash used in operating activities	(4,150,933)	(1,962,872)	(8,152,041)
Cash flows from investing activities:
Purchase of fixed assets	(2,070)	(27,734)	(442,460)
Cash flows from financing activities:
Proceeds from the sale of common stock	2,360,000	-	7,360,000
Proceeds from the exercise of common stock warrants	1,925,000	1,970,000	3,895,000
Proceeds from the exercise of common stock options	-	4,500	8,700
Fundraising costs	(261,788)	-	(479,323)
Proceeds from the sale of common stock to initial investors	-	-	310,000
Proceeds from bridge loan	-	-	200,000
Repayment of bridge loan	-	-	(200,000)
Principal payments on capital lease	(1,849)	(1,657)	(4,444)
Cash advances from stockholders, net of repayment	-	(293)	-
Net cash provided by financing activities	4,021,363	1,972,550	11,089,933
Net increase (decrease) in cash and cash equivalents	(131,640)	(18,056)	2,495,432
Cash and cash equivalents, beginning of period	2,627,072	3,648,538	-
Cash and cash equivalents, end of period	$2,495,432	$3,630,482	$2,495,432
Supplemental disclosure of non-cash financing activities:

Acquisition of equipment in exchange for capital lease	$-	$-	$7,397
Notes receivable issued in exchange for common stock	$-	$-	$110,000
Common stock issued for a finder’s fee	$102,000	$-	$102,000
	2,898,624	-	2,898,624

The accompanying notes are an integral part of these financial statements.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS AND BUSINESS RISKS

The accompanying condensed consolidated financial statements reflect the results of operations of Raptor Pharmaceuticals Corp., formerly named Highland Clan Creations Corp. (the “Company” or “Raptor”) and have been prepared in accordance with the accounting principles generally accepted in the United States of America.

Raptor consists of a preclinical division and a clinical division, which together form a continuous set of specialized competencies to develop Raptor’s pipeline of drug product candidates from early stage to clinical stage through to commercialization.   Raptor’s preclinical division bioengineers novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein (“RAP”) and related proteins, while Raptor’s clinical division advances clinical-stage product candidates towards marketing approval and commercialization. Raptor’s preclinical programs target cancer, neurodegenerative disorders and infectious diseases. HepTide™ is designed to utilize engineered RAP-based peptides conjugated to drugs to target delivery to the liver to potentially treat primary liver cancer and hepatitis. NeuroTrans™ represents engineered RAP peptides created to target receptors in the brain and are currently undergoing preclinical evaluation at Stanford University for their ability to enhance the transport of therapeutics across the blood-brain barrier. Raptor’s initial clinical programs include ConviviaTM for the treatment of aldehyde dehydrogenase (“ALDH2”) deficiency and DR Cysteamine for the treatment of nephropathic cystinosis and non-alcoholic steatohepatitis (“NASH”).    The Company’s fiscal year end is August 31.

The Company is subject to a number of risks, including: the need to raise capital through equity and/or debt financings; the uncertainty whether the Company’s research and development efforts will result in successful commercial products; competition from larger organizations; reliance on the proprietary technology of others; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators.

See the section titled “Risk Factors” of this registration statement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The Company’s condensed consolidated financial statements include the accounts of the Company’s wholly owned subsidiaries, Raptor Pharmaceutical Inc., which was incorporated in Delaware on September 8, 2005 (date of inception) and Bennu Pharmaceuticals Inc. (“Bennu”), which was incorporated in Delaware on August 1, 2007. All inter-company accounts have been eliminated. The Company’s condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Through May 31, 2008, the Company had accumulated losses of approximately $10.1 million. Management expects to incur further losses for the foreseeable future. Management believes that the Company’s cash and cash equivalents at May 31, 2008, plus the $7.6 million in proceeds received in June 2008 from the sale of the Company’s securities, will be sufficient to meet the Company’s obligations into the second calendar quarter of 2009. Until the Company can generate sufficient levels of cash from its operations, the Company expects to continue to finance future cash needs primarily through proceeds from equity or debt financings, loans and collaborative agreements with corporate partners or through a business combination with a company that has such financing in order to be able to sustain its operations until the Company can achieve profitability and positive cash flows, if ever.

The Company’s independent registered public accounting firm has audited our consolidated financial statements for the period from September 8, 2005 (inception) to August 31, 2006 and for the year ended August 31, 2007 and in their audit reports dated October 2, 2006, and November 2, 2007, respectively, have included a paragraph indicating substantial doubt as to the Company’s ability to continue as a going concern due to the fact that the Company is in the development stage and has not generated any revenue to date.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Management plans to seek additional debt and/or equity financing for the Company through private or public offerings or through a business combination, but it cannot assure that such financing will be available on acceptable terms, or at all. The uncertainty of this situation raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(b) Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Fair Value of Financial Instruments

The carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and capital lease liability approximate fair value due to their short maturities.

(d) Segment Reporting

The Company has determined that in the current fiscal year it operates as two operating segments, preclinical development (Raptor Inc.) and clinical development (Bennu). In the prior fiscal years, the Company operated only in one (preclinical) segment.  Operating segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The Company’s chief executive officer assesses the Company’s performance and allocates its resources.  Below is a break-down of the Company’s net loss and total assets by operating segment:

	For the three-month period from March 1 to May 31, 2008			For the nine-month period from September 1, 2007 to May 31, 2008
	Preclinical	Clinical	Total	Preclinical	Clinical	Total
Net loss	$(937,785)	$(1,193,670)	$(2,131,455)	$(2,776,682)	$(2,744,839)	$(5,521,521)
Total assets	2,994,411	2,721,517	5,715,928	2,994,411	2,721,517	5,715,928

(e)  Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(f) Intangible Assets

Intangible assets include the intellectual property and other rights relating to DR Cysteamine and to the RAP technology. The intangible assets are amortized using the straight-line method over the estimated useful life of 20 years, which is the life of the intellectual property patents.   The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(g) Fixed Assets

Fixed assets, which mainly consist of leasehold improvements, lab equipment, computer hardware and software and capital lease equipment, are stated at cost. Depreciation is computed using the straight-line method over the related estimated useful lives, except for leasehold improvements and capital lease equipment, which are depreciated over the shorter of the useful life of the asset or the lease term. Significant additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred.

 (h) Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

(i) Income Taxes

Income taxes are recorded under the liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(j) Research and Development

The Company is an early development stage company. Research and development costs are charged to expense as incurred.  Research and development expenses include scientists’ salaries, lab collaborations, preclinical studies, clinical trials, clinical trial materials, regulatory and clinical consultants, lab supplies, lab services, lab equipment maintenance and small equipment purchased to support the research laboratory and allocated executive, human resources and facilities expenses.

(k) In-Process Research and Development

The Company records in-process research and development expense for a product candidate acquisition where there is not more than one potential product or usage for the assets being acquired.  The Company reviews each product candidate acquisition to determine if the purchase price should be expensed as in-process research and development or capitalized and amortized over the life of the asset.

 (l) Net Loss per Share

Net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. Diluted net income per share is calculated by dividing net income by the weighted average shares of common stock outstanding and potential shares of common stock during the period. For all periods presented, potentially dilutive securities are excluded from the computation of fully diluted net loss per share as their effect is anti-dilutive. Potentially dilutive securities include:

	May 31, 2008	May 31, 2007
Warrants to purchase common stock	4,013,876	5,910,000
Options to purchase common stock	3,605,727	2,611,800
Total potentially dilutive securities	7,619,603	8,521,800

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(m)  Stock Option Plans

Effective September 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”) in accounting for its 2006 Equity Incentive Plan, as amended. Under SFAS 123(R), compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and provided the pro forma disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation. See Note 7, “Stock Option Plan” for further discussion of employee stock-based compensation.

(n) Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007; therefore, the Company anticipates adopting SFAS 157 as of September 1, 2008. The Company is assessing the impact of the adoption of SFAS 157.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115, which permits the measurement of many financial instruments and certain other asset and liabilities at fair value on an instrument-by-instrument basis (the fair value option). The guidance is applicable for fiscal years beginning after November 15, 2007; therefore, the Company anticipates adopting SFAS 159 as of September 1, 2008.  The Company is currently evaluating the impact of SFAS 159 on its financial position and consolidated results of operations.

In June 2007, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 07-03, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities (“EITF 07-03”). EITF 07-03 specifies the timing of expense recognition for non-refundable advance payments for goods or services that will be used or rendered for research and development activities. EITF 07-03 was effective for fiscal years beginning after December 15, 2007, and early adoption is not permitted; therefore, the Company anticipates adopting EITF 07-03 as of September 1, 2008.  The Company is currently evaluating the impact of EITF 07-03 on its financial position and consolidated results of operations.

In December 2007, the EITF reached a consensus on EITF No. 07-01, Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property (“EITF 07-01”). EITF 07-01 discusses the appropriate income statement presentation and classification for the activities and payments between the participants in arrangements related to the development and commercialization of intellectual property. The sufficiency of disclosure related to these arrangements is also specified. EITF 07-01 is effective for fiscal years beginning after December 15, 2008. As a result, EITF 07-01 is effective for the Company as of September 1, 2009. The Company is currently evaluating the impact of EITF 07-01 on its financial position and results of operations. Based upon the nature of the Company’s business, EITF 07-01 could have a material impact on its financial position and consolidated results of operations in future years.

In December 2007,  FASB issued Statement No. 141 (Revised 2007), Business Combinations  (“SFAS 141(R)”) and SFAS No. 160,  Accounting and Reporting of Non-controlling Interests in Consolidated Financial

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Statements , an amendment of ARB No. 51 (“SFAS 160”). These statements will significantly change the financial accounting and reporting of business combination transactions and non-controlling (or minority) interests in consolidated financial statements. SFAS 141(R) requires companies to: (i) recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and non-controlling interests in acquisitions of less than a 100% controlling interest when the acquisition constitutes a change in control of the acquired entity; (ii) measure acquirer shares issued in consideration for a business combination at fair value on the acquisition date; (iii) recognize contingent consideration arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in earnings; (iv) with certain exceptions, recognize pre-acquisition loss and gain contingencies at their acquisition-date fair values; (v) capitalize in-process research and development (“IPR&D”) assets acquired; (vi) expense, as incurred, acquisition-related transaction costs; (vii) capitalize acquisition-related restructuring costs only if the criteria in SFAS No. 146,  Accounting for Costs Associated with Exit or Disposal Activities , are met as of the acquisition date; and (viii) recognize changes that result from a business combination transaction in an acquirer’s existing income tax valuation allowances and tax uncertainty accruals as adjustments to income tax expense. SFAS 141(R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (our fiscal 2009). Early adoption of these statements is prohibited. The Company believes the adoption of these statements will have a material impact on significant acquisitions completed after September 1, 2009.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements ("SFAS 160"), an amendment of ARB No. 51. SFAS 160 will change the accounting and reporting for minority interests which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is assessing the impact that SFAS 160 may have on its financial position, consolidated results of operations and consolidated cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). This statement will require enhanced disclosures about derivative instruments and hedging activities to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is assessing the impact of the adoption of SFAS 161, but anticipates that SFAS 161 will not have a material effect on its financial position, consolidated results of operations and consolidated cash flows.

In May 2008, FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for non-governmental entities. SFAS No. 162 is effective 60 days following the U.S. Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, the meaning of "Present Fairly in Conformity with GAAP". The Company is in the process of evaluating the impact, if any, of SFAS 162 on its consolidated financial statements.

In May 2008, the FASB released FASB Staff Position (“FSP”) APB 14-1 Accounting For Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”) that alters the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Furthermore, it would require recognizing interest expense in prior periods pursuant to retrospective accounting treatment. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008; therefore, the Company anticipates adopting FSP APB 14-1 as of September 1, 2009. The Company is in the process of evaluating the impact, if any, of FSP APB 14-1 on its consolidated financial statements.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(3) INTANGIBLE ASSETS

On January 27, 2006, BioMarin Pharmaceutical Inc. (“BioMarin”) assigned the intellectual property and other rights relating to the RAP technology to the Company. As consideration for the assignment of the RAP technology, BioMarin will receive milestone payments based on certain financing and regulatory triggering events. No other consideration was paid for this assignment. The Company has recorded $150,000 of intangible assets on the condensed consolidated balance sheets as of May 31, 2008 and August 31, 2007 based on the estimated fair value of its agreement with BioMarin.

On December 14, 2007, the Company acquired the intellectual property and other rights to develop DR Cysteamine to treat various indications from the University of California at San Diego (“UCSD”) by way of a
merger with Encode Pharmaceuticals, Inc. (“Encode”), a privately held research and development company, which held the license with UCSD.  The intangible assets, recorded at approximately $2.6 million acquired in the merger with Encode, were primarily based on the value of the Company’s common stock and warrants issued to the Encode stockholders as reflected in the table below:

Raptor common stock issued	3,444,297
Raptor common stock issuable upon marketing approval by a regulatory agency of DR Cysteamine for Cystinosis	351,359
Total shares of common stock used to value the transaction	3,795,656
10-day average closing price of Raptor common stock per merger agreement	$0.586
Value of Raptor common stock portion of transaction	$2,224,254
Value (based on Carpenter model) of warrants and stock option issued in connection with transaction, net of legal fees	395,746
Intangible asset ( IP license) related to the Encode merger, gross	$2,620,000
Intangible asset related to NeuroTransTM purchase from BioMarin	150,000
Gross intangible assets	2,770,000
Less accumulated amortization	(72,083)
Intangible assets, net	$2,697,917

The intangible assets are being amortized monthly over 20 years, which are the life of the intellectual property patents and the estimated useful life. The 20 year estimated useful life is also based upon the typical development, approval, marketing and life cycle management timelines of pharmaceutical drug products. During the three and nine months ended May 31, 2008 and 2007 and the cumulative period from September 8, 2005 (inception) to May 31, 2008, the Company amortized $34,625, $60,208, $1,875, $5,625 and $72,083, respectively, of intangible assets to research and development expense.

The following table summarizes the actual and estimated amortization expense for our intangible assets for the periods indicated:

Amortization period	Amortization expense
September 8, 2005 (inception) to August 31, 2006 – actual	$4,375
Fiscal year ending August 31, 2007 – actual	7,500
Fiscal year ending August 31, 2008 – estimate	94,833
Fiscal year ending August 31, 2009 – estimate	138,500
Fiscal year ending August 31, 2010 – estimate	138,500
Fiscal year ending August 31, 2011 – estimate	138,500
Fiscal year ending August 31, 2012 – estimate	138,500

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(4) FIXED ASSETS

Fixed assets consisted of:

Category	May 31, 2008	August 31, 2007	Estimated useful lives
Leasehold improvements	$113,422	$113,422	Shorter of life of asset or lease term
Laboratory equipment	269,334	269,334	5 years
Computer hardware and software	59,704	57,634	3 years
Capital lease equipment	7,397	7,397	Shorter of life of asset or lease term
	449,857	447,787
Less: accumulated depreciation	(244,799)	(139,359)
Total fixed assets, net	$205,058	$308,428

Depreciation expense for the three and nine months ended May 31, 2008 and 2007 and the cumulative period from September 8, 2005 (inception) to May 31, 2008 was $35,261, $105,440, $31,175, $86,109 and $244,799, respectively. Accumulated depreciation on capital lease equipment was $4,829 and $2,980, as of May 31 2008 and August 31, 2007, respectively.

(5)  ACCRUED LIABILITIES

Accrued liabilities consisted of:

	May 31, 2008	August 31, 2007
Legal fees	$92,380	$66,647
Auditing and tax preparation fees	53,997	44,877
Clinical trial costs	37,740	-
Fundraising costs – placement agent fees	31,500	-
Consulting – research and development	28,277	-
Salaries and wages	19,129	29,664
Accrued vacation	17,185	7,070
Lab collaborations	-	22,188
Patent costs	-	13,086
Scientific subscriptions	-	5,328
Preclinical studies	-	5,000
Other	11,981	7,460
Total	$292,189	$201,320

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(6)  IN PROCESS RESEARCH AND DEVELOPMENT

On October 17, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder.  The Company issued an aggregate of 437,500 shares of its restricted, unregistered common stock to the seller and other third parties in settlement of the asset purchase.  Pursuant to FAS 2, the accounting guidelines for expensing research and development costs, the Company has expensed the value of the common stock issued in connection with this asset purchase as in-process research and development expense.  The amount expensed was based upon the closing price of Raptor’s common stock on the date of the closing of the asset purchase transaction of $0.55 per share multiplied by the aggregate number of shares of Raptor common stock issued or 437,500 for a total expense of $240,625 recorded on Raptor’s condensed consolidated statement of operations during the quarter ended November 30, 2007.

(7)  STOCK OPTION PLAN

Effective September 1, 2006, the Company began recording compensation expense associated with stock options and other forms of equity compensation in accordance with SFAS 123(R), as interpreted by Staff Accounting Bulletin No. 107 (“SAB 107”). Prior to September 1, 2006, the Company accounted for stock options according to the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS 123(R), and consequently has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with stock options now includes: (1) quarterly amortization related to the remaining unvested portion of all stock option awards granted prior to September 1, 2006, based  on the grant  date fair value  estimated  in accordance with the original provisions of SFAS 123; and (2) quarterly amortization related to all stock option awards granted subsequent to September 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, the Company records consulting expense over the vesting period of stock options granted to consultants. The compensation expense for stock-based compensation awards includes an estimate for forfeitures and is recognized over the requisite service period of the options, which is typically the period over which the options vest, using the straight-line method.  The Company accounts for stock options issued to third parties, including consultants, in accordance with the provisions of the EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Employee stock compensation expense for the three and nine months ended May 31, 2008 and 2007 and for the cumulative period from September 8, 2005 (inception) to May 31, 2008 was $109,295, $321,613, $91,368, $271,121 and $690,591, of which cumulatively $576,475 was included in general and administrative expense and $114,116 was included in research and development expense   No employee stock compensation costs were recognized for the period from September 8, 2005 (inception) to August 31, 2006, which was prior to the Company’s adoption of SFAS 123(R).

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Stock-based compensation expense was based on the Black-Scholes option-pricing model assuming the following:

Period*	Risk-free interest rate	Expected life of stock option	Annual Volatility	Annual Turnover Rate
September 8, 2005 (inception) to August 31, 2006**	5%	10 years	100%	0%

Quarter ended November 30, 2006	5%	8 years	100%	10%

Quarter ended February 28, 2007	5%	8 years	100%	10%

Quarter ended May 31, 2007	5%	8 years	100%	10%

Quarter ended August 31, 2007	4%	8 years	99.75%	10%

Quarter ended November 30, 2007	3.75%	8 years	109%	10%

Quarter ended February 29, 2008	2%	8 years	119%	10%

Quarter ended May 31, 2008	2%	8 years	121%	10%

*Dividend rate is 0% for all period presented.

**Stock-based compensation expense was recorded on the condensed consolidated statements of operations commencing on the effective date of SFAS 123(R), September 1, 2006. Prior to September 1, 2006, stock based compensation was reflected only in the footnotes to the condensed consolidated statements of operations, with no effect on the condensed consolidated statements of operations, per the guidelines of APB No. 25. Consultant options expense has been recorded on the condensed consolidated statements of operations since inception.

If factors change and different assumptions are employed in the application of SFAS 123(R), the compensation expense recorded in future periods may differ significantly from what was recorded in the current period.

The Company recognizes as an expense the fair value of options granted to persons who are neither employees nor directors. The fair value of expensed options was based on the Black-Scholes option-pricing model assuming the same factors shown in the stock-based compensation expense table above.  Stock option expense for consultants for the three and nine months ended May 31, 2008 and 2007 and for the cumulative period from September 8, 2005 (inception) to May 31, 2008, were $12,293, $216,405, $21,780, $80,001 and $335,636, respectively, of which cumulatively $55,421 was included in general and administrative expense and $280,215 was included in research and development expense.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A summary of the activity in the 2006 Equity Compensation Plan is as follows:

	Option shares	Weighted average exercise price	Exercisable	Weighted average fair value of options granted
Outstanding at September 8, 2005	-	-	-	-
Granted	2,488,400	$0.62	-	$0.48
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at August 31, 2006	2,488,400	$0.62	17,200	$0.61
Granted	460,900	$0.60	-	$0.52
Exercised	(14,500)	$0.60	-	$0.52
Canceled	-	-		-
Outstanding at August 31, 2007	2,934,800	$0.61	1,172,081	$0.53
Granted	238,500	$0.53	-	$0.48
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at November 30, 2007	3,173,300	$0.61	1,404,804	$0.55
Granted	357,427	$0.57	-	$0.52
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at February 29, 2008	3,530,727	$0.60	2,038,725	$0.55
Granted	75,000	$0.53	-	$0.48
Exercised	-	-	-	-
Canceled	-	-	-	-
Outstanding at May 31, 2008	3,605,727	$0.60	2,306,474	$0.55

The weighted average intrinsic values of stock options outstanding and stock options exercisable as of May 31, 2008 were both zero.

There were 2,379,773 options available for grant under the 2006 Equity Compensation Plan as of May 31, 2008. As of May 31, 2008, the options outstanding consisted of the following:

Options outstanding				Options exercisable
Range of exercise prices	Number of options Outstanding	Weighted average remaining contractual Life	Weighted average exercise price	Number of options exercisable	Weighted average exercise price
$0 to $0.60	3,017,327	8.45	$0.59	1,884,740	$0.59
$0.601 to $0.70	588,400	8.00	$0.67	421,734	$0.67
	3,605,727	8.38	$0.60	2,306,474	$0.61

At May 31, 2008, the total unrecognized compensation cost was approximately $537,000. The weighted average period over which it is expected to be recognized is one and a half years.

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(8) ISSUANCE OF COMMON STOCK

ISSUANCE OF COMMON STOCK PURSUANT TO COMMON STOCK WARRANT EXERCISES AND STOCK OPTION EXERCISES

During the cumulative period from September 8, 2005 (inception) through May 31, 2008, the Company received $3.895 million, from the exercises of common stock warrants issued in the Company’s May 2006 Financing.  The Company issued an aggregate of 6,491,667 shares of common stock for the warrants, which had an exercise price of $0.60 per share and expired on November 25, 2007.

During the three and nine months ended May 31, 2008, no stock options were exercised.  During the cumulative period from September 8, 2005 (inception) through May 31, 2008, the Company received $8,700 from the exercise of stock options resulting in the issuance of 14,500 shares of common stock.  Total common stock outstanding as of May 31, 2008 was 45,050,047 shares.

ISSUANCE OF COMMON STOCK PURSUANT TO AN ASSET PURCHASE AGREEMENT WITH CONVIVIA, INC.

On October 18, 2007, the Company purchased certain assets of Convivia, Inc. (“Convivia”) including intellectual property, know-how and research reports related to a product candidate targeting liver aldehyde dehydrogenase (“ALDH2”) deficiency, a genetic metabolic disorder.  Bennu hired Convivia’s chief executive officer and founder, Thomas E. (Ted) Daley, as its President.  In exchange for the assets related to the ALDH2 deficiency program, the Company issued to Convivia 200,000 shares of its restricted, unregistered common stock, an additional 200,000 shares of its restricted, unregistered common stock to a third party in settlement of a convertible loan between the third party and Convivia, and another 37,500 shares of restricted, unregistered common stock in settlement of other obligations of Convivia. Mr. Daley, as the former sole stockholder of Convivia (now dissolved), may earn additional shares of the Company based on certain triggering events or milestones related to the development of Convivia assets. In addition, Mr. Daley may earn cash bonuses based on the same triggering events pursuant to his employment agreement.  In January 2008, Mr. Daley earned a $30,000 cash bonus pursuant to his employment agreement for executing the Patheon formulation agreement for manufacturing ConviviaTM.  During the three month period ended May 31, 2008, Mr. Daley earned a $10,000 cash bonus pursuant to his employment agreement and 100,000 shares of restricted Raptor common stock valued at $56,000 based on the execution of an agreement to supply the Company with the active pharmaceutical ingredient for ConviviaTM pursuant to the asset purchase agreement.  Pursuant to FAS 2, the accounting guidelines for expensing research and development costs, the Company has expensed the value of the stock issued in connection with this asset purchase (except for milestone bonuses, which are expensed as compensation expense) as in-process research and development expense in the amount of $240,625 on its condensed consolidated statement of operations for the nine month period ended May 31, 2008.

MERGER OF BENNU PHARMACEUTICALS INC. AND ENCODE PHARMACEUTICALS, INC.

On December 14, 2007, the Company entered into a Merger Agreement (the “Merger Agreement”), dated as of the same date, by and between the Company, Bennu and Encode Pharmaceuticals, Inc. (“Encode”), a privately held development stage company.  Pursuant to the Merger Agreement, a certificate of merger was filed with the Secretary of State of the State of Delaware and Encode was merged with and into Bennu. The existence of Encode ceased as of the date of the Merger Agreement. Pursuant to the Merger Agreement and the certificate of merger, Bennu, as the surviving corporation, continued as a wholly-owned subsidiary of the Company.    Under the terms of and subject to the conditions set forth in the Merger Agreement, the Company issued 3,444,297 shares of restricted, unregistered shares of the Company’s common stock, par value $.001 per share (“common stock”) to the stockholders of Encode (the “Encode Stockholders”), options (“Company Options”) to purchase 357,427 shares of common stock to the optionholders of Encode (the “Encode Optionholders”), and warrants (“Company Warrants”) to purchase 1,098,276 restricted, unregistered shares of common stock to the

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

warrantholders of Encode (the “Encode Warrantholders”, and together with the Encode Stockholders and Encode Optionholders, the “Encode Securityholders”), as of the date of such Agreement. Such common stock, Company Options to purchase common stock, and Company Warrants to purchase common stock combine for an aggregate amount of 4.9 million shares of common stock issuable to the Encode Securityholders as of the closing of the Merger.   The purchase price was valued at $2.6 million, which is reflected as intangible assets on the Company’s condensed consolidated balance sheet as of May 31, 2008, primarily based on the value the Company’s common stock and warrants issued to Encode stockholders.  The Encode Securityholders are eligible to receive up to an additional 2.4 million shares of common stock, Company Options and Company Warrants to purchase common stock in the aggregate based on certain triggering events related to regulatory approval of DR Cysteamine, an Encode product program described below, if completed within the five year anniversary date of the Merger Agreement.    The Company recorded this transaction as an asset purchase rather than a business combination, as Encode had not commenced planned principle operations, such as generating revenues from its drug product candidate.

As a result of the Merger, Bennu received the exclusive worldwide license to DR Cysteamine (“License Agreement”), developed by clinical scientists at the UCSD, School of Medicine. DR Cysteamine is a proprietary enterically coated formulation of cysteamine bitartrate, a cystine depleting agent currently approved by the U.S. Food and Drug Administration (“FDA”). Cysteamine bitartrate is prescribed for the management of the genetic disorder known as nephropathic cystinosis (“cystinosis”), a lysosomal storage disease.  The active ingredient in DR Cysteamine has also demonstrated potential in studies as a treatment for other metabolic and neurodegenerative diseases, such as Batten Disease, Huntington’s Disease and Non-alcoholic steatohepatitis (“NASH”).

In consideration of the grant of the license, prior to the merger with Bennu, Encode paid an initial license fee and Bennu will be obligated to pay an annual maintenance fee until Bennu begins commercial sales of any products developed pursuant to the License Agreement. In addition to the maintenance fee, Bennu will be obligated to pay during the life of the License Agreement: milestone payments ranging from $20,000 to $750,000 for orphan indications and from $80,000 to $1,500,000 for non-orphan indications upon the occurrence of certain events, if ever; royalties on commercial net sales from products developed pursuant to the License Agreement ranging from 1.75% to 5.5%; a percentage of sublicense fees ranging from 25% to 50%;  a percentage of sublicense royalties; and a minimum annual royalty commencing the year Bennu begins commercially selling any products pursuant to the License Agreement, if ever. Under the License Agreement, Bennu is obligated to fulfill predetermined milestones within a specified number of years ranging from 0.75 to 6 years from the effective date of the License Agreement, depending on the indication. To the extent that Bennu fails to perform any of the obligations, the University may terminate the license or otherwise cause the license to become non-exclusive.

ISSUANCES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE SALE OF UNITS IN A PRIVATE PLACEMENT

On May 21, 2008 (the “Initial Closing”) Raptor entered into a Securities Purchase Agreement (the “Purchase Agreement”), with eight investors (the “Initial Investors”) for the private placement of units of the Company, each unit comprised of one share of Raptor’s common stock and one warrant to purchase one half of one share of Raptor’s common stock, at a purchase price of $0.50 per unit. Immediately subsequent to the Initial Closing, the Company and each Initial Investor entered into an Amendment to the Securities Purchase Agreement, principally in order to increase the amount able to be raised by the Company in the private placement and to extend the outside closing date of such private placement (the “Amendment”, and, together with the Purchase Agreement, the “Amended Purchase Agreement”), dated as of May 21, 2008.

At the Initial Closing, the Company sold an aggregate of 4,420,000 shares of common stock (the “Initial Shares”) to the Initial Investors for aggregate gross proceeds of $2,210,000 and issued to the Initial Investors warrants (the “Initial Warrants”). The Initial Warrants, exercisable for two years from the Initial Closing, entitle the Initial Investors to purchase up to an aggregate of 2,210,000 shares of common stock of the Company (the

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

“Initial Warrant Stock”) and have an exercise price of either $0.75 or $0.90 per share, depending on when such Initial Warrants are exercised, if at all.

Pursuant to the Amended Purchase Agreement, the Company agreed to prepare and file a registration statement (the “Registration Statement”) within 60 days after the Initial Closing with the Securities and Exchange Commission under the Securities Act, on a Form S-1, covering the Shares and Warrant Stock sold pursuant to the Amended Purchase Agreement (the “Restricted Stock”) as well as common stock underlying warrants issued to placement agents each subject to volume limitations, and to use its commercially reasonable efforts to cause the Registration Statement to become effective with the SEC thereafter and to remain effective until the earlier to occur of the date (i) that is the second anniversary of the Initial Closing, (ii) the date the Restricted Securities may be sold under Rule 144 during any 90-day period and (iii) such time as all of the Restricted Securities have been publicly sold.

Following the effectiveness of the Registration Statement, the Company may, at any time, but no more than twice during any 12-month period, suspend the effectiveness of such registration for up to 45 calendar days, as appropriate (a “Suspension Period”), by giving notice to the holders of shares of Restricted Stock, if the Company shall have determined that the Company may be required to disclose any material corporate development which disclosure may have a material adverse effect on the Company.

On May 30, 2008 Raptor sold an additional $150,000 of units at the same terms as outlined in the May 21, 2008 closing discussed above.  As a result, the Company issued 300,000 shares of the Company’s common stock and warrants to purchase 150,000 shares of the Company’s common stock.

In connection with the May 2008 private placement, the Company issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing.  Placement agents were issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement.  In connection with the sale of units in May 2008, the Company issued placement agent warrants to purchase 495,600 shares of Raptor’s common stock at an exercise price of $0.55 per share for a five year term and cash fees to placement agents totaling $165,200.  Of the placement agents compensated, Limetree Capital was issued warrants to purchase 278,250 shares of Raptor’s common stock and cash commission of $92,750.  One of our Board members serves on the board of Limetree Capital.

The following is a summary of common stock outstanding as of May 31, 2008:

		Common Stock
Transaction	Date	Issued

Founders' shares	Sept. 2005	6,000,000
Seed round	Feb. 2006	2,000,000
PIPE concurrent with reverse merger	May 2006	8,333,333
Shares issued in connection with reverse merger	May 2006	13,300,000
Warrant exercises	Jan. - Nov. 2007	6,491,667
Stock option exercise	Mar. 2007	14,500
Loan finder's fee	Sept. 2007	200,000
Convivia asset purchase	Oct. 2007- Mar. 2008	537,500
Encode merger DR Cysteamine asset purchase	Dec. 2007	3,444,297
Shares issued pursuant to consulting agreement	May 2008	8,750
PIPE - initial tranche	May 2008	4,420,000
PIPE – second tranche	May 2008	300,000
Total shares of common stock outstanding		45,050,047

RAPTOR PHARMACEUTICALS CORP.
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(9) WARRANTS

The table reflects the number common stock warrants outstanding as of May 31, 2008:

Summary of outstanding warrants:	Number of Shares Exercisable	Exercise Price		Expiry
Issued in lieu of deferred legal fees	60,000	$ 0.60		2/13/2011
Issued in connection with Encode merger	97,480	$ 0.56		12/13/2015
Issued in connection with Encode merger	1,000,796	$ 0.67		12/13/2015
Issued to PIPE investors in May 2008	2,360,000	$0.75 / $0.90	*	5/21/2010
Issued to placement agents in May 2008	495,600	$ 0.55		5/21/2013
Total outstanding warrants as of May 31, 2008	4,013,876	$ 0.70	average exercise price

* First year exercisable at $0.75; second year exercisable at $0.90

(10)  SUBSEQUENT EVENT

On June 27, 2008, the Company closed the final tranche of its private placement in the amount of $7.64 million in gross proceeds and issued 15.28 million shares of the Raptor’s common stock and warrants to purchase 7.64 million shares of Raptor’s common stock on the same terms as the May 2008 private placement discussed above in Note 8.  In connection with the June 27, 2008 closing, the Company issued to Limetree Capital warrants to purchase 1,604,400 shares of Raptor’s common stock and $534,800 in cash commissions.  One of our Board members serves on the Board of Limetree Capital.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the Registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts.   All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$800
Legal fees and expenses	200,000
Accounting fees and expenses	25,000
Printing expenses	5,000
Miscellaneous fees and expenses	2,200
Total	$233,0 00

Item 14.                      Indemnification of Directors and Officers

Section 102(a)(7) of the Delaware General Corporation Law authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.  Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes Delaware corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person’s conduct was unlawful.

Section 145(g) of the Delaware General Corporation Law authorizes Delaware corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.  We have also entered into Indemnification Agreements with our directors and officers, including Dr. Christopher M. Starr, Dr. Todd C. Zankel, Kim R. Tsuchimoto, Thomas E. Daley, Raymond W. Anderson and Erich Sager.  Under the Indemnification Agreements, we are obligated to indemnify and hold harmless the above named directors and officers from and against any and all costs, expenses, or liabilities, arising in law or in equity or under statute, regulation or governmental ordinance of any jurisdiction, common law or otherwise (including legal or other professional fees), which they may suffer in connection with any lawsuit, proceeding, investigation or claim which may be brought or threatened against these directors and officers for any act or in respect of any omission to do by them, in connection with to the management, activities or affairs of our company or the exercise by the directors and officers of their powers or the performance of their duties as a director or officer of our company, except in the case where our directors or officers acted in bad faith.

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.                      Recent Sales of Unregistered Securities

Stock Options Granted Pursuant to Stock Option Plan

Since September 8, 2005 (inception), we entered into stock option agreements under our 2006 Equity Incentive Plan, as amended, to issue the following stock options to purchase a total of 3,770,227 shares of our common stock:

Grant Date / Type of Stock Option(1)	Type of Optionee	Number of Stock Options	Exercise Price
May 26, 2006 / NQ	Board Members	1,500,000	$0.60
May 26, 2006 / ISO	Employees	400,000	$0.60
May 26, 2006 / ISO	Employees	500,000	$0.66
July 1, 2006 / NQ	Consultant	19,600	$0.70
July 1, 2006 / NQ	Consultant	68,800	$0.70
Sept. 1, 2006 / NQ	Consultant	96,400	$0.60
Sept. 16, 2006 / NQ	Consultant	34,500	$0.56
June 14, 2007 / ISO	Employees	100,000	$0.60
June 14, 2007 / NQ	Board Members	200,000	$0.60
July 24, 2007 / ISO	Employee	30,000	$0.60
Sept. 10, 2007 / ISO	Employee	150,000	$0.52
Sept. 25, 2007 / NQ	Consultants	33,000	$0.50
Oct. 4, 2007 / NQ	Consultant	11,100	$0.58
Oct. 7, 2007 / NQ	Consultant	44,400	$0.58
Dec. 17, 2007 / NQ	Consultants	357,427	$0.57
May 13, 2008 / NQ	Consultant	75,000	$0.53
July 10, 2008 / NQ	Board Member	150,000	$0.52
Total stock option grants		3,770,227

(1)  NQ – Non-qualified stock option.  ISO – Incentive stock options. All stock options expire ten years from grant date. These issuances were exempt from registration under the Securities Act pursuant to an exemption under Section 4(2) thereof as a sale of securities not involving any public offering.  These issuances were made to members of our board of directors, employees and consultants of the Company in exchange for services rendered to the Company by or on behalf of such optionee.

Of the 3,770,227 stock options granted, an aggregate of 14,500 shares of our common stock was issued pursuant to employee stock option exercises.

The forms of stock option agreements for our 2006 Equity Incentive Plan were filed as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006.

Common Stock Issued Pursuant to Warrant Exercises
	Warrant Issue Date	Number of Warrants Exercised	Exercise Price	Expiration Date	Exercise Date	Shares Issued Upon Exercise	Proceeds Received
Warrant Holder

Swiss American	5/25/2006	1,000,000	$0.60	11/25/2007	1/9/2007	1,000,000	$600,000
Banque SCS	5/25/2006	100,000	$0.60	11/25/2007	1/18/2007	100,000	$60,000
Finter Bank	5/25/2006	1,600,000	$0.60	11/25/2007	1/26/2007	1,600,000	$960,000
Quotidian	5/25/2006	333,333	$0.60	11/25/2007	4/17/2007	333,333	$200,000
Mapledown	5/25/2006	250,000	$0.60	11/25/2007	5/17/2008	250,000	$150,000
Aran Asset Mgmt.	5/25/2006	131,666	$0.60	11/25/2007	10/29/2007	131,666	$79,000
Aran Asset Mgmt.	5/25/2006	35,000	$0.60	11/25/2007	11/13/2007	35,000	21,000
Beruska Capital	5/25/2006	800,000	$0.60	11/25/2007	11/23/2007	800,000	480,000
RBC Dominion	5/25/2006	280,000	$0.60	11/25/2007	11/21/2007	280,000	168,000
RBC Dominion	5/25/2006	225,000	$0.60	11/25/2007	11/21/2007	225,000	135,000
Falcon Invest.	5/25/2006	300,000	$0.60	11/25/2007	11/16/2007	300,000	180,000
Haywood Sec.	5/25/2006	100,000	$0.60	11/25/2007	11/23/2007	100,000	60,000
Haywood Sec.	5/25/2006	50,000	$0.60	11/25/2007	11/23/2007	50,000	30,000
Haywood Sec.	5/25/2006	100,000	$0.60	11/25/2007	11/23/2007	100,000	60,000
Haywood Sec.	5/25/2006	50,000	$0.60	11/25/2007	11/23/2007	50,000	30,000
Canaccord	5/25/2006	208,334	$0.60	11/25/2007	11/23/2007	208,334	125,000
Canaccord	5/25/2006	208,334	$0.60	11/25/2007	11/23/2007	208,334	125,000
Swiss American	5/25/2006	20,000	$0.60	11/25/2007	11/28/2007	20,000	12,000
Schroeders	5/25/2006	700,000	$0.60	11/25/2007	11/29/2007	700,000	420,000
Total warrant exercises		6,491,667				6,491,667	$3,895,000

The table above reflects common stock warrants exercised since September 8, 2005 (inception).  All of these warrants were issued in connection with a private placement of common stock and warrants in May 2006 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and the common stock issued upon exercise of the warrants have been registered for resale pursuant to our registration statement on Form SB-2, as amended, which was declared effective on July 10, 2006. As a result of the exercise of the warrants, we received aggregate net cash proceeds of approximately $3.9 million and used the proceeds for working capital purposes.

We claim an exemption from the registration requirements of the Securities Act for the issuance of our common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about us and their investment.

Other Issuances of Common Stock

May 2006 Private Placement

Pursuant to an agreement dated March 8, 2006, with Highland Clan Creations Corp. (“HCCC”), on May 25, 2006, we closed a $5 million financing concurrent with a reverse merger. The agreement stated that pending the closing of at least a $3.5 million financing, HCCC would be obligated to issue 800,000 units as fees to a placement agent and $30,000 in commissions to an investment broker. In the financing, HCCC sold 8,333,333 units at $0.60 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant exercisable for one share of common stock at $0.60 per share. The warrants were exercisable for 18 months, expiring on November 25, 2007.

This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act, and the common stock issued and issuable upon exercise of the warrants have been registered for re-sale pursuant to our registration statement on Form SB-2, as amended, which was declared effective on July 10, 2006.

We claim an exemption from the registration requirements of the Securities Act for the issuance of common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about us and their investment.  The proceeds from this transaction were used to fund working capital to start up and expand our research and development business.

May 2006 Private Placement Securityholder	Number of Shares of Common Stock Purchased	Number of Warrants Exercisable for One Share of Common Stock
Robert Janak	85,000	85,000
Capella Investments Inc.	833,333	833,333
Bank Sal. Oppenheim jr. & Cie. (Switzerland) Ltd.	1,100,000	1,100,000
Robert J.S. Burton	10,000	10,000
Falcon Corporate Investments Ltd.	300,000	300,000
Finter Bank Zurich	1,600,000	1,600,000
Schroder & Co Bank AG	700,000	700,000
Aran Asset Management SA	166,666	166,666
Clive Ronald Needham	10,000	10,000
Yvonne New	50,000	50,000
Alex Bolongaro	90,000	90,000
Mary-Ellen Meyers	50,000	50,000
Peggy Yu	10,000	10,000
C. Channing Buckland	100,000	100,000
Rolf Tevely	150,000	150,000
Robert Lim	150,000	150,000
Jeana Traviss	40,000	40,000
Brett Holdings Ltd.	100,000	100,000
Shery Wittenberg	116,666	116,666
Gary D. Curson	208,334	208,334
Nitro-Gen Pty Ltd.	208,334	208,334
Sam Belzberg	280,000	280,000
Quotidian No. 2 Pty Limited	333,333	333,333
Banque SCS Alliance SA	100,000	100,000
VC Group Investments	550,000	550,000
Rosalie Holdings, Inc.	75,000	75,000
Beacon Ventures, Inc.	100,000	100,000
Mapledown Limited	250,000	250,000
La Hougue Financial Management Services Limited	66,667	66,667
Scooter Holdings	100,000	100,000
Erwin Speckert	400,000	400,000
Beruska Capital Inc. (1)	800,000	800,000
Total securities issued in connection with May 2006 private placement	9,133,333	9,133,333

(1)  On June 8, 2006, In connection with our private placement, which closed on May 25, 2006, we issued 800,000 units of our securities to Beruska Capital Inc. for services as a placement agent, with each unit comprising of one share of our common stock and one common stock purchase warrant. The common stock warrants have an exercise price of $0.60 per share and were exercisable until November 25, 2007.  The 800,000 shares of common stock issued as part of these units and the 800,000 shares of common stock issuable under the warrants have been registered with the SEC pursuant to our registration statement on Form SB-2, which was declared effective by the SEC on July 10, 2006.

May and June 2008 Private Placement

During May and June 2008, we closed a private placement of 20,000,000 units of our securities, each unit comprised of one share of our common stock and one warrant to purchase one half of one share of our common stock, at a purchase price of $0.50 per unit.  The warrants, exercisable for two years from closing, entitle the investors to purchase up to an aggregate of 10,000,000 shares of our common stock at an exercise price of $0.75 per share during the first year and $0.90 per share during the second year.

This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act and the common stock issued and issuable upon exercise of the warrants is subject to registration for resale pursuant to our this Registration Statement on Form S-1.

We claim an exemption from the registration requirements of the Securities Act for the issuance of our common stock underlying the warrants pursuant to Section 4(2) of the Securities Act because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers and the investors had access to information about us and their investment.  The proceeds from this transaction will be used to fund working capital to continue and expand our ongoing business.

May and June 2008 private placement security holder	Number of shares of common stock	Number of shares of common stock issuable pursuant to warrants issued
Aran Asset Management	16,350,000	8,175,000
Skye Asset Management	1,580,000	790,000
CAT Brokerage	500,000	250,000
Winton Capital Holdings Ltd.	500,000	250,000
Brahma Finance (BVI) Limited	500,000	250,000
Nitro-gen Pty Ltd. ATF Curson Family Trust	200,000	100,000
Errol Bome	150,000	75,000
Josan Consultants PTY Ltd.	120,000	60,000
Canaccord (Dexamenos Developpement)	100,000	50,000
Limetree Capital (1)		1,882,650
CAT Brokerage (1)		101,850
Gibralt Capital (1)		52,500
Nick Barham (1)		52,500
Canaccord (1)		10,500
Total securities issued in June 2008 private placement	20,000,000	12,100,000

(1)  In connection with the private placement, we issued warrants and a cash fee to placement agents to compensate them for placing investors into the financing.  Placement agents were issued warrants exercisable for 7% of common stock issued and issuable under the warrants issued to investors as part of the financing units and a cash fee based upon the proceeds of the sale of the units of the private placement.  We issued placement agent warrants to purchase 2,100,000 shares of our common stock at an exercise price of $0.55 per share for a five year term and cash fees to placement agents totaling $700,000.  Of the placement agents compensated, Limetree Capital was issued warrants to purchase 1,882,650 shares of our common stock and cash commissions of $627,550.  One of our Board members serves on the board of directors of Limetree Capital.

Other Issuances
Other Issuances of Common Stock	Date of Issuance	Number of Shares of Common Stock Issued	Explanation
Christopher M. Starr, Ph.D., Chief Executive Officer of Raptor	Sept. 2005	3,000,000	Stock purchased at par value $0.001 per share prior to the reverse merger, while the Company was privately held (1), (2)
Todd C. Zankel, Ph.D., Chief Scientific Officer of Raptor	Sept. 2005	3,000,000	Stock purchased at par value $0.001 per share prior to the reverse merger, while the Company was privately held (1), (2)
Erich Sager, Chairman of Raptor’s Board of Directors	February 2006	1,000,000	Stock purchased at $0.10 per share prior to the reverse merger, while the Company was privately held (1), (2)
Falcon Investments	March 2006	1,000,000	Stock purchased at $0.20 per share prior to the reverse merger, while the Company was privately held (1), (2)
Jupili Investments	Sept. 2007	200,000	Stock issued pursuant to a loan agreement in lieu of a loan finder’s fee, no proceeds were received for the issuance of this stock (2)

Other Issuances of Common Stock	Date of Issuance	Number of Shares of Common Stock Issued	Explanation
Thomas E. Daley, President of Raptor’s subsidiary, Bennu Pharmaceuticals Inc., as sole stockholder of Convivia, Inc., which has been dissolved	Oct. 2007	200,000
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. to purchase certain assets relating to the development of 4-MP for ALDH2 deficiency, no proceeds were received for the issuance of this stock (2)

Third party creditor to Convivia, Inc.	Oct. 2007	200,000
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. in settlement of Convivia’s debt to a third party as a closing condition to purchase certain assets relating to the development of 4-MP for ALDH2 deficiency, no proceeds were received for the issuance of this stock (2)

Third party consultants to Convivia Inc.	Oct. 2007	37,500
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. in settlement of Convivia’s obligations to third party consultants, no proceeds were received for the issuance of this stock (2)

Flower Ventures, majority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	3,249,337
Stock issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. related to the purchase of a license agreement with UCSD and two consulting agreements with UCSD clinicians for the development of DR Cysteamine, no proceeds were received for the issuance of this stock (2)

Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	194,960
Stock issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. related to the purchase of a license agreement with UCSD and two consulting agreements with UCSD clinicians for the development of DR Cysteamine, no proceeds were received for the issuance of this stock (2)

Thomas E. Daley, President of Raptor’s subsidiary, Bennu Pharmaceuticals Inc., as sole stockholder of Convivia, Inc., which has been dissolved	March 2008	100,000
Stock issued pursuant to an asset purchase agreement with Convivia, Inc. based on the fulfillment of the development milestone of executing a manufacturing agreement within the first year anniversary of such asset purchase agreement, no proceeds were received for the issuance of this stock (2)

Third party consultant	May 2008	8,750	Stock issued pursuant to a consulting agreement in lieu of cash compensation, no proceeds were received for the issuance of this stock (2)
Total other common stock issuances		12,190,547

(1)  Proceeds were used for working capital to fund operations

(2)  Common stock is exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The Company relied on representations made available to it in determining that such exemptions were available. No underwriting discounts or commissions were paid by the Company in connection with the issuance of common stock.

Other Issuances of Warrants

Other Issuances of Warrants	Date of Issuance	Number of Warrants to Purchase One Share of Common Stock	Explanation
Third party consultant	Sept. 2005	60,000
Warrants issued in lieu of deferring payment of legal fees provided by law firm until the closing of Raptor’s initial funding, at an exercise price of $0.60 per share and expires six years from date of obligation and contains a cashless exercise feature

Flower Ventures	Dec. 2007	1,000,796
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $0.67 per share and expires eight years from date of issuance and contains a cashless exercise feature

Minority stockholder of Encode Pharmaceuticals, Inc.	Dec. 2007	97,480
Warrants issued pursuant to a merger agreement with Encode Pharmaceuticals, Inc. at an exercise price of $0.56 per share and expires eight years from date of issuance and contains a cashless exercise feature

Total other issuances of warrants		1,158,276

Item 16.                      Exhibits and Financial Statement Schedules

(a)  Exhibits

The following exhibits are filed as part of, or incorporated by reference into this Report:

(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession
2.1(A)	Share Purchase Agreement dated May 2, 2006 by and between the Highland Clan Creations Corp. and Universal Financial Consulting Inc.
2.2(B)	Share Purchase Agreement dated as of March 9, 2006 by and among Highland Clan Creations Corp., Christopher Starr, Erich Sager, Todd Zankel and Falcon Corporate Investments Ltd.
2.3(C)	Agreement and Plan of Merger between Highland Clan Creations Corp. and Raptor Pharmaceuticals Corp. Effective May 15, 2006
(3)	Articles of Incorporation / Bylaws
3.1(C)	Certificate of Incorporation
3.2(C)	Bylaws adopted on May 4, 2006
(4)	Instruments Defining the Rights of Security Holders, Including Indentures
4.1(G)	Warrant to purchase common stock dated December 14, 2007 issued to Flower Ventures, LLC
4.2(G)	Warrant to purchase common stock dated December 14, 2007 issued to ICON Partners, LP
4.3(H)	Form of Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.
4.4(I)	Form of Placement Agent Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
(10)	Material Contracts
10.1(D)	Form of Subscription Agreement between investors of the May 2006 Financing and Highland Clan Creations Corp.
10.2(E)	Employment Agreement between Raptor Pharmaceutical Inc. and Dr. Christopher Starr dated May 1, 2006
10.3(E)	Employment Agreement between Raptor Pharmaceutical Inc. and Dr. Todd Zankel dated May 15, 2006
10.4(E)	Employment Agreement between Raptor Pharmaceutical Inc. and Ms. Kim Tsuchimoto dated May 1, 2006
10.5(C)	2006 Equity Incentive Plan
10.6(F)	Employment Agreement between Bennu Pharmaceuticals Inc. and Thomas E. Daley dated September 7, 2007
10.7(F)	Loan Agreement between Raptor Pharmaceuticals Corp. and Jupili Investments dated September 12, 2007
10.8(F)	Asset Purchase Agreement between Bennu Pharmaceuticals Inc., Raptor Pharmaceuticals Corp. and Convivia, Inc. dated October 17, 2007
10.9(F)	Snyder Pay-Off Letter between Bennu Pharmaceuticals Inc., Raptor Pharmaceuticals Corp. and Harold Snyder dated October 17, 2007
10.10(G)	Merger Agreement between Bennu Pharmaceuticals Inc. and Encode Pharmaceuticals, Inc. dated December 14, 2007*
10.11(G)	Pharmaceutical Development Services Agreement between Bennu Pharmaceuticals Inc. and Patheon Pharmaceuticals Inc. dated January 7, 2008*
10.12(G)	License Agreement between Encode Pharmaceuticals, Inc. and Regents of the University of California dated October 31, 2007*
10.13(G)	Amendment Number One to License Agreement between Encode Pharmaceuticals, Inc. (acquired by Bennu Pharmaceuticals Inc.) and the Regents of the University of California dated February 29, 2008*
10.14(J)	Securities Purchase Agreement, dated as of May 21, 2008, by and among the Company and the investors listed on the signature pages thereto.
10.15(J)	Amendment to Securities Purchase Agreement, dated as of May 21, 2008, by and among the Company and the investors listed on the signature pages thereto.

21.1**	Subsidiaries of Registrant
23.1	Consent of Burr, Pilger, Mayer, LLP
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1**	Power of Attorney (included in the signature page hereto)

(A)	The document referred to hereby is incorporated by reference from our current report on Form 8-K filed on May 4, 2006
(B)	The document referred to hereby is incorporated by reference from our Form 8-K filed on March 14, 2006
(C)	The document referred to hereby is incorporated by reference from our Schedule 14C filed on May 15, 2006
(D)	The document referred to hereby is incorporated by reference from our Form SB-2 filed on June 21, 2006
(E)	The document referred to hereby is incorporated by reference from our current report on Form 8-K filed on May 26, 2006
(F)	The document referred to hereby is incorporated by reference from our Form 10QSB filed on January 14, 2008
(G)	The document referred to hereby is incorporated by reference from our Form 10QSB filed on April 15, 2008
(H)	The document referred to hereby is incorporated by reference from our Form 8-K filed on May 22, 2008
(I)	The document referred to hereby is incorporated by reference from our Form 8-K/A filed on May 28, 2008
(J)	The document referred to hereby is incorporated by reference from our Form 10QSB filed on July 9, 2008
*	Certain portions of this agreement have been redacted and submitted to the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 24b-2.
**	Included with original filing.

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue .

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novato, State of California, on August 1, 2008.

RAPTOR PHARMACEUTICALS CORP.
By:	/s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Christopher M. Starr	Chief Executive Officer and Director	August 1, 2008
Christopher M. Starr, Ph.D.	(Principal Executive Officer)

/s/ Kim R. Tsuchimoto	Chief Financial Officer, Secretary and	August 1, 2008
Kim R. Tsuchimoto	Treasurer (Principal Financial Officer
and Principal Accounting Officer)

*	Director	August 1, 2008
Erich Sager

*	Director	August 1, 2008
Raymond William Anderson

*	Director	August 1, 2008
Richard L. Franklin

By: /s/ Christopher M. Starr
       Christopher M. Starr , Ph.D.
       Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed as part of, or incorporated by reference into this Report:

(2)	Plan of Purchase, Sale, Reorganization, Arrangement, Liquidation or Succession
2.1(A)	Share Purchase Agreement dated May 2, 2006 by and between the Highland Clan Creations Corp. and Universal Financial Consulting Inc.
2.2(B)	Share Purchase Agreement dated as of March 9, 2006 by and among Highland Clan Creations Corp., Christopher Starr, Erich Sager, Todd Zankel and Falcon Corporate Investments Ltd.
2.3(C)	Agreement and Plan of Merger between Highland Clan Creations Corp. and Raptor Pharmaceuticals Corp. Effective May 15, 2006
(3)	Articles of Incorporation / Bylaws
3.1(C)	Certificate of Incorporation
3.2(C)	Bylaws adopted on May 4, 2006
(4)	Instruments Defining the Rights of Security Holders, Including Indentures
4.1(G)	Warrant to purchase common stock dated December 14, 2007 issued to Flower Ventures, LLC
4.2(G)	Warrant to purchase common stock dated December 14, 2007 issued to ICON Partners, LP
4.3(H)	Form of Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.
4.4(I)	Form of Placement Agent Warrant to Purchase Shares of Common Stock of Raptor Pharmaceuticals Corp.
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
(10)	Material Contracts
10.1(D)	Form of Subscription Agreement between investors of the May 2006 Financing and Highland Clan Creations Corp.
10.2(E)	Employment Agreement between Raptor Pharmaceutical Inc. and Dr. Christopher Starr dated May 1, 2006
10.3(E)	Employment Agreement between Raptor Pharmaceutical Inc. and Dr. Todd Zankel dated May 15, 2006
10.4(E)	Employment Agreement between Raptor Pharmaceutical Inc. and Ms. Kim Tsuchimoto dated May 1, 2006
10.5(C)	2006 Equity Incentive Plan
10.6(F)	Employment Agreement between Bennu Pharmaceuticals Inc. and Thomas E. Daley dated September 7, 2007
10.7(F)	Loan Agreement between Raptor Pharmaceuticals Corp. and Jupili Investments dated September 12, 2007
10.8(F)	Asset Purchase Agreement between Bennu Pharmaceuticals Inc., Raptor Pharmaceuticals Corp. and Convivia, Inc. dated October 17, 2007
10.9(F)	Snyder Pay-Off Letter between Bennu Pharmaceuticals Inc., Raptor Pharmaceuticals Corp. and Harold Snyder dated October 17, 2007
10.10(G)	Merger Agreement between Bennu Pharmaceuticals Inc. and Encode Pharmaceuticals, Inc. dated December 14, 2007*
10.11(G)	Pharmaceutical Development Services Agreement between Bennu Pharmaceuticals Inc. and Patheon Pharmaceuticals Inc. dated January 7, 2008*
10.12(G)	License Agreement between Encode Pharmaceuticals, Inc. and Regents of the University of California dated October 31, 2007*
10.13(G)	Amendment Number One to License Agreement between Encode Pharmaceuticals, Inc. (acquired by Bennu Pharmaceuticals Inc.) and the Regents of the University of California dated February 29, 2008*
10.14(J)	Securities Purchase Agreement, dated as of May 21, 2008, by and among the Company and the investors listed on the signature pages thereto
10.15(J)	Amendment to Securities Purchase Agreement, dated as of May 21, 2008, by and among the Company and the investors listed on the signature pages thereto
21.1**	Subsidiaries of Registrant

23.1	Consent of Burr, Pilger, Mayer, LLP
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1**	Power of Attorney (included in the signature page hereto)

(A)	The document referred to hereby is incorporated by reference from our current report on Form 8-K filed on May 4, 2006
(B)	The document referred to hereby is incorporated by reference from our Form 8-K filed on March 14, 2006
(C)	The document referred to hereby is incorporated by reference from our Schedule 14C filed on May 15, 2006
(D)	The document referred to hereby is incorporated by reference from our Form SB-2 filed on June 21, 2006
(E)	The document referred to hereby is incorporated by reference from our current report on Form 8-K filed on May 26, 2006
(F)	The document referred to hereby is incorporated by reference from our Form 10QSB filed on January 14, 2008
(G)	The document referred to hereby is incorporated by reference from our Form 10QSB filed on April 15, 2008
(H)	The document referred to hereby is incorporated by reference from our Form 8-K filed on May 22, 2008
(I)	The document referred to hereby is incorporated by reference from our Form 8-K/A filed on May 28, 2008
(J)	The document referred to hereby is incorporated by reference from our Form 10QSB filed on July 9, 2008
*	Certain portions of this agreement have been redacted and submitted to the Securities and Exchange Commission under a confidential treatment request pursuant to Rule 24b-2.
**	Included with original filing.